As filed with the Securities and Exchange Commission on June 2, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Activant Solutions Holdings Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	7373	74-1880779
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
804 Las Cimas Parkway
Austin, Texas 78746
(512) 328-2300
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Richard W. Rew II, Esq.
General Counsel and Secretary
804 Las Cimas Parkway
Austin, Texas 78746
(512) 328-2300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

Copies to:

Jeffrey B. Hitt, Esq. Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, Texas 75201 (214) 746-7700	Gerald S. Tanenbaum, Esq. Cahill Gordon & Reindel llp 80 Pine Street New York, New York 10005 (212) 701-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Offering Price(1)	Registration Fee(2)

Common stock, par value $0.000125 per share	$200,000,000	$23,540

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum offering price.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 2, 2005
Prospectus
                                     shares
Activant Solutions Holdings Inc.
Common stock
Activant Solutions Holdings Inc. is selling                      shares of common stock, and the selling stockholders identified in this prospectus are selling an additional                      shares. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. This is the initial public offering of our common stock. The estimated initial public offering price is between $          and $           per share.
Prior to this offering, there has been no public market for our common stock. We intend to apply to have our common stock listed on the Nasdaq National Market under the symbol AVNT.

	Per share	Total

Initial public offering price	$	$
Underwriting discount	$	$
Proceeds to Activant Solutions Holdings Inc., before expenses	$	$
Proceeds to selling stockholders, before expenses	$	$

The selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to                      additional shares of our common stock on the same terms and conditions set forth above to cover overallotments, if any.
Investing in our common stock involves a high degree of risk. See “Risk factors” beginning on page 12.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of common stock to investors on                     , 2005.

JPMorgan	Deutsche Bank Securities
                      , 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.
A-DIS, J-CON, VISTA and AConneX are registered trademarks of ours, and Eagle, Falcon, Gemini, CSD, IDW, IDX, Ultimate, Eclipse, Prism, Series 12, LOADSTAR, PartExpert, ePartExpert, ePartInsight Data Warehouse, Version 2, 4GL, Open ERP Solutions, INet, ECS Pro and Dimensions are trademarks of ours. Other products, services and company names mentioned in this prospectus are the service marks/trademarks of their respective owners.

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Prospectus summary
This summary highlights information contained elsewhere in this prospectus. Because this section is only a summary, it does not contain all of the information that may be important to you or that you should consider before making an investment decision. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including the information contained under the heading “Risk factors.” You should read the following summary together with the more detailed information, pro forma financial information and consolidated financial information and the notes thereto included elsewhere in this prospectus. In this prospectus, unless the context otherwise requires, the terms the “Company,” “we,” “us” and “our” refer to Activant Solutions Holdings Inc. and its consolidated subsidiaries. “ASI” refers to Activant Solutions Inc., our direct wholly owned subsidiary through which we conduct our operations, and “Speedware” refers to Speedware Corporation Inc. and its subsidiaries which we acquired in March 2005. References to “fiscal year” or “fiscal years” in this prospectus mean our fiscal year or years beginning October 1 and ending September 30.
Our business
We are a leading provider of business management solutions serving small and medium-sized businesses in four primary vertical markets: hardware and home center, lumber and building materials, the automotive parts aftermarket and wholesale distribution. Using a combination of proprietary software and extensive expertise in our vertical markets, we provide complete business management solutions for our customers. Our business management solutions provide tailored systems, product support and content and data services that are designed to meet the unique requirements of our customers. We provide fully integrated systems and services including point-of-sale, inventory management, general accounting and enhanced data management that enable our customers to manage their day-to-day operations. We believe our solutions allow our customers to increase sales, boost productivity, operate more cost efficiently, improve inventory turns and enhance trading partner relationships.
With over 25 years of operating history, we have developed substantial expertise in serving vertical markets. Based on the number of business locations where our solutions are installed, we believe that we have a leading market position in the United States in the hardware and home center and lumber and building materials vertical markets and the automotive parts aftermarket. The acquisition of Speedware in March 2005 reinforced our leading position in the lumber and building materials vertical market and made us one of the leading providers of business management solutions to distributors in the wholesale distribution vertical market in the United States.
Our systems consist of proprietary software applications, implementation and training and third-party hardware and peripherals. Depending on our customers’ size, complexity of business and technology requirements, we have a range of systems offerings that enables us to access a broad segment of the addressable market in each of the vertical markets we serve. Our systems revenues are generally derived from one-time sales and have grown at a compound annual growth rate of 15% since 2001. We also provide productivity tools and add-on modules, such as business intelligence, credit card signature capture and delivery tracking, that provide our customers with flexibility to deploy or implement our offerings individually or incrementally. Our services consist of product support, content and data and other services. Our services revenues are generally recurring in nature since they are derived primarily from monthly subscriptions to our support and maintenance services, our electronic automotive parts and application catalog, databases, connectivity and other services. For the six months ended March 31, 2005, our services revenues accounted for 60% of our total revenues.
We have built a large base of approximately 10,000 systems customers operating in over 20,000 business locations. Our electronic automotive parts and applications catalog is used in approximately 27,000 business locations (which includes our systems locations in the automotive parts aftermarket). In our experience, our systems and services are integral to the operations of our customers’ businesses and switching from our systems generally requires a great deal of time and expense and may present a significant operating risk for our customers. As a result, we have high levels of customer retention. For example, our average product support retention rate for the last three fiscal years for our Eagle product, one of our key business management solutions, has been greater than 95%.
We have developed strategic relationships with key market participants in the hardware and home center and lumber and building materials vertical markets and the automotive parts aftermarket. For example, we are the preferred or a recommended business management solutions provider for our major customers, including the members of the Ace Hardware Corp., True Value Company and Do it Best Corp. cooperatives and for Aftermarket Auto Parts Alliance, Inc. In addition, we have licensing agreements with key participants in each of our vertical markets, including O’Reilly Automotive, Inc., Central Garden & Pet Company and Parr Lumber Company. We believe that these referenceable relationships are evidence of the strength of our solutions and differentiate us from our competitors.
Market opportunity
The vast majority of our customer base is comprised of small and medium-sized businesses. We believe that these businesses are increasingly taking advantage of information technology to more effectively manage their operations. According to industry sources, information technology spending, including spending on systems and services such as ours and other technology, by businesses with less than 1,000 employees is expected to grow approximately 8.0% in 2005, outpacing the growth in spending by larger enterprises. We have identified a number of common factors driving demand for technology solutions within our vertical markets:

•	Need for turnkey business management solutions. To meet the challenges of today’s competitive environment, small and medium-sized businesses demand products and services designed to fulfill unique business needs within a particular vertical market.

•	Complex supply chains. Our customers operate in markets that have multi-level supply chains consisting of service dealers, builders and other professional installers and do-it-yourselfers that order parts or products from local or regional stores and distributors.

•	Inventory management. Our customers operate in complex distribution environments and manage, market and sell large quantities of diverse types of products, requiring them to manage extensive inventory.

•	Under-utilization of technology. We believe small and medium-sized businesses are under-utilizing technology and need to upgrade their older systems or purchase new systems in order to remain competitive.

•	High customer service requirements. Our customers seek to differentiate themselves in their respective marketplaces by providing a high degree of customer service.

Vertical market focus
Our business management solutions serve four primary vertical markets where we have developed specific expertise and have a significant presence. These vertical markets consist of:
Hardware and home center. The hardware and home center vertical market consists of independent hardware retailers, home improvement centers, paint, glass and wallpaper stores, agribusiness, and retail nurseries and gardens. Dun & Bradstreet currently estimates that the hardware and home center vertical market generates approximately $210 billion in annual revenues of which approximately $66 billion are generated by small and medium-sized businesses (as we define by annual revenues ranging from $300,000 to $1.0 billion).
Lumber and building materials. Lumber and building materials dealers operate independent lumber and building material yards and purchase directly from mills or buying groups. Lumber and building materials dealers are primarily focused on meeting the needs of professional builders and contractors that have specific service requirements. Dun & Bradstreet currently estimates that the lumber and building materials vertical market generates approximately $98 billion in annual revenues of which approximately $40 billion are generated by small and medium-sized businesses (as we define by annual revenues ranging from $1.0 million to $1.0 billion).
Automotive parts aftermarket. The automotive parts aftermarket consists of the manufacture, distribution, sale and installation of new and remanufactured parts used in the maintenance and repair of automobiles and light trucks. Dun & Bradstreet currently estimates that the automotive parts aftermarket generates approximately $120 billion in annual revenues of which approximately $69 billion are generated by small and medium-sized businesses (as we define by annual revenues ranging from $300,000 to $1.0 billion).
Wholesale distribution. The wholesale distribution vertical market includes distributors of a range of products including electrical supply, plumbing, heating and air conditioning, brick, stone and related materials, roofing, siding, insulation, industrial machinery and equipment, industrial supplies and service establishment equipment. Dun & Bradstreet currently estimates that the wholesale distribution vertical market generates approximately $377 billion in annual revenues of which approximately $262 billion are generated by small and medium-sized businesses (as we define by annual revenues ranging from $2.5 million to $1.0 billion).
Growth strategy
Our objective is to maintain and leverage our position as a leading provider of turnkey business management solutions to the vertical markets we serve. The key components of our growth strategy to achieve this objective are:

•	Grow our customer base in the hardware and home center, lumber and building materials and wholesale distribution vertical markets;

•	Re-establish growth in the automotive parts aftermarket;

•	Cross-sell additional products and services to our installed base of customers;

•	Upgrade existing customers operating older products;

•	Invest in product development; and

•	Selectively pursue strategic acquisitions, including acquisitions that extend our presence into complementary vertical markets.

Our sponsor
Affiliates of Hicks, Muse, Tate & Furst Incorporated, or Hicks Muse, a Dallas-based private equity firm, made their initial investment in us in 1996 and made a subsequent investment in 1999. Prior to this offering, substantially all of our common stock was owned by affiliates of Hicks Muse. Since 1989, Hicks Muse has completed or currently has pending more than 400 transactions with a total capital value of over $50.0 billion. See “Principal and selling stockholders.”
Following this offering, approximately      % of our common stock will be controlled by affiliates of Hicks Muse.
Our corporate information
We are a holding company and conduct our operations through ASI and its subsidiaries. We were incorporated in Texas in 1976 under the name Cooperative Computing, Inc. and changed our name to Cooperative Computing Holding Company, Inc. in 1997. We reincorporated in Delaware in 1999, and in October 2003, we changed our name to Activant Solutions Holdings Inc. Our principal executive offices are located at 804 Las Cimas Parkway, Austin, Texas 78746, and our telephone number at that address is (512) 328-2300. Our Internet address is www.activant.com. Information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

The offering

Common stock offered:
By us:	shares
By the selling stockholders:	shares
Total offered hereby:	shares
Common stock to be outstanding immediately following the offering:	shares
Use of proceeds:	We intend to use the net proceeds received by us in connection with this offering, together with borrowings under our new senior credit facility, to finance the purchase of our outstanding 10 1/2% senior notes due 2011 and floating rate senior notes due 2010 tendered to us in the tender offers to be commenced prior to the consummation of this offering and to make a payment of $ million to an affiliate of Hicks Muse in connection with the termination of existing monitoring and oversight and financial advisory agreements. See “Use of proceeds.”
Dividend policy:	We do not anticipate paying any cash dividends on our common stock.
Proposed Nasdaq National Market symbol:	AVNT
Risk factors:	See “Risk factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in shares of our common stock.
The number of shares of our common stock outstanding after this offering is based on                      shares of common stock outstanding as of                     , 2005, and excludes:

•	shares of our common stock reserved for issuance upon exercise of stock options granted under our stock option plans, at a weighted average exercise price of $ per share; and

•	shares of our common stock reserved for issuance pursuant to future grants under our new 2005 equity incentive plan.
Other information about this prospectus
Unless specifically stated otherwise, the information in this prospectus:

•	reflects the conversion, immediately prior to the completion of this offering, of each outstanding share of class A common stock into an aggregate of shares of our common stock;

•	reflects a stock split of our shares of common stock;

•	assumes an initial public offering price of $ per share, which is the midpoint of the range set forth on the front cover of this prospectus;

•	reflects a grant of shares of restricted stock to be issued to certain members of our management team;

•	assumes no exercise of the underwriters’ over-allotment option;

•	gives effect to borrowings under our new senior credit facility;

•	assumes all of our outstanding 10 1/2% senior notes due 2011 and floating rate senior notes due 2010 are tendered and purchased in the tender offers; and

•	reflects the filing, immediately prior to the consummation of this offering, of our amended and restated certificate of incorporation, referred to in this prospectus as our certificate of incorporation, and the adoption of our amended and restated by-laws, referred to in this prospectus as our by-laws, implementing the provisions described under “Description of capital stock.”

Summary unaudited pro forma condensed
combined financial information
The summary unaudited pro forma condensed combined financial information for the year ended September 30, 2004 and the six months ended March 31, 2005, under the heading “Pro forma for the Speedware acquisition,” gives effect to the Speedware acquisition (including the related offering of our floating rate senior notes due 2010), as if such acquisition had occurred at the beginning of the respective periods. The summary unaudited pro forma condensed combined financial information for the year ended September 30, 2004 and the six months ended March 31, 2005, under the heading “Pro forma for the Speedware acquisition and this offering,” gives further effect to this offering and borrowings under our new senior credit facility, and the application of the net proceeds from this offering and such borrowings, as if each had occurred at the beginning of the respective periods. The unaudited pro forma condensed balance sheet information as of March 31, 2005, under the heading “Pro forma for the acquisition of the remaining 4% of Speedware and this offering,” gives effect to the purchase of the remaining 4% of Speedware’s common stock on April 7, 2005, to this offering and to the borrowings under our new senior credit facility, as well as to the application of the net proceeds from this offering and such borrowings, as if they had occurred as of March 31, 2005. The summary unaudited pro forma condensed combined financial information does not purport to be indicative of the results that would have been obtained had the transactions reflected therein been completed as of the assumed dates or that may be obtained in the future.

The summary unaudited pro forma condensed combined financial information set forth below should be read in conjunction with “Unaudited pro forma condensed combined financial information,” “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations,” our and Speedware’s audited historical consolidated financial statements and the related notes thereto and our and Speedware’s unaudited condensed consolidated interim financial statements and the related notes thereto, each included elsewhere in this prospectus.

	Year ended				Six months ended
	September 30, 2004				March 31, 2005

Pro forma Pro forma
				for the			for the
		Pro forma		Speedware		Pro forma	Speedware
		for the		acquisition		for the	acquisition
(Dollars in thousands, except	Company	Speedware		and this	Company	Speedware	and this
per share amounts)	historical	acquisition(1)		offering	historical	acquisition(1)	offering

Statement of operations data:
Total revenues	$225,806	$266,028		$	$119,087	$148,018	$
Total cost of revenues	109,773	126,024			56,504	67,570

Gross profit	116,033	140,004			62,583	80,448
Total operating expenses	75,389	94,793			38,469	51,072
Total operating income	40,644	45,211			24,114	29,376
Interest expense	(19,367)	(31,367)			(9,719)	(14,844)
Net income	$16,767	$12,282		$	$9,172	$8,973	$
Net income per share:
Basic	$0.38	$0.28		$	$0.21	$0.20	$
Diluted	$0.25	$0.18		$	$0.13	$0.13	$
Other financial data:
Revenues by vertical market:
Automotive parts aftermarket	$105,924	$105,924		$	$49,957	$49,957
Hardware and home center	76,606	76,606			43,172	43,172
Lumber and building materials	36,869	64,384			22,381	36,367
Wholesale distribution	6,407	10,802	(2)		3,577	12,752
Other revenues (3)	—	8,312			—	5,770

Total revenues	$225,806	$266,028			$119,087	$148,018
Total operating income	40,644	45,211			24,114	29,376
Depreciation	5,415	6,294			2,538	2,899
Amortization	11,169	13,429			3,999	5,129
Capital expenditures	10,057	10,462			3,772	4,005

(1) For a description of certain adjustments to the financial data presented under the columns entitled “Pro forma for the Speedware acquisition” see “Unaudited pro forma condensed combined financial information,” included elsewhere in this prospectus.

(2) Prelude Systems Inc., a provider of business management solutions to the wholesale distribution market, was acquired by Speedware on July 19, 2004. As a result, Speedware’s historical results of operations for the fiscal year ended September 30, 2004 only reflect Prelude’s results from the period July 19, 2004 through September 30, 2004.
(3) Represents revenues from migration and application development tools and OpenERP, which were acquired in the Speedware acquisition.

		Pro forma
		for the acquisition
		of the remaining
		4% of Speedware
(Dollars in thousands)	March 31, 2005	and this offering

Balance sheet data:
Cash and cash equivalents	$58,417	$
Total assets	339,269
Total debt, net of discount (including current portion)	275,914

Summary historical consolidated financial information
The summary historical consolidated financial information for each of the fiscal years ended September 30, 2002, 2003 and 2004 and the summary balance sheet data as of September 30, 2003 and 2004 were derived from our audited historical consolidated financial statements appearing elsewhere in this prospectus. The summary historical consolidated financial information for the six months ended March 31, 2004 and 2005 and the selected consolidated balance sheet data as of March 31, 2004 and 2005 were derived from our unaudited consolidated financial statements.
The summary historical consolidated financial information set forth below should be read in conjunction with “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations,” our audited historical consolidated financial statements and the related notes thereto and our unaudited condensed consolidated interim financial statements and the related notes thereto, each included elsewhere in this prospectus. The summary historical consolidated financial information for the six months ended March 31, 2005 does not reflect the results of Speedware, which was acquired on March 30, 2005. The selected consolidated balance sheet data as of March 31, 2005 reflects the Speedware acquisition.

				Six months ended
	Year ended September 30,			March 31,
(Dollars in thousands, except per share
amounts)	2002	2003	2004	2004	2005

Statements of operations data:
Total revenues	$218,705	$221,546	$225,806	$112,002	$119,087
Total cost of revenues	111,764	111,777	109,773	52,805	56,504

Gross profit	106,941	109,769	116,033	59,197	62,583
Operating expenses	77,764	76,364	75,389	35,169	38,469

Total operating income	29,177	33,405	40,644	24,028	24,114
Interest expense	(14,054)	(14,782)	(19,367)	(9,913)	(9,719)
Net income	9,368	7,815	16,767	12,612	9,172
Net income (loss) attributable to common stock	$(8,518)	$(10,047)	$16,767	$12,612	$9,172
Net income (loss) per share:
Basic	$(0.24)	$(0.33)	$0.38	$0.29	$0.21
Diluted	$(0.24)	$(0.33)	$0.25	$0.19	$0.13
Other financial data:
Revenues by segment:
Systems revenues	$59,452	$68,708	$81,956	$40,867	$47,570
Product support revenues	87,755	85,770	79,193	39,726	39,612
Content and data services revenues	62,597	59,553	57,345	28,607	28,746
Other revenues	8,901	7,515	7,312	2,802	3,159
Depreciation	6,852	6,804	5,415	2,751	2,538
Amortization	12,477	15,964	11,169	5,473	3,999
Capital expenditures	13,161	12,525	10,057	4,793	3,772

	September 30,		March 31,

(Dollars in thousands)	2003	2004	2004	2005

Selected balance sheet data:
Cash and cash equivalents	$10,215	$32,065	$32,832	$58,417
Total assets	202,285	188,905	208,788	339,269
Total debt, net of discount (including current portion)	173,300	155,714	173,229	275,914

Risk factors
You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations.
Risks relating to our business
Our quarterly systems revenues and other operating results can be difficult to predict and may fluctuate substantially, which may result in volatility in the price of our common stock.
Our systems revenues have increased from approximately 27% of our total revenues for fiscal year 2002 to approximately 36% and 40% of our total revenues for fiscal year 2004 and the six months ended March 31, 2005, respectively. We expect our systems revenues to continue to represent a larger percentage of our total revenues. The sales cycle for our systems generally ranges from 30 days to 12 months, and it may be difficult to predict when a customer will complete the sales cycle, if at all. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenditures accordingly. The delay or failure to complete systems sales in a particular quarter would reduce our revenues in that quarter and until any such sale is made, as well as reduce revenues in any subsequent quarters over which revenues for any such sale would likely be recognized. In addition to the foregoing, our quarterly revenues and other operating results may fluctuate due to other factors including:

•	the timing of development, introduction and market acceptance of new products or product enhancements;

•	product and price competition;

•	changes in the mix of lower-margin systems revenues and higher-margin services revenues;

•	changes in our operating expenses;

•	the timing of acquisitions or divestitures;

•	software defects or other product quality problems related to our products;

•	our ability to hire, train and retain sufficient sales, service and other personnel;

•	our ability to scale our implementation and product support processes; and

•	fluctuations in economic and financial market conditions.
This variability may lead to volatility in the price of our common stock as equity research analysts and investors respond to these quarterly fluctuations. Because of quarterly fluctuations, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Moreover, our operating results may not meet our announced guidance or the expectations of equity research analysts or investors, in which case the price of our common stock could decrease significantly.

If our business management solutions do not support our customers’ future needs or become obsolete, our revenues could decline significantly and our operating results could be materially adversely affected.
The competitiveness of our business management solutions is determined by technological advances, adoption of evolving industry standards and new product introductions. Our future success will depend in part on our ability to:

•	maintain and enhance our systems and services;

•	successfully anticipate or respond to our customers’ needs and requirements; and

•	develop and market our electronic automotive parts and applications catalog and other products and services that meet changing customer needs.
We cannot assure you that we will effectively respond to the changing technological requirements of our vertical markets. To the extent we determine that new software and hardware technologies are required to remain competitive or our customers demand more advanced offerings, the development, acquisition and implementation of these technologies are likely to require significant capital investments by us. We cannot assure you that capital will be available for these purposes or that investments in technologies will result in commercially viable products. In addition, we cannot assure you that we will be able to maintain our electronic automotive parts and applications catalog or introduce new versions or releases in a timely manner, or that we will be able to implement these new versions or releases in a manner that will meet the needs of our customers and maintain their proprietary nature. In the event we are not able to respond to changing technological requirements in our vertical markets or our customers’ needs, our revenues could decline significantly and our operating results could be materially adversely affected.
If we do not develop new relationships and maintain our existing relationships with key customers and/or key market participants, our revenues could decline significantly and our operating results could be materially adversely affected.
We have developed strategic relationships with key market participants in the hardware and home center and lumber and building materials vertical markets and the automotive parts aftermarket. For example, we are the preferred or a recommended business management solutions provider for our major customers, including the members of the Ace Hardware Corp., True Value Company and Do it Best Corp. cooperatives and for Aftermarket Auto Parts Alliance, Inc. Our licensing agreements with Ace Hardware Corp. and True Value Company have initial terms ending in September 2005 and December 2005, respectively. We believe that our ability to increase revenues depends in part upon maintaining our existing customer and market relationships and developing new relationships. We may not be able to renew or replace our existing licensing agreements upon expiration or maintain our market relationships that allow us to market and sell our products effectively. The loss of key customers or other key relationships, in whole or in part, could materially adversely impact our business.
General Parts, Inc., one of our largest customers, intends to discontinue the use of certain of our products and, as a result, our revenues in the automotive parts aftermarket could decline significantly and our operating results could be materially adversely affected.
One of our largest customers, General Parts, Inc., or GPI, directly represented 9.4% of our total revenues for fiscal year 2004 and 8.0% of our total revenues for the six months ended

March 31, 2005. In June 2004, GPI informed us of its intention to replace our J-CON parts store system with its own branded product at its company-owned stores and to recommend that its independent affiliated stores also replace the J-CON system. We believe this transition will occur over two years. J-CON system sales revenues and product support revenues for all of GPI’s company-owned stores and independent affiliated stores were approximately $1.8 million and $7.5 million, respectively, for fiscal year 2004 and approximately $0.1 million and $3.6 million, respectively, for the six months ended March 31, 2005.
In January 2005, GPI informed us that it also intends to discontinue the use of our electronic automotive parts and applications catalog at its company-owned and independent affiliated stores. Though we are uncertain of the precise timing of GPI’s transition from our catalog to a newly developed custom GPI catalog, we expect that it will occur over two years as GPI rolls out its new store system. We are working with GPI to maintain as much of that catalog business as possible, but cannot predict how much, if any, of such business we will be able to retain. Our electronic automotive parts and applications catalog revenues from GPI’s and its independent affiliated stores’ J-CON systems were approximately $6.5 million for fiscal year 2004 and $3.2 million for the six months ended March 31, 2005.
In addition, our long-term contractual relationship with GPI for A-DIS services expires in 2007. We cannot provide any assurances that we will be able to maintain this relationship in the future. A-DIS services represented $3.7 million of revenues for fiscal year 2004 and $1.7 million of revenues for the six months ended March 31, 2005. Connectivity and other revenues attributable to GPI were $1.7 million in fiscal year 2004 and $0.9 million for the six months ended March 31, 2005.
Total revenues attributable to GPI for fiscal year 2004 and the six months ended March 31, 2005, including J-CON systems and services, electronic automotive parts and applications catalog, A-DIS systems and services and connectivity revenues, were $21.2 million and $9.5 million, respectively.
A significant portion of our revenues is based on our subscription services revenues, which generally are not governed by long-term contracts, and therefore, if our current customers do not continue their subscriptions, our revenues could decline significantly and our operating results could be materially adversely affected.
Our product support and content and data services are typically provided on a monthly subscription basis, subject to cancellation on 30 to 60 days’ notice without penalty. Accordingly, we cannot assure you that our customers will continue to subscribe to our services. As we stop actively improving and selling several of our older systems, we experience reduced rates of customer retention which has been particularly evident in the automotive parts aftermarket. These developments have resulted in a decrease in our automotive parts aftermarket product support revenues from $19.1 million for the six months ended March 31, 2004 to $17.8 million for the six months ended March 31, 2005, representing a decrease of 7%. We expect the decreases in automotive parts aftermarket product support revenues to continue, although we cannot predict with certainty the magnitude of future decreases.

If our existing customers that operate older systems do not upgrade or delay upgrading to our current generation of systems or upgrade to a competitive system, our operating results could be materially adversely affected.
A large number of our existing customers currently operate older systems that we service and maintain but do not actively sell. Although we have developed upgrade paths for these older systems, we cannot predict if or when our customers will upgrade to newer technologies. If customers do not upgrade or delay the upgrade cycle, or if they upgrade to a competitive system, our systems sales and services revenues and operating results could be materially adversely affected.
We rely on third-party information for our electronic automotive parts and applications catalog and we are increasingly facing pressure to present our electronic automotive parts and applications catalog in a flexible format, each of which could expose us to a variety of risks we cannot control.
We are dependent upon third parties to supply information for our electronic automotive parts and applications catalog. Currently, we obtain most of this information without a contract, either free of charge or we receive a fee for inputting the information. In the future, more third-party suppliers may require us to enter into a license agreement and/or pay a fee for the use of the information or may make it more generally available to others. For example, an industry association is currently developing a data collection format that would make this information more accessible to consumers and provide it in a more usable format. We rely on this third-party information to continuously update our catalog. In addition, as a result of competitive pressures, we may begin providing our electronic automotive parts and applications catalog in a flexible format which could make it more difficult for us to maintain control over the way information presented in our catalog is used. Any change in the manner or basis on which we currently receive this information or in which it is made available to others could have a material adverse effect on our electronic automotive parts and applications catalog business, which could have a material adverse effect on our business and results of operations.
The costs and difficulties of integrating Speedware or future acquisitions could impede our future growth, diminish our competitiveness and materially adversely affect our operations.
In March 2005 we acquired Speedware, which increased the size and geographic scope of our operations. As a result, our management’s attention will be focused, in part, on the integration process for the foreseeable future. Additionally, we may pursue additional acquisitions as part of our expansion strategy or to augment our sales. However, we may be unable to identify additional potential acquisition targets, integrate and manage successfully any acquired businesses, including Speedware, achieve a substantial portion of any anticipated cost savings or other anticipated benefits from the Speedware acquisition or other acquisitions in the timeframe we anticipate, or at all. Acquisitions, including Speedware, involve numerous risks, such as difficulties in the assimilation of the operations, technologies, services and products of the acquired companies, risks related to potential unknown liabilities associated with acquired business, personnel turnover and the diversion of management’s attention from other business concerns.
In addition, a significant portion of the purchase price of Speedware was allocated to acquired goodwill, which must be assessed for impairment at least annually. In the future, if the Speedware business does not yield expected financial results we may be required to take charges to our earnings based on this impairment assessment process, which could materially adversely affect our financial position.
The costs and difficulties of expanding our product offerings into our existing or other adjacent vertical markets could impede our future growth and materially adversely affect our operations.
We may seek to expand our product offerings into existing or other adjacent vertical markets and may incur additional product development and sales and marketing costs. We are configuring some of our existing products for use in our existing vertical markets. For example, we are currently developing a version of Eagle, a Windows-based system which has versions currently targeted at our hardware and home center, lumber and building materials and wholesale distribution vertical markets, that will target the automotive parts aftermarket. If we fail to expand or are unsuccessful in our planned expansion of our product offerings into our existing or adjacent other vertical markets in the timeframe we anticipate, or at all, our future growth and operating results could be materially adversely affected.
The vertical markets in which we operate are competitive and our failure to effectively compete could erode our market share and/or profit margins.
The vertical markets we serve are highly fragmented and served by many competitors. In the hardware and home center and lumber and building materials vertical markets we compete primarily with smaller, niche-focused companies, many of which target specific geographic regions. In the automotive parts aftermarket we compete primarily with smaller software companies that operate regionally or in a specific niche of the market. Many of these competitors price their products and services significantly below our prices which over time may impact our pricing and profit margins. We compete with several companies that are larger, or have greater market penetration, than us in the wholesale distribution vertical market, including Infor Distribution Essentials, Prophet 21, Inc. and Intuit Inc.’s Eclipse product line. In addition, there are also several niche competitors in the wholesale distribution vertical market. Further, several large software companies have made public announcements regarding the attractiveness of various small and medium-sized business markets and their intention to expand their focus in these markets, including Intuit Inc., Microsoft Corporation, Oracle Corporation, SAP AG and The Sage Group plc. To date, we have rarely competed directly with any of these larger software companies; however, there can be no assurance that we will not do so in the future. Our present and future competitors may have greater financial and other resources than we do and may develop better solutions than those offered by us. If increased spending is required to maintain market share or a rapid technological change in the industry occurs, we may encounter additional competitive pressures which could materially adversely affect our market share and/or profit margin.
Future consolidation among our customers and other businesses in the markets in which we operate may reduce our revenues, which would negatively impact our financial performance.
The markets we serve are highly fragmented. These markets have in the past and are expected to continue to experience consolidation. For example, the hardware and home center and lumber and building materials vertical markets have experienced consolidation as retail hardware stores and lumber and building materials dealers try to compete with mass merchandisers such as The Home Depot Inc., Lowe’s Companies, Inc. and Menard, Inc. In addition, in the automotive parts aftermarket, many large distributors have been acquiring smaller chains and independent stores. We may lose customers as a result of this consolidation. Our customers may be acquired by companies with their own proprietary systems or by companies that utilize a competitor’s system, or our customers may be forced to shut-down due to this competition. Additionally, if original equipment manufacturers successfully increase sales into the automotive parts aftermarket, our customers in this vertical market may lose revenues which could adversely affect their ability to purchase and maintain our solutions or stay in business.
If we fail to adequately protect our proprietary rights and intellectual property or become subject to adverse claims alleging infringement of third-party proprietary rights, we may incur unanticipated costs and our competitive position may suffer.
Our success and ability to compete effectively depend in part on our proprietary technology. We have approximately 240 registered copyrights, 115 registered trademarks and five registered patents in the United States. We attempt to protect our proprietary technology through the use of trademarks, patents, copyrights, trade secrets and confidentiality agreements with our employees. There can be no assurance, however, that we will be able to adequately protect our technology or that competitors will not develop similar technology independently.
Additionally, we are subject to the risk that we are infringing on the proprietary rights of third parties. Although we are not aware of any infringement by our technology on the proprietary rights of others and are not currently subject to any legal proceedings involving claimed infringements, we cannot assure you that we will not be subject to such third-party claims, litigation or indemnity demands and that these claims will not be successful. If a claim or indemnity demand were to be brought against us, it could result in costly litigation or product shipment delays or force us to stop selling such product or providing such services or to enter into royalty or license agreements.
We have a substantial amount of debt which could have negative consequences on our business in the future.
After giving effect to this offering and anticipated borrowings under our new senior credit facility, as well as the application of the net proceeds of this offering and such borrowings, our total outstanding indebtedness will be approximately $           million and we will have an additional $           million available under the revolving portion of our new senior credit facility. Our pro forma total interest expense for fiscal year 2004 and for the six months ended March 31, 2005 was approximately $           million and $           million, respectively. In addition, in the event that less than all of our 10 1/2% senior notes due 2011 and floating rate senior notes due 2010 are tendered in the tender offer, we will have additional debt outstanding and will incur additional interest expense. These notes, if any remain outstanding, are callable at a premium beginning in March 2006 and June 2007, respectively. Our substantial indebtedness may have important consequences to you, including:

•	limiting cash flow available to fund our working capital, capital expenditure or other general corporate requirements and acquisitions;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of interest rate fluctuations to the extent we pay interest at variable rates on our debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditure or other general corporate requirements and acquisitions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and industry; and

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness.
See “Description of certain indebtedness.”
We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which would materially adversely affect our financial condition and results of operations.
Our ability to make principal and interest payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations in the amounts projected or at all, or if future borrowings are not available to us under our new senior credit facility in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, our financial condition and results of operations may be adversely affected. If we cannot generate sufficient cash flow from operations to make scheduled principal and interest payments on our debt obligations in the future, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures or seek additional equity. If we are unable to refinance any of our indebtedness on commercially reasonable terms or at all or to effect any other action relating to our indebtedness on satisfactory terms or at all, our business may be materially adversely affected.
We are and will continue to be subject to restrictive debt covenants that limit our business flexibility by imposing operating and financial restrictions on our operations.
Our new senior credit facility will impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

•	the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

•	the payment of dividends on, and purchase or redemption of, capital stock;

•	other restricted payments, including investments and repayment of indebtedness;

•	acquisitions and sales of assets;

•	the creation of liens; and

•	consolidations, mergers and transfers of all or substantially all of our assets.
In addition, our new senior credit facility will require us to maintain specified financial ratios and satisfy other financial tests. Our ability to comply with these ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions.
A breach of any of these covenants, ratios or tests could result in a default under our new senior credit facility. In addition, upon the occurrence of an event of default under our new senior credit facility, the lenders could elect to declare all amounts outstanding under our new senior credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness which would cause the market price of our common stock to decline significantly and would materially adversely affect the cash that we have available for distribution to you.
Our software and information services could contain design defects or errors which could affect our reputation, result in significant costs to us and impair our ability to sell our products.
Our software and information services are highly complex and sophisticated and could, from time to time, contain design defects or errors. Additionally, third-party information supplied to us for inclusion in our electronic automotive parts and applications catalog may not be complete, accurate or timely. We cannot assure you that these defects or errors will not delay the release or shipment of products or, if the defect or error is discovered only after customers have received the products, that these defects or errors will not result in increased costs, litigation, customer attrition, reduced market acceptance of our systems and services or damage to our reputation.
Interruptions in our connectivity applications could disrupt the services that we provide and materially adversely affect our business and results of operations.
Certain of our customers depend on the efficient and uninterrupted operation of our software connectivity applications, such as AConneX, which are maintained in our data center located in Austin, Texas. These applications are vulnerable to damage or interruption from a variety of sources, including natural disasters, telecommunications failures and electricity brownouts or blackouts. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our connectivity applications. We have concluded it is not cost effective at this time to maintain any secondary “off-site” systems to replicate our connectivity applications, and we do not maintain and are not contractually required to maintain a formal disaster recovery plan with respect to these applications. To the extent that any disruptions result in a loss or damage to our data center and our connectivity applications, it could result in damage to our reputation and lost revenues due to adverse customer reactions.
In the event of a failure in a customer’s computer system installed by us, a claim for damages may be made against us regardless of our responsibility for the failure, which could expose us to liability.
We provide business management solutions that we believe are critical to the operations of our customers’ businesses and provide benefits that may be difficult to quantify. Any failure of a customer’s system installed by us could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we attempt to limit our contractual liability for damages resulting from negligent acts, errors, mistakes or omissions in rendering our services, we cannot assure you that the limitations on liability we include in our agreements will be enforceable in all cases, or that those limitations on liability will otherwise protect us from liability for damages. Furthermore, there can be no assurance that our insurance coverage will be adequate or that coverage will remain available at acceptable costs. Successful claims brought against us in excess of our insurance coverage could seriously harm our business, prospects, financial condition and results of operations. Even if not successful, large claims against us could result in significant legal and other costs and may be a distraction to our senior management.
Our success depends in part upon members of our senior management team, and our inability to attract and retain qualified management personnel could have a negative effect on our ability to operate our business.
Our success and ability to implement our business strategy, including integrating acquisitions, depend upon the continued contributions of our management team and others, including our technical employees. Our future success also depends on our ability to attract and retain qualified personnel. In addition, we may be required to increase compensation in order to attract and retain qualified personnel. Our inability to attract and retain members of our senior management team or other qualified personnel could reduce our revenues, increase our expenses and reduce our profitability.
Prolonged unfavorable general economic and market conditions could materially adversely affect our business.
We sell our systems and services to a large number of small and medium-sized businesses. These businesses may be more likely to be impacted by unfavorable general economic and market conditions than larger and better capitalized companies. Furthermore, the businesses of our customers in the hardware and home center and lumber and building materials vertical markets are affected by trends in the new housing and home improvements market, and those customers in the wholesale distribution vertical market are affected by trends in general construction and industrial production markets, which could be negatively impacted by an increase in interest rates or a decline in the general economy. Therefore, unfavorable general economic and market conditions in the United States and internationally (including as a result of terrorist activities) could have a negative impact on our sales. To the extent that these conditions result in continued instability of capital markets, reductions in capital expenditures or spending on information technology, longer sales cycles, deferral or delay of customer orders or the inability to effectively market our products, our business could be materially adversely affected.
We will incur increased costs as a publicly traded company.
Although ASI has been filing periodic reports under the Securities and Exchange Act of 1934 for some time, our common stock has not previously been publicly traded. Accordingly, as a publicly traded company, we will incur significant legal, accounting and other expenses that we did not previously incur. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission, or the SEC, and the Nasdaq National Market, have required changes in disclosure and corporate governance practices of publicly traded companies. We expect that the applicability to us of these rules and regulations will increase our legal and financial compliance costs and make some activities more time-consuming and costly. We also expect that these rules and regulations will make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, but we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
Risks related to this offering
We expect that our stock price will fluctuate significantly after the completion of this offering.
Prior to this offering, you could not buy or sell our common stock publicly. Following this offering, an active public market for our common stock may not develop or be sustained. We will negotiate and determine the initial public offering price with the underwriters based on several factors. The market price of our common stock may decline from the initial public offering price. Accordingly, you may be unable to sell your shares of our common stock at or above the initial public offering price. Stock markets, particularly in recent years and particularly with regard to technology-related stocks, have experienced significant volatility. Factors that could cause this volatility in the market price of shares of our common stock include:

•	variations in our quarterly and annual operating results;

•	changes in financial estimates or investment recommendations by securities analysts related to our common stock;

•	the gain or loss of significant customers and/or key industry relationships;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions, strategic contracts, commercial relationships and new technologies;

•	actions by institutional and other stockholders;

•	changes in the market values of public companies that operate in our vertical markets;

•	the operations and stock performance of our competitors and companies deemed comparable by investors and securities analysts;

•	additions or departures of senior management or other key personnel; and

•	general market conditions, including economic conditions in the markets we serve as well as changes in interest rates.
These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of our common stock at prices they deem acceptable and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the issuers thereof. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our senior management.
Future sales of shares of our common stock by our existing stockholders, including Hicks Muse, may cause our stock price to fall.
The market price of our common stock could decline as a result of sales by our existing stockholders, including Hicks Muse, of shares of our common stock in the market after this offering, or the perception that such sales could occur. These sales, or the perception of sales,

might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. As of                     , 2005, we had                      shares of common stock outstanding. In addition, we had outstanding options to purchase                      shares of our common stock, with a weighted-average exercise price of $           per share, and                      additional shares available for future awards under our new 2005 equity incentive plan. All of our outstanding shares of common stock, as well as the shares of our common stock issuable upon exercise of outstanding stock options, are or will be freely tradable without restriction or further registration under the federal securities laws after the applicable lock-up period expires, subject to compliance with the volume limitations and other conditions of Rule 144 in the case of shares sold by persons who may be deemed to be our affiliates. It is anticipated that the                      shares of restricted stock to be issued under our new 2005 equity incentive plan at or prior to the consummation of the offering will become freely tradable without restriction or further registration under the federal securities laws on the first anniversary of the date of issuance subject to compliance with the volume limitations and other conditions of Rule 144.
The lock-up agreements delivered by our executive officers, directors and substantially all of our existing stockholders provide that J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., in their sole discretion, may release those parties, at any time or from time to time and without notice, from their obligation not to dispose of shares of our common stock for a period of 180 days after the date of this prospectus. J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. have no pre-established conditions to waiving the terms of the lock-up agreements, and any decision by them to waive those conditions would depend on a number of factors, which may include market conditions, the performance of our common stock in the market and our financial condition at that time. If the restrictions in any of the lock-up agreements are waived, additional shares of our common stock will be available for sale into the public market, subject to applicable securities laws, which could reduce the market price for shares of our common stock. See “Shares eligible for future sale.”
Your ability to influence corporate decisions may be limited because certain significant stockholders whose interests may be different than yours will control us after the offering.
Upon completion of this offering, approximately      % of our common stock will continue to be controlled by affiliates of Hicks Muse. By virtue of such stock ownership, such Hicks Muse affiliates will have the power to control the election of our Board of Directors, our management and policies and to determine the outcome of most corporate transactions or other matters required to be submitted to our stockholders for approval.
As their interests may be different from your interests, these affiliates of Hicks Muse may exercise control over us in a manner detrimental to your interests. For example, Hicks Muse could delay, deter or prevent a change of control or other business combination that might otherwise be beneficial to our stockholders. In addition, this significant concentration of common stock ownership may adversely affect the market price for our common stock because investors often perceive disadvantages in owning stock in companies with a concentration of ownership in a few stockholders. See “Principal and selling stockholders.”
We are a “controlled company” within the meaning of the Nasdaq National Market rules and as a result will qualify for exemptions from certain corporate governance requirements.
Because funds affiliated with Hicks Muse will own in excess of 50% of our outstanding shares of common stock after the completion of this offering, we will be deemed a “controlled company” under the rules of the Nasdaq National Market. As a result, we will qualify for the

“controlled company” exception to the board of directors and board committee requirements under the rules of the Nasdaq National Market. Pursuant to this exception, so long as affiliates of Hicks Muse continue to own more than 50% of our outstanding shares of common stock, we will be exempt from the rules that would otherwise require that our Board of Directors be comprised of a majority of “independent directors,” and that our compensation committee and nominating and corporate governance committee be comprised solely of “independent directors” as defined under the rules of the Nasdaq National Market. Upon completion of this offering, our Board of Directors will be comprised of five persons, three of whom will be representatives of Hicks Muse and its affiliates. In addition, our compensation and nominating and corporate governance committees will each be comprised of three persons, of whom two will be representatives of Hicks Muse and its affiliates. We believe that the Hicks Muse representatives are “independent directors” for purposes of the applicable Nasdaq National Market rules, and that as a result, immediately after the offering our Board of Directors will consist of a majority of independent directors and our compensation and nominating and governance committees will consist solely of independent directors. However, because of the availability of the “controlled company” exception, there can be no assurance that the Board of Directors will continue to be composed of a majority of independent directors or that our compensation and nominating and governance committees will continue to consist solely of independent directors. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq National Market corporate governance requirements. See “Management—Composition of the Board of Directors.”
Conflicts of interest may arise because some of our directors are principals of our controlling stockholder and they could cause us to take action with which you may disagree.
Upon completion of this offering, three representatives of Hicks Muse and its affiliates will serve on our five-member Board of Directors. Hicks Muse and its affiliates may invest in entities that directly or indirectly compete with us or companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of Hicks Muse and the interests of our other stockholders arise, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to us, under the Delaware General Corporation Law, or the DGCL, and our certificate of incorporation, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our Board of Directors and a majority of our disinterested directors approves the transaction, (2) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approves the transaction or (3) the transaction is otherwise fair to us. Our certificate of incorporation will also provide that Hicks Muse and its representatives will not be required to offer any transaction opportunity of which they become aware to us and could take any such opportunity for themselves or offer it to other companies in which they have an investment.

Provisions of the DGCL and/or our charter documents could delay or prevent an acquisition of our Company, even if the acquisition was viewed favorably by certain of our shareholders, could make it more difficult for you to change management and could materially adversely affect the price of our common stock.
Our certificate of incorporation and by-laws will include provisions that may discourage, delay or prevent a merger, acquisition or other change in control that our stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our current management.
These provisions will include:

•	a classified Board of Directors;

•	a prohibition on stockholder action through written consent;

•	a requirement that special meetings of stockholders be called only by (1) our Board of Directors or the chairman of our Board of Directors or (2) our Board of Directors upon a request by holders of at least 25% in voting power of all the outstanding shares entitled to vote at that meeting;

•	advance notice requirements for stockholder proposals and nominations;

•	a requirement of approval of not less than 66 2/3% of all outstanding shares of our capital stock entitled to vote to amend any by-laws by stockholder action, or to amend certain provisions of our certificate of incorporation; and

•	the authority of the Board of Directors to issue preferred stock with such terms as the Board of Directors may determine.
In addition, we will be subject to provisions under the DGCL, including Section 203 of the DGCL, which limits business combination transactions with stockholders of 15% or more of our outstanding voting stock that our Board of Directors have not approved. As a result, it will be more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions apply even if the offer may be considered beneficial by some stockholders. These provisions and others available under the DGCL could limit the price that investors are willing to pay in the future for shares of our common stock. See “Description of capital stock.”
New investors will incur substantial dilution as a result of this offering.
If you purchase shares of our common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. You will incur immediate and substantial dilution of $           per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and an assumed initial public offering price of $           per share. Consequently, unless we are able to increase our net tangible book value per share through income from operations or otherwise, upon a liquidation of our company at net tangible book value, you would receive less than the price that you paid for shares of our common stock in this offering while our existing stockholders may receive more than the price that they paid for their shares of our common stock. See “Dilution.”

We do not anticipate paying any cash dividends on our common stock.
We have paid no cash dividends on our common stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our businesses. As a result, capital appreciation, if any, of our common stock is expected to be your sole source of gain for the foreseeable future.

Special cautionary statement regarding
forward-looking statements
This prospectus includes forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and “Business” are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements such as we believe that we have sufficient liquidity to fund our business operations through at least fiscal year 2006. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, these forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those discussed in this prospectus under the headings “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations.”
Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

Use of proceeds
Our net proceeds from the sale of                      shares of common stock in this offering after deducting estimated underwriting discounts and offering expenses payable by us are estimated to be $           million, based on an assumed offering price of $           per share, the mid-point of the range on the front cover of this prospectus. We will not receive any proceeds from the sale of shares offered by the selling stockholders or from the underwriters’ exercise of their over-allotment option to purchase additional shares from the selling stockholders.
We intend to use the net proceeds of this offering, together with borrowings under our new senior credit facility, as follows:

•	up to $ million to purchase our outstanding 10 1/2% senior notes due 2011 in the tender offer; and

•	up to $ million, to purchase our floating rate senior notes due 2010 in the tender offer.
In addition, we plan to use a portion of the net proceeds of this offering and/or borrowings under the new senior credit facility to make a payment of $           million to an affiliate of Hicks Muse in connection with the termination of existing monitoring and oversight and financial advisory agreements. See “Certain relationships and related transactions.” The interest rate on our floating rate senior notes due 2010 is LIBOR plus 600 basis points; as of                     , 2005 this rate was           % per annum. The proceeds from our offering of the floating rate senior notes due 2010 were used to finance the Speedware acquisition.
Dividend policy
We have never declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, our future dividend policy will depend on the requirements of financing agreements to which we may be a party, including our new senior credit facility, and other factors considered relevant by our Board of Directors, including the DGCL, which provides that dividends are only payable out of surplus or current net profits.

Capitalization
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2005:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the purchase of the remaining 4% of Speedware’s common stock on April 7, 2005, this offering and borrowings under our new senior credit facility, as well as to the application of the net proceeds from this offering and such borrowings, as described in “Use of proceeds.”
The table below should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	March 31, 2005

(Dollars in thousands)	Actual	As adjusted

Cash and cash equivalents	$58,417	$
Long-term debt (including current portion)
Existing senior revolving credit facility	$—	$
New senior credit facility:
Term loan	—
Revolving credit facility	—		(1)
10 1/2% senior notes, net of discount	155,400		(2)
Floating rate senior notes	120,000		(2)
Limited recourse lease financing	514

Total debt	$275,914	$
Stockholders’ equity (deficit)
Class A common stock, $0.000125 par value, 25,000,000 shares authorized, 25,000,000 shares issued and outstanding (actual); no shares authorized, issued and outstanding on an as adjusted basis	3		(3)
Common stock, $0.000125 par value, 100,000,000 shares authorized, 19,220,000 shares issued and outstanding (actual); shares authorized and shares issued and outstanding on an as adjusted basis	2
Additional paid-in capital	86,850
Retained deficit	(97,182)
Cumulative translation adjustment	(196)

Total stockholders’ equity (deficit)	$(10,523)	$

Total capitalization	$265,391	$

(1) We expect that the new $       revolving credit facility will be undrawn upon consummation of this offering and that we will have $               of availability thereunder at such time (after giving effect to letters of credit that we anticipate will be outstanding at such time).
(2) Assumes all of our 10 1/2% senior notes due 2011 and all of our floating rate senior notes due 2010 are tendered and purchased in the tender offers.
(3) In connection with this offering, all 25,000,000 outstanding shares of the class A common stock will be converted into approximately         shares of common stock.

Dilution
Our net tangible book deficiency as of March 31, 2005 was $           million, or $           per share. Purchasers of common stock in this offering will suffer immediate and substantial dilution in net tangible book value per share. Net tangible book value (deficit) per share is determined by dividing our total tangible assets less total liabilities by the actual number of outstanding shares of our common stock.
After giving effect to this offering, and borrowings we expect to incur under our new senior credit facility, and assuming that all of the outstanding 10 1/2% senior notes due 2011 and floating rate senior notes due 2010 are tendered pursuant to the tender offers, our pro forma net tangible book value (deficit) as of March 31, 2005 would have been $           per share. This represents an immediate increase in pro forma net tangible book value per share (deficit) of $           to existing stockholders and immediate dilution in pro forma net tangible book value (deficit) of $           per share to new investors purchasing our common stock in this offering at an initial public offering price of $           per share, the midpoint of the range on the front cover of this prospectus. Dilution per share to new investors is determined by subtracting pro forma net tangible book value (deficit) per share after this offering from the initial public offering price per share paid by a new investor. The following table illustrates the per share dilution:

Assumed initial public offering price per share	$
Pro forma net tangible book value (deficit) per share as of March 31, 2005
Change in pro forma net tangible book value (deficit) per share resulting from this offering

Pro forma net tangible book value per share after this offering	$

Dilution per share to new investors	$

The following table sets forth, as of March 31, 2005, the number of shares of common stock purchased from us, the total cash consideration paid to us and the average price per share paid to us by existing stockholders and to be paid by new investors purchasing shares of our common stock in this offering. The table assumes an initial public offering price of $           per share, the midpoint of the range on the front cover of this prospectus:

	Shares purchased			Total consideration			Average
price per
	Number	Percent		Amount	Percent		share

Existing stockholders(1)			%	$		%	$
New investors

Total		100%		$	100%		$

(1) Excludes                 shares of restricted stock to be issued to members of our senior management team at or prior to the consummation of this offering pursuant to our new 2005 equity incentive plan.

Unaudited pro forma condensed combined
financial information
The following unaudited pro forma condensed combined financial information is based on our and Speedware’s historical consolidated financial statements and the notes thereto contained elsewhere in this prospectus and gives effect to the Speedware acquisition (including the related offering of our floating rate senior notes due 2010), this offering and borrowings under our new senior credit facility, as well as to the application of the net proceeds from this offering and such borrowings, as if they had occurred at the beginning of the respective periods. The unaudited pro forma condensed balance sheet information as of March 31, 2005 gives effect to the purchase of the remaining 4% of Speedware’s common stock on April 7, 2005, to this offering and to borrowings under our new senior credit facility, as well as to the application of the net proceeds from this offering and such borrowings as described in “Use of proceeds,” as if they had occurred as of March 31, 2005.
The unaudited pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable. The unaudited information should be read in conjunction with our and Speedware’s historical consolidated financial statements and the related notes thereto and “Management’s discussion and analysis of financial condition and results of operations” each included elsewhere in this prospectus.
The unaudited pro forma condensed combined financial information does not purport to be indicative of the results that would have been obtained had such transactions been completed as of the assumed dates or that may be obtained in the future.

Unaudited pro forma condensed combined
income statement for the six months ended
March 31, 2005

				Adjustments		Pro forma		Pro forma for
				for the		for the	Adjustments	the Speedware
(Dollars in thousands,	Company	Speedware		Speedware		Speedware	for this	acquisition and
except per share amounts)	historical	historical(1)	Combined	acquisition		acquisition	offering	this offering

Total revenues	$119,087	$28,931	$148,018	$—		$148,018	$	$
Total cost of revenues	56,504	11,066	67,570	—		67,570
Gross profit	62,583	17,865	80,448	—		80,448
Total operating expenses	38,469	14,935	53,404	(2,332	)(2)	51,072
Total operating income	24,114	2,930	27,044	2,332		29,376
Interest expense	(9,719)	(25)	(9,744)	(5,100	)(3)	(14,844)
Other income, net	563	68	631	—		631
Income tax expense	5,786	1,373	7,159	(969	)(4)	6,190

Net income (loss)	$9,172	$1,600	$10,772	$(1,799)		$8,973	$	$
Net income (loss) per share:
Basic		$0.21	N/A	$.24		$(.04)	$.20	$
Diluted		$0.13	N/A	$.16		$(.03)	$.13	$

(1) Effective October 1, 2004, Speedware adopted the U.S. dollar as its reporting currency. Accordingly, Speedware’s historical income statement for the six months ended March 31, 2005 is reported in U.S. dollars. The following adjustments were made to Speedware’s historical income statement to conform Speedware’s financial presentation to our presentation:

• Revenues and cost of revenues were both increased by $2,893 to adjust certain revenues and costs that Speedware reported on a net revenue basis;

• Cost of revenues was further increased by $733 to reclassify certain amortization expenses;

• Operating expenses were increased by $57 to reclassify research and development tax credits to income tax expense and increased by $361 to reclassify certain amortization expenses to operating expenses; and

• Income tax expense was reduced by $57 to reclassify research and development tax credits from operating expense.
(2) Reflects the following adjustments relating to the Speedware acquisition:

• Costs, primarily severance, associated with the Speedware acquisition	$(1,910)
• Compensation for the CEO, CFO and Director of Acquisitions of Speedware	(316)
• Annual fees paid to certain Speedware shareholders under a management services agreement	(146)
• Net increase to amortization of intangible assets associated with the Speedware acquisition	780	(a)
• Reconciliation of Canadian GAAP to U.S. GAAP	(740	)(b)

	$(2,332)

(a) Reflects the amortization of $11,300 of additional intangible assets acquired in the Speedware acquisition over a five-year period less $350 of amortization already reflected in the Speedware historical column. The Company is in the process of obtaining third-party valuations of certain tangible and intangible assets and as a result the allocation of the purchase price, including intangible assets, is subject to change.

(b) Certain adjustments were made to Speedware’s historical financial information to reconcile Canadian GAAP to U.S. GAAP. See Note 8 — Reconciliation to U.S. GAAP in the notes to the unaudited historical consolidated financial statements of Speedware for the six months ended March 31, 2005 included elsewhere in this prospectus.
(3) Reflects $5,400 of interest expense on $120,000 aggregate principal amount of our floating rate senior notes due 2010, based upon an initial interest rate of 9.0% per annum, and amortization of debt financing costs of $6,000 over five years, or $1,200 per annum, offset by the elimination of $900 of bridge financing fees associated with the Speedware acquisition.
(4) Represents the tax effect of the adjustments set forth in the “Adjustments for the Speedware acquisition” column above at the federal statutory tax rate of 35%.

Unaudited pro forma condensed combined
income statement for the twelve months ended
September 30, 2004

				Adjustments		Pro forma		Pro forma for
				for the		for the	Adjustments	the Speedware
(Dollars in thousands,	Company	Speedware		Speedware		Speedware	for this	acquisition and
except per share amounts)	historical	historical(1)	Combined	acquisition		acquisition	offering	this offering

Total revenues	$225,806	$40,222	$266,028	$—		$266,028	$	$
Total cost of revenues	109,773	16,251	126,024	—		126,024
Gross profit	116,033	23,971	140,004	—		140,004
Total operating expenses	75,389	18,602	93,991	802	(2)	94,793
Total operating income	40,644	5,369	46,013	(802)		45,211
Interest expense	(19,367)	—	(19,367)	(12,000	)(3)	(31,367)
Other income (expense), net	6,051	(265)	5,786	—		5,786
Income tax expense	10,561	1,268	11,829	(4,481	)(4)	7,348
Net income	$16,767	$3,836	$20,603	$(8,321)		$12,282	$	$
Net income per share:
Basic		$0.38	N/A	$0.47		$(0.19)	$0.28	$
Diluted		$0.25	N/A	$0.30		$(0.12)	$0.18	$

(1) An exchange rate of CDN$1.323 (which was the average of the noon buying rates on the last day of each month during the twelve months ended September 30, 2004) to US$1.00 was used to convert Speedware’s historical income statement information into U.S. dollars. In addition, the following adjustments were made to Speedware’s historical income statement to conform Speedware’s financial presentation to our presentation:

• Revenues and cost of revenues were both increased by $6,689 to adjust certain revenues and costs that Speedware reported on a net revenue basis;

• Cost of revenues was further increased by $1,051 to reclassify certain amortization expenses;

• Operating expenses were increased by $503 to reclassify research and development tax credits to income tax expense and increased by $531 to reclassify certain amortization expenses to operating expenses; and

• Income tax expense was reduced by $503 to reclassify research and development tax credits from operating expenses.
(2) Reflects the following adjustments relating to the Speedware acquisition:

• Compensation for the CEO, CFO and Director of Acquisitions of Speedware	$(631)
• Annual fees paid to certain Speedware shareholders under a management services agreement	(290)
• Net increase to amortization of intangible assets associated with the Speedware acquisition	1,560	(a)
• Reconciliation of Canadian GAAP to U.S. GAAP	163	(b)

	$802

(a) Reflects the amortization of $11,300 of additional intangible assets acquired in the Speedware acquisition over a five-year period less $700 of amortization already reflected in the Speedware historical column. We are in the process of obtaining third-party valuations of certain tangible and intangible assets, and as a result the allocation of the purchase price, including intangible assets, is subject to change.

(b) Certain adjustments were made to Speedware’s historical financial information to reconcile Canadian GAAP to U.S. GAAP. See note 21 to the audited historical financial statements of Speedware for the year ended September 30, 2004 included elsewhere in this prospectus.
(3) Reflects $10,800 of interest expense on $120,000 aggregate principal amount of our floating rate senior notes due 2010, based upon an initial interest rate of 9.0% per annum, and amortization of debt financing costs of $6,000 over five years, or $1,200 per annum.
(4) Represents the tax effect of the adjustments set forth in the “Adjustments for the Speedware acquisition” column above at the federal statutory tax rate of 35%.

Unaudited pro forma condensed
balance sheet as of March 31, 2005

			Pro forma
			for the
			acquisition
			of the
			remaining
			4% of
			Speedware
			and this
(Dollars in thousands)	March 31, 2005	Adjustments	offering

Assets:
Cash and cash equivalents	$58,417	$	$
Total current assets	115,221
Goodwill	175,735
Total assets	$339,269	$	$
Liabilities and stockholders’ equity (deficit):
Total current liabilities	$68,577	$	$
Long-term debt, net of discount	275,563
Total liabilities	349,008
Minority interest(1)	784
Total stockholders’ equity (deficit)	(10,523)
Total liabilities and stockholders’ equity (deficit)	$339,269	$	$

(1) Represents the remaining 4% of Speedware’s common stock that we did not acquire on March 30, 2005. On April 7, 2005 we acquired this remaining 4% interest.

Selected historical consolidated financial data
The selected historical consolidated financial data for fiscal years 2002, 2003 and 2004 and the selected consolidated balance sheet data as of September 30, 2003 and 2004 were derived from our audited historical consolidated financial statements appearing elsewhere in this prospectus. The selected historical consolidated financial data for fiscal years 2000 and 2001 and the selected consolidated balance sheet data as of September 30, 2000, 2001 and 2002 were derived from our historical consolidated financial statements that are not included in this prospectus. The selected historical consolidated financial data and other financial data for the six months ended March 31, 2004 and 2005 and the selected balance sheet data as of March 31, 2004 and 2005 were derived from our unaudited consolidated financial statements.
The selected historical consolidated financial data set forth below should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations,” our audited historical consolidated financial statements and the related notes thereto and our unaudited historical condensed consolidated interim financial statements and the related notes thereto, each included elsewhere in this prospectus. The selected historical consolidated financial data for the six months ended March 31, 2005 do not reflect the results of Speedware, which was acquired on March 30, 2005. The selected consolidated balance sheet data as of March 31, 2005 reflects the Speedware acquisition.

								Six months ended
	Year ended September 30,							March 31,
(Dollars in thousands,
except per share amounts)	2000	2001	2002	2003		2004		2004		2005

Statements of operations data:
Total revenues	$223,919	$211,035	$218,705	$221,546		$225,806		$112,002		$119,087
Total cost of revenues	133,215	113,743	111,764	111,777		109,773		52,805		56,504

Gross profit	90,704	97,292	106,941	109,769		116,033		59,197		62,583
Sales and marketing	47,437	39,491	33,909	31,961		31,882		15,344		16,972
Product development	12,209	17,470	17,435	16,997		16,167		7,485		8,146
General and administrative	29,574	26,166	26,420	27,406		27,340		12,340		13,351
Goodwill amortization(1)	11,484	10,589	—	—		—		—		—

Total operating expenses	100,704	93,716	77,764	76,364		75,389		35,169		38,469
Total operating income (loss)	(10,000)	3,576	29,177	33,405		40,644		24,028		24,114
Interest expense	(18,872)	(17,804)	(14,054)	(14,782)		(19,367)		(9,913)		(9,719)
Expenses relating to debt refinancing	—	—	—	(6,313	)(2)	(524	)(3)	—		—
Gain on sale of assets	—	—	211	—		6,270	(4)	6,270	(4)	—
Other income (expense)	1,108	(647)	(91)	(144)		305		187		563

Income (loss) before income taxes	(27,764)	(14,875)	15,243	12,166		27,328		20,572		14,958
Income tax expense (benefit)	(4,691)	(1,932)	5,875	4,351		10,561		7,960		5,786

Net income (loss)	$(23,073)	$(12,943)	$9,368	$7,815		$16,767		$12,612		$9,172
Net income (loss) attributable to common stock	$(32,907)	$(26,194)	$(8,518)	$(10,047)		$16,767		$12,612		$9,172

						Six months ended
	Year ended September 30,					March 31,
(Dollars in thousands,
except per share amounts)	2000	2001	2002	2003	2004	2004	2005

Net income (loss) per share:
Basic	$(0.93)	$(0.74)	$(0.24)	$(0.33)	$0.38	$0.29	$0.21
Diluted	$(0.93)	$(0.74)	$(0.24)	$(0.33)	$0.25	$0.19	$0.13

Selected balance sheet data (at end of period):
Cash and cash equivalents	$679	$3,897	$398	$10,215	$32,065	$32,832	$58,417
Total assets	245,184	222,787	185,787	202,285	188,905	208,788	339,269
Total debt, net of discount including current portion	178,600	176,757	137,997	173,300	155,714	173,229	275,914
Stockholders’ deficit	(49,515)	(75,815)	(83,842)	(36,662)	(20,020)	(24,302)	(10,523)

(1) We adopted SFAS No. 142 as of October 1, 2001 and no longer amortize goodwill.
(2) We incurred $6,313 of expense related to our June 2003 debt refinancing.
(3) We incurred $524 of expense related to the repurchase of the remaining $17,500 aggregate principal amount of our 9% senior subordinated notes due 2008.
(4) On October 1, 2003, we sold certain non-core assets consisting of our Automotive Recycling Division resulting in a net gain of $6,270.

Management’s discussion and analysis of
financial condition and results of operations
The following discussion of our financial condition and results of operations should be read in conjunction with our audited and unaudited historical consolidated financial statements and the related notes included elsewhere in this prospectus. The results described below are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on our current expectations, which are inherently subject to risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors. We undertake no obligation beyond what is required under applicable securities law to publicly update or revise any forward-looking statement to reflect current or future events or circumstances, including those set forth herein, in the section entitled “Risk factors” and elsewhere in this prospectus.
Overview
We are a leading provider of business management solutions serving small and medium-sized businesses in four primary vertical markets: the automotive parts aftermarket (“Auto”), hardware and home center (“HWHC”), lumber and building materials (“LBM”), and wholesale distribution (“WDN”). Using a combination of proprietary software and extensive expertise in our vertical markets, we provide complete business management solutions for our customers. Our business management solutions provide tailored systems, product support and content and data services that are designed to meet the unique requirements of our customers. We provide fully integrated systems and services including point-of-sale, inventory management, general accounting and enhanced data management that enable our customers to manage their day-to-day operations. We believe our solutions allow our customers to increase sales, boost productivity, operate more cost efficiently, improve inventory turns and enhance trading partner relationships.
The key components of our business management solutions include:

•	Systems, which is comprised primarily of vertical-specific proprietary software applications, implementation and training, and third-party hardware and peripherals. For the six months ended March 31, 2005, systems revenues accounted for approximately 40% of our total revenues;

•	Product support, which is comprised primarily of customer support activities, including support through our advice line, software updates, preventive and remedial on-site maintenance and depot repair services. Our product support is generally provided on a monthly subscription basis, and accordingly, revenues are generally recurring in nature. For the six months ended March 31, 2005, product support revenues accounted for approximately 33% of our total revenues;

•	Content and data services, which is comprised primarily of proprietary database and data management products for our vertical markets (such as our comprehensive electronic automotive parts and applications catalog and point-of-sale business analysis data), connectivity services, e-commerce, networking and security monitoring management solutions. Our content and data services are generally provided on a monthly subscription basis and accordingly, revenues are generally recurring in nature. For the six months ended March 31,

2005, content and data services revenues accounted for approximately 24% of our total revenues; and

•	Other, which is comprised primarily of business products, such as forms and other paper products, and income from our legacy customer lease portfolios. Subsequent to June 2001, we outsourced all future customer leasing originations to an independent third party and thus have not originated, or had any interest in or contingency on, any new leases since that time. For the six months ended March 31, 2005, other services revenues accounted for approximately 3% of our total revenues.

For the six months ended March 31, 2005, our revenues were derived from four vertical markets— Auto, HWHC, LBM and WDN.

•	The Auto vertical market consists of the manufacture, distribution, sale and installation of new and remanufactured parts used in the maintenance and repair of automobiles and light trucks, and includes manufacturers, warehouse distributors, parts stores, professional installers and several chains in North America and Europe. For the six months ended March 31, 2005, we generated approximately 42% of our total revenues from the Auto vertical market.

•	The HWHC vertical market consists of independent hardware retailers, home improvement centers, paint, glass and wallpaper stores, agribusiness and retail nurseries and gardens, primarily in the United States. For the six months ended March 31, 2005, we generated approximately 36% of our total revenues from the HWHC vertical market.

•	The LBM vertical market consists of retailers and distributors to builders and contractors in the lumber and building materials markets, primarily in the United States. For the six months ended March 31, 2005, we generated approximately 19% of our total revenues from the LBM vertical market.

•	The WDN vertical market consists of distributors of a range of products including electrical supply, plumbing, heating and air conditioning, brick, stone and related materials, roofing, siding, insulation, industrial machinery and equipment, industrial supplies, and service establishment equipment vendors, primarily in the United States. For the six months ended March 31, 2005, we generated approximately 3% of our total revenues from the WDN vertical market.
Key components of results of operations
Revenues. We derive revenues primarily from three sources: systems, product support and content and data services. Systems revenues include the sale of our proprietary software applications, third-party computer hardware equipment, associated peripherals, and implementation and training. These revenues are derived from one-time sales. Product support revenues generally consist of revenues associated with the software and hardware support and maintenance of our systems. Content and data services revenues consist of the sale of proprietary database and data management products, including our electronic automotive parts and applications catalog, exchanges and other information services. Product support revenues and content and data services revenues are provided on a monthly subscription basis and, accordingly, are generally recurring in nature.
Cost of revenues. Cost of systems revenues primarily includes computer hardware and peripherals purchased from third parties, the labor and overhead associated with integrating, shipping, installing and training customers on our systems and the amortization of capitalized software costs. Cost of product support revenues primarily includes personnel costs associated with the software and hardware support and maintenance of our systems. Cost of content and data services revenues primarily includes personnel costs associated with data entry into our information databases, the amortization of capitalized databases, telecommunications costs and facility costs. We capitalize certain portions of databases in accordance with Statement of Financial Accounting Standards, or SFAS, No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.
Sales and marketing expense. Sales and marketing expense primarily consists of personnel costs associated with our sales and marketing efforts, commissions, bad debt expense related to our accounts receivable, depreciation, amortization, telecommunication costs and facility costs.
Product development expense. Product development expense primarily consists of personnel expenses and contract services associated with the development and maintenance of our software and databases, depreciation, amortization, telecommunication expenses and facility expenses. We capitalize certain portions of product development expenses in accordance with SFAS No. 86.
General and administrative expense. These costs include departmental costs for executive, legal, administrative services, finance, telecommunications, facilities and information technology.
Trends

•	Growth in our aggregate revenues from the HWHC, LBM and WDN vertical markets. Our aggregate systems revenues from the HWHC, LBM and WDN vertical markets have grown at a compound annual growth rate of approximately 26% over the last three fiscal years. This growth has been a result of stronger relationships and licensing agreements with all three primary cooperatives in the HWHC vertical market, increased sales of upgraded software applications to customers and increased demand for our Eagle and Falcon product in the LBM vertical market. Increased systems revenues generally result in increased product support revenues in future years as we add new customers and new products. In each of the last three fiscal years, product support revenues have increased as we added more new customers to our product support business and sold additional add-on modules.

•	Increased profit margins. We improved our gross profit margin and operating profit margin every year from fiscal year 2001 through fiscal year 2004 as a result of our disciplined operating processes, more efficient sales and marketing strategy and improved product mix.

•	Lower customer retention in our Auto vertical market. As we stop actively developing and selling several of our older systems, especially in our Auto vertical market, we have experienced reduced rates of customer retention. We have developed various upgrade paths for these customers and have undertaken a specific customer services campaign to increase retention rates for customers who elect to continue to operate with our older systems. Despite our efforts, we have experienced year-over-year decreases in our Auto product support revenues and we expect lower levels of customer retention to continue. We are developing our Eagle platform as an upgrade path for our Auto customers on our J-CON system.

•	Consolidation of our customers’ vertical markets. Our customers are undergoing consolidation. When one of our customers acquires a company that does not currently use our systems, we typically benefit from new systems sales and increased services revenues associated with that customer. When a company not currently using our systems acquires one of our customers, we typically lose services revenues. We believe that consolidation has been neither a material benefit nor a material detriment to our operating results over the past three years. Recent trends in the automotive marketplace may cause additional consolidation to become detrimental in future years.

Speedware acquisition
On March 30, 2005, we acquired approximately 96% of the common stock of Speedware in a transaction accounted for under the purchase method of accounting. We acquired all of the remaining common stock of Speedware on April 7, 2005. Speedware is a leading vendor of vertical market-focused business management solutions. The Speedware acquisition has reinforced our leading position in the LBM vertical market and made us one of the leading providers of business management solutions to distributors in the WDN vertical market.
As part of the Speedware acquisition, we paid $95.8 million in cash on March 30, 2005 for approximately 96% of Speedware’s common stock and paid $4.1 million in cash for the remaining 4% of Speedware’s common stock on April 7, 2005. The preliminary purchase price allocation is based upon our best estimates of the relative fair values of the identifiable assets acquired and liabilities assumed, and we believe our preliminary estimates and assumptions are reasonable. We are in the process of obtaining third-party valuations of certain tangible and intangible assets and, as a result, the allocation of the purchase price is subject to change. Our financial statements for the six months ended March 31, 2005 do not include the results of operations of Speedware.
General Parts, Inc. relationship
In June 2004, General Parts, Inc., or GPI, our largest Auto customer, informed us of its intention to replace our J-CON parts store system with its own branded product at its company-owned stores and to recommend that its independent affiliated stores also replace the J-CON system. We believe this transition will occur over two years. J-CON system sales revenues and product support revenues for all of GPI’s company-owned stores and independent affiliated stores were approximately $1.8 million and $7.5 million, respectively, for fiscal year 2004 and approximately $0.1 million and $3.6 million, respectively, for the six months ended March 31, 2005.
In January 2005, GPI informed us that it also intends to discontinue the use of our electronic automotive parts and applications catalog at its company-owned and affiliated stores. Though we are uncertain of the precise timing of GPI’s transition from our catalog to a newly developed custom GPI catalog, we expect that it will occur over two years as GPI rolls out its new store system. We are working with GPI to maintain as much of that catalog business as possible, but cannot predict how much, if any, of such business we will be able to retain. Our electronic automotive parts and applications catalog revenues from GPI’s and its independent affiliated stores’ J-CON systems were approximately $6.5 million for fiscal year 2004 and $3.2 million for the six months ended March 31, 2005.
In addition, our long-term contractual relationship with GPI for A-DIS services expires in 2007. We cannot provide any assurances that we will be able to maintain this relationship in the future. A-DIS services represented $3.7 million of revenues for fiscal year 2004 and $1.7 million of revenues for the six months ended March 31, 2005. Connectivity and other revenues attributable to GPI were $1.7 million in fiscal year 2004 and $0.9 million for the six months ended March 31, 2005.

Total revenues attributable to GPI, including J-CON systems and services, electronic automotive parts and applications catalog, A-DIS systems and services and connectivity revenues, were $21.2 million for fiscal year 2004 and $9.5 million for the six months ended March 31, 2005.
Sale of assets
On October 1, 2003, we sold certain non-core assets consisting of our Automotive Recycling Division (“ARD”). The total sales price was $6.7 million plus net working capital of $0.5 million, which resulted in a gain of $6.3 million in the first quarter of fiscal year 2004.
Segment reporting and classification
Prior to the six months ended March 31, 2005, we reported our financial results based on two segments consisting of an automotive group and a non-automotive group. Commencing with the six months ended March 31, 2005, we began reporting our financial results based on our products and services (“Segments”) which consist of (i) systems, (ii) product support, (iii) content and data services and (iv) other.
Revenue by vertical market
We sell our systems and services primarily into four vertical markets consisting of Auto, HWHC, LBM and WDN. In addition to reporting our financial results for the Segments described above, we also began, commencing with the second quarter of fiscal year 2005, reporting revenue generated by each of these Segments in each of our four vertical markets.
Prior to fiscal year 2004, we did not track the revenue generated separately in the HWHC, LBM and WDN vertical markets. Instead, these revenues were combined within our prior non-automotive reporting segment. Because (i) we did not classify customers by each of these vertical markets previously and (ii) we implemented a new general ledger and financial system in July 2003, we are unable to reliably divide the revenue previously reported in our non-automotive segment into the HWHC, LBM and WDN vertical markets for fiscal years 2003 and 2002. Therefore, for the comparisons of our historical results of operations for fiscal year 2004 versus fiscal year 2003, and fiscal year 2003 versus fiscal year 2002, we are reporting the revenue generated by each of our Segments in the Auto vertical market and a combined vertical market consisting of the HWHC, LBM and WDN vertical markets (“H/ L/ W”).

Historical results of operations
Six months ended March 31, 2005 compared to six months ended March 31, 2004
The following table sets forth, for the periods indicated, our Segment revenues by vertical market and the variance thereof.

	Six months ended
	March 31,

(Dollars in thousands)	2004	2005	Variance $	Variance %

Systems revenues:
Auto	$9,015	$7,066	$(1,949)	(21.6)%
HWHC	19,215	24,520	5,305	27.6%
LBM	11,291	14,422	3,131	27.7%
WDN	1,346	1,562	216	16.0%

Total systems revenues	$40,867	$47,570	$6,703	16.4%

Product support revenues:
Auto	$19,069	$17,804	$(1,265)	(6.6)%
HWHC	13,579	14,502	923	6.8%
LBM	6,262	6,469	207	3.3%
WDN	816	837	21	2.6%

Total product support revenues	$39,726	$39,612	$(114)	(0.3)%

Content and data services revenues:
Auto	$25,801	$25,087	$(714)	(2.8)%
HWHC	1,659	2,245	586	35.3%
LBM	296	417	121	40.9%
WDN	851	997	146	17.2%

Total content and data services revenues	$28,607	$28,746	$139	0.5%

Other revenues:
Auto	$—	$—	$—	—
HWHC	1,513	1,905	392	25.8%
LBM	1,114	1,073	(41)	(3.7)%
WDN	175	181	6	3.4%

Total other revenues	$2,802	$3,159	$357	12.7%

Total revenues:
Auto	$53,885	$49,957	$(3,928)	(7.2)%
HWHC	35,966	43,172	7,206	20.0%
LBM	18,963	22,381	3,418	18.0%
WDN	3,188	3,577	389	12.2%

Total revenues	$112,002	$119,087	$7,085	6.3%

Total revenues. Total revenues for the six months ended March 31, 2005 increased by $7.1 million, or 6.3%, compared to the six months ended March 31, 2004. This increase was primarily the result of a $6.7 million increase in systems revenues.

Factors affecting our systems revenues for the six months ended March 31, 2005.

•	Systems revenues for Auto decreased by $1.9 million, or 21.6%, primarily due to lower sales to GPI, our largest Auto customer, resulting from its initiative to replace our J-CON system with its own branded system.

•	Systems revenues for HWHC increased by $5.3 million, or 27.6%, as a result of existing licensing agreements with all three of the primary cooperatives in the retail hardware market and thus increased sales of new and upgraded software applications to new and existing customers affiliated with those cooperatives. During March 2004, we signed a new systems licensing and marketing agreement with the second largest hardware cooperative in HWHC, which has increased systems revenues.

•	Systems revenues for LBM increased by $3.1 million, or 27.7%, due to increased sales of our Falcon and Eagle product in the LBM vertical market.
Factors affecting our product support revenues for the six months ended March 31, 2005.

•	Auto product support revenues declined by almost $1.3 million, or 6.6%, in part as a result of a decline of $0.7 million in product support revenues associated with customer attrition from our older systems. We expect that services revenues from our older systems will continue to decline. About $0.3 million of the decline was primarily associated with GPI’s decision to begin replacing our parts store system with its own store system and almost $0.4 million of the decline was due primarily to a transfer of a few of our product support employees to this customer.

•	The $0.9 million increase in product support revenues for HWHC was primarily due to an increase in software and hardware support and maintenance revenues from new and existing customers.
Factors affecting our content and data services revenues for the six months ended March 31, 2005.

•	Auto content and data services revenues decreased by $0.7 million, or 2.8%, primarily as a result of customer attrition from our older systems, partially offset by new sales to non-systems customers. We expect that content and data services revenues from our older systems will continue to decline.

•	HWHC content and data services revenues increased by $0.6 million, or 35.3%, primarily due to an increase in manufacturers’ acceptance of our information point-of-sale database. During fiscal year 2004, two large mass merchandisers decided to no longer provide point-of-sale data to the market, which negatively affected our information database. We subsequently expanded our point-of-sale database to include new sources of data, which has resulted in increased sales during the six months ended March 31, 2005.

Total cost of revenues and gross profit as a percentage of revenues. The following table sets forth, for the periods indicated, our cost of revenues and the variance thereof.

	Six months ended
	March 31,

(Dollars in thousands)	2004	2005	Variance $	Variance %

Total cost of revenues:
Systems	$23,195	$28,613	$5,418	23.4%
Product support	18,502	17,986	(516)	(2.8)%
Content and data services	9,131	7,815	(1,316)	(14.4)%
Other	1,977	2,090	113	5.7%

Total cost of revenues	$52,805	$56,504	$3,699	7.0%

The following table sets forth, for the periods indicated, our gross profit as a percentage of revenues.

	Six months ended
	March 31,

	2004	2005

Gross profit as a percentage of revenues by Segment:
Systems	43.2%	39.9%
Product support	53.4%	54.6%
Content and data services	68.1%	72.8%
Other	29.4%	33.8%
Total gross profit as a percentage of revenues	52.9%	52.6%

Total cost of revenues for the six months ended March 31, 2005, increased by $3.7 million, or 7.0%, compared to the six months ended March 31, 2004 due to an increase in systems revenues costs. Gross profit as a percentage of revenues was relatively constant for the two six-month periods.
Cost of systems revenues. Total cost of systems revenues for the six months ended March 31, 2005 increased by $5.4 million, or 23.4%, compared to the six months ended March 31, 2004. The increase was predominantly due to increased sales of systems during the six months ended March 31, 2005. Gross profit as a percentage of revenues declined from 43.2% for the six months ended March 31, 2004 to 39.9% for the six months ended March 31, 2005. The decline in systems gross profit as a percentage of revenues was predominantly due to higher installation costs associated with higher systems sales volume for the six months ended March 31, 2005.
Cost of product support revenues. Cost of product support revenues for the six months ended March 31, 2005 decreased by $0.5 million, or 2.8%, compared to the six months ended March 31, 2004. Gross profit as a percentage of revenues improved from 53.4% for the six months ended March 31, 2004 to 54.6% for the six months ended March 31, 2005 primarily as a result of lower facility and telecommunication costs.
Cost of content and data services revenues. Cost of content and data services revenues for the six months ended March 31, 2005 decreased by $1.3 million, or 14.4%, compared to the six months ended March 31, 2004. Gross profit as a percentage of revenues improved from 68.1%

for the six months ended March 31, 2004 to 72.8% for the six months ended March 31, 2005. These changes for the six months ended March 31, 2005 are the result of $0.8 million lower database amortization costs, a reduction in third-party services and lower database maintenance costs associated with producing our data products. We expect our cost of content and data services revenues to increase as we raise our investment in our electronic automotive parts and applications catalog for the Auto vertical market.
Total operating expenses. The following table sets forth, for the periods indicated, our operating expenses and the variance thereof.

	Six months ended
	March 31,

(Dollars in thousands)	2004	2005	Variance $	Variance %

Sales and marketing expense	$15,344	$16,972	$1,628	10.6%
Product development expense	7,485	8,146	661	8.8%
General and administrative expense	12,340	13,351	1,011	8.2%

Total operating expenses	$35,169	$38,469	$3,300	9.4%

Total operating expenses increased by $3.3 million, or 9.4%, for the six months ended March 31, 2005 compared to the six months ended March 31, 2004.

•	Sales and marketing expense. Sales and marketing expense increased by $1.6 million for the six months ended March 31, 2005 compared to the six months ended March 31, 2004. We reduced our lease loss reserve by approximately $1.2 million in the six months ended March 31, 2004 as a result of selling, without any recourse, approximately $1.8 million, or 55%, of our owned leases to a third-party lease financing provider and due to more favorable lease loss experience.

•	Product development expense. Product development expense increased by $0.7 million, or 8.8%, due to higher activity associated with projects in early stage development that are not being capitalized since they have not reached technical feasibility.

•	General and administrative expense. General and administrative expense increased by $1.0 million, or 8.2%, for the six months ended March 31, 2005, compared to the six months ended March 31, 2004. The six months ended March 31, 2005 included $1.0 million of severance costs associated with the termination of our former Chairman, President and Chief Executive Officer.
Interest expense. Interest expense for the six months ended March 31, 2005 was $9.7 million, compared to $9.9 million for the six months ended March 31, 2004, a decrease of $0.2 million. For the six months ended March 31, 2005, we incurred a $0.9 million finance charge related to a secondary commitment for the Speedware acquisition that we did not exercise. This was partially offset by lower interest expense due to the redemption of our outstanding $17.5 million aggregate principal amount of 9% senior subordinated notes in May 2004. See “Liquidity and capital resources”.
Gain on sale of assets. The six months ended March 31, 2004 include a gain on sale of assets of $6.3 million related to the sale of ARD on October 1, 2003.
Net income. As a result of the above factors, we realized net income of $9.2 million for the six months ended March 31, 2005 compared to net income of $12.6 million for the six months ended March 31, 2004, representing a decrease of $3.4 million, or 27.0%. Excluding the one-time gain on the sale of ARD, net income before income taxes increased by $0.7 million, or 4.9%, from $14.3 million for the six months ended March 31, 2004 to $15.0 million for the six months ended March 31, 2005.
Year ended September 30, 2004 compared to year ended September 30, 2003
The following table sets forth, for the periods indicated, our Segment revenues by vertical market and the variance thereof. As indicated above under “—Revenue by vertical market”, prior to fiscal year 2004 we did not track revenues generated separately in the HWHC, LBM and WDN vertical markets. Instead, these revenues are presented in a combined vertical market consisting of the HWHC, LBM and WDN vertical markets, which we refer to as H/ L/ W.

	Year ended
	September 30,

(Dollars in thousands)	2003	2004	Variance $	Variance %

Systems revenues:
H/ L/ W	$49,739	$65,873	$16,134	32.4%
Auto	18,969	16,083	(2,886)	(15.2)%

Total systems revenues	$68,708	$81,956	$13,248	19.3%

Product support revenues:
H/ L/ W	$40,239	$41,477	$1,238	3.1%
Auto	45,531	37,716	(7,815)	(17.2)%

Total product support revenues	$85,770	$79,193	$(6,577)	(7.7)%

Content and data services revenues:
H/ L/ W	$8,748	$6,152	$(2,596)	(29.7)%
Auto	50,805	51,193	388	0.8%

Total content and data services revenues	$59,553	$57,345	$(2,208)	(3.7)%

Other revenues:
H/ L/ W	$6,721	$6,380	$(341)	(5.1)%
Auto	794	932	138	17.4%

Total other revenues	$7,515	$7,312	$(203)	(2.7)%

Total revenues:
H/ L/ W	$105,447	$119,882	$14,435	13.7%
Auto	116,099	105,924	(10,175)	(8.8)%

Total revenues	$221,546	$225,806	$4,260	1.9%

Total revenues. Total revenues for fiscal year 2004 increased by approximately $4.3 million, or 1.9%, compared to fiscal year 2003. The $13.2 million increase in total systems revenues for fiscal year 2004 was partially offset by a decline in total product support revenues due to the sale of ARD on October 1, 2003 and a decline in content and data services revenues.
Excluding revenues from ARD in fiscal year 2003, total revenues increased by $12.4 million, or 5.8%, from $213.4 million in fiscal year 2003 to $225.8 million in fiscal year 2004, and Auto revenues declined by $2.0 million, or 1.9%, from $108.0 million in fiscal year 2003 to $105.9 million in fiscal year 2004.
Factors affecting our systems revenues for the fiscal year ended September 30, 2004.

•	H/ L/ W systems revenues increased $16.1 million, or 32.4%, due primarily to increased sales of Eagle systems to members of the three major hardware cooperatives, as well as to increased sales of our Falcon and Eagle products.

•	The decrease in Auto systems revenues was primarily due to the sale of ARD, lower fiscal year 2004 J-CON systems sales to GPI and higher systems sales in fiscal year 2003 related to the sale of A-DIS back-up systems to GPI. Excluding revenues from ARD in fiscal year 2003, systems revenues for Auto decreased by $1.8 million, or 10.1%, from $17.9 million to $16.1 million in fiscal year 2004.
Factors affecting our product support revenues for the fiscal year ended September 30, 2004.

•	The $1.2 million, or 3.1%, increase in H/ L/ W product support revenues was due to an increase in software and hardware support and maintenance revenues from new and existing customers.

•	The $7.8 million, or 11.2%, decline in Auto product support revenues was largely due to the sale of ARD, which accounted for $6.7 million of product support revenues for the fiscal year 2003. Auto also continued to experience a decline in product support revenues associated with customer attrition from our older systems. Excluding revenues from ARD in fiscal year 2003, product support revenues decreased by $1.1 million, or 2.9%, from $38.8 million in fiscal year 2003 to $37.7 million in fiscal year 2004.
Factors affecting our content and data services revenues for the fiscal year ended September 30, 2004.

•	The $2.6 million, or 29.7%, decline in H/ L/ W content and data services revenues was primarily due to a reduction in information point-of-sale data sales to manufacturers as a result of the decision by two large mass merchandisers to no longer provide point-of-sale data to the market, including us, beginning in fiscal year 2003. We previously included this data in our point-of-sale data product.

•	Auto content and data services revenues increased by $0.4 million, or 0.8%, due to increased use of our AConneX product, networking and catalog sales to non-systems customers. Excluding revenues from ARD in fiscal year 2003, Auto content and data services revenues increased by $0.8 million, or 1.5%.

Total cost of revenues and gross profit as a percentage of revenues. The following table sets forth, for the periods indicated, our cost of revenues and the variance thereof.

	Year ended
	September 30,

(Dollars in thousands)	2003	2004	Variance $	Variance %

Total cost of revenues:
Systems	$40,171	$49,853	$9,682	24.1%
Product support	43,007	37,158	(5,849)	(13.6)%
Content and data services	24,361	18,460	(5,901)	(24.2)%
Other	4,238	4,302	64	1.5%

Total cost of revenues	$111,777	$109,773	$(2,005)	(1.8)%

The following table sets forth, for the periods indicated, our gross profit as a percentage of revenues.

	Year ended
	September 30,

	2003	2004

Gross profit as a percentage of revenues by Segment:
Systems	41.5%	39.2%
Product support	49.9%	53.1%
Content and data services	59.1%	67.8%
Other	43.6%	41.2%
Total gross profit as a percentage of revenues	49.6%	51.4%

Total cost of revenues for fiscal year 2004 decreased by $2.0 million, or 1.8%, compared to fiscal year 2003 due to a decrease in product support and content and data services costs which more than offset the increases in systems costs. Gross profit as a percentage of revenues increased from 49.6% in fiscal year 2003 to 51.4% in fiscal year 2004.
Cost of systems revenues. Total cost of systems revenues for fiscal year 2004 increased by $9.7 million, or 24.1%, compared to the previous fiscal year primarily as a result of increased systems revenues. Gross profit as a percentage of revenues declined from 41.5% for fiscal year 2003 to 39.2% for fiscal year 2004. The decline in systems gross profit as a percentage of revenues was predominantly due to higher materials costs and higher installation costs associated with higher system sales volume which was partially offset by lower depreciation and amortization expense.
Cost of product support revenues. Cost of product support revenues for fiscal year 2004, decreased by $5.8 million, or 13.6%, compared to fiscal year 2003. Gross profit as a percentage of revenues improved from 49.9% for fiscal year 2003 to 53.1% for fiscal year 2004 primarily as a result of lower personnel and consulting service expenses, lower bad debt expense and lower facility and telecommunication costs.
Cost of content and data services revenues. Cost of content and data services revenues for fiscal year 2004 decreased by $5.9 million, or 24.2%, compared to cost of content and data services revenues for fiscal year 2003. Cost of content and data services revenues for fiscal year 2004 did not include any information point-of-sale database amortization costs compared to the previous period, which included $3.3 million of such database amortization costs. The information point-of-sale database was fully amortized during fiscal year 2003 due to the decision by two large mass merchandisers, beginning in fiscal year 2003, to cease providing point-of-sale data to the market, including us, and due to a subsequent reduction in realized product services revenues from the database which we ceased providing. We previously included this data in our point-of-sale data product. We also had lower information point-of-sale acquisition, personnel and processing costs. Further, personnel and consulting costs associated with our Auto catalog production decreased.
Total operating expenses. The following table sets forth, for the periods indicated, our operating expenses and the variance thereof.

	Year ended
	September 30,

(Dollars in thousands)	2003	2004	Variance $	Variance %

Sales and marketing expense	$31,961	$31,882	$(79)	(0.2)%
Product development expense	16,997	16,167	(830)	(4.9)%
General and administrative expense	27,406	27,340	(66)	(0.2)%

Total operating expenses	$76,364	$75,389	$(975)	(1.3)%

Total operating expenses declined by $1.0 million, or 1.3%, for fiscal year 2004 compared to fiscal year 2003.

•	Sales and marketing expense. Sales and marketing expense was slightly lower for fiscal year 2004 compared to fiscal year 2003. Higher personnel expenses associated with our increased systems sales were offset by lower telecommunication and facility costs.

•	Product development expense. Product development expense declined due to the sale of ARD, lower depreciation and amortization and lower allocations of telecommunications costs due to more favorable telecommunication contracts. This decline was partially offset by increased product development spending during fiscal year 2004.

•	General and administrative expense. General and administrative expense for fiscal year 2004 decreased slightly compared to fiscal year 2003. Higher legal and professional services expenses incurred in connection with contemplated financing transactions were more than offset by reduced telecommunications costs and lower consulting expenses.
Interest expense. Interest expense for fiscal year 2004 was $19.4 million, compared to $14.8 million for fiscal year 2003, an increase of $4.6 million, or 31.1%. In June 2003, we completed a debt refinancing which resulted in higher average debt balances and higher effective interest rates for fiscal year 2004.
Expenses related to debt refinancing. We incurred $0.5 million of expenses related to the May 2004 repurchase of $17.5 million aggregate principal amount of our 9% senior subordinated notes due 2008 and incurred $6.3 million of expenses related to our June 2003 debt refinancing.
Gain on sale of assets. On October 1, 2003, we sold ARD for $6.7 million plus net working capital of $0.5 million, which resulted in a gain of $6.3 million in fiscal year 2004.
Net income. As a result of the above factors, we realized net income of $16.8 million for fiscal year 2004 compared to net income of $7.8 million for fiscal year 2003, an improvement of

$9.0 million, or 115.4%. Excluding the one-time gain on the sale of ARD, our net income increased by $2.7 million, or 34.6%, to $10.5 million for fiscal year 2004 compared to fiscal year 2003.
Year ended September 30, 2003 compared to year ended September 30, 2002
The following table sets forth, for the periods indicated, our Segment revenue, by vertical market and the variance thereof. As indicated above under “—Revenue by vertical market”, prior to fiscal year 2004 we did not track revenues generated separately in the HWHC, LBM and WDN vertical markets. Instead, these revenues are presented in a combined vertical market consisting of the HWHC, LBM and WDN vertical markets, which we refer to as H/L/W.

	Year ended
	September 30,

(Dollars in thousands)	2002	2003	Variance $	Variance %

Systems revenues:
H/ L/ W	$38,689	$49,739	$11,050	28.6%
Auto	20,763	18,969	(1,794)	(8.6)%

Total systems revenues	$59,452	$68,708	$9,256	15.6%
Product support revenues:
H/ L/ W	$39,594	$40,239	$645	1.6%
Auto	48,161	45,531	(2,630)	(5.5)%

Total product support revenues	$87,755	$85,770	$(1,985)	(2.3)%
Content and data services revenues:
H/ L/ W	$13,337	$8,748	$(4,589)	(34.4)%
Auto	49,260	50,805	1,545	3.1%

Total content and data services revenues	$62,597	$59,553	$(3,044)	(4.9)%
Other revenues:
H/ L/ W	$7,725	$6,721	$(1,004)	(13.0)%
Auto	1,176	794	(382)	(32.5)%

Total other revenues	$8,901	$7,515	$(1,386)	(15.6)%
Total revenues:
H/ L/ W	$99,345	$105,447	$6,102	6.1%
Auto	119,360	116,099	(3,261)	(2.7)%

Total revenues	$218,705	$221,546	$2,841	1.3%

Total revenues. Total revenues for fiscal year 2003 increased by approximately $2.8 million, or 1.3%, compared to fiscal year 2002. Increases in systems revenues were offset by a decline in product support, content and data services and other revenues.
Factors affecting our systems revenues for the fiscal year ended September 30, 2003.

•	The $11.0 million, or 28.6%, increase in H/ L/ W systems revenues was principally due to increased sales of productivity tools and add-on modules to existing customers, sales to new customers and the completion of a custom software project for a large retail hardware cooperative in fiscal year 2003.

•	The $1.8 million, or 8.6%, decline in Auto systems revenues was primarily due to a decrease in J-CON systems sales in fiscal year 2003.
Factors affecting our product support revenues for the fiscal year ended September 30, 2003.

•	The $0.6 million, or 1.6%, increase in H/ L/ W product support revenues was due to an increase in software and hardware support and maintenance revenues from new and existing customers in fiscal year 2003.

•	The $2.6 million, or 5.5%, decline in Auto product support revenues was due to lower customer retention on our older systems and decreases in ARD revenues in fiscal year 2003.
Factors affecting our content and data services revenues for the fiscal year ended September 30, 2003.

•	The $4.6 million, or 34.4%, decline in H/ L/ W content and data services revenues was primarily due to a reduction in information point-of-sale data sales to manufacturers as a result of the decision by two large mass merchandisers to cease providing point-of-sales data to the market, including us, beginning in fiscal year 2003. We previously included this data in our point-of-sale data product.

•	Auto content and data services revenues increased by $1.5 million, or 3.1%, due to additional sales of our data warehouse products to a large automotive aftermarket program group and increased networking product revenues in fiscal year 2003.
Total cost of revenues and gross profit as a percentage of revenues. The following table sets forth, for the periods indicated, our cost of revenues and the variance thereof.

	Year ended
	September 30,

(Dollars in thousands)	2002	2003	Variance $	Variance %

Cost of revenues:
Systems	$38,030	$40,171	$2,141	5.6%
Product support	46,367	43,007	(3,360)	(7.2)%
Content and data services	22,868	24,361	1,493	6.5%
Other	4,499	4,238	(261)	(5.8)%

Total cost of revenues	$111,764	$111,777	$13	0.0%

The following table sets forth, for the periods indicated, our gross profit as a percentage of revenues.

	Year ended
	September 30,

	2002	2003

Gross profit as a percentage of revenues by Segment:
Systems	36.0%	41.5%
Product support	47.2%	49.9%
Content and data services	63.5%	59.1%
Other	49.5%	43.6%
Total gross profit	48.9%	49.6%

Total gross margin as a percentage of revenues increased from 48.9% in fiscal year 2002 to 49.6% in fiscal year 2003. Total cost of revenues for fiscal year 2003 remained flat compared to fiscal year 2002. During fiscal year 2003, higher systems and content and data services cost of revenues were offset by lower product support and other cost of revenues causing total cost of revenues to remain constant.
Cost of systems revenues. The $2.1 million, or 5.6%, increase in cost of systems revenues is primarily due to increased sales of systems recorded during fiscal year 2003. Gross profit as a percentage of systems revenues increased from 36.0% in fiscal year 2002 to 41.5% in fiscal year 2003 due to a more favorable price and volume mix of higher-end systems sales in addition to lower hardware material costs.
Cost of product support revenues. Cost of product support revenues for fiscal year 2003 decreased by $3.4 million, or 7.2%, compared to fiscal year 2002. Gross profit as a percentage of product support revenues increased from 47.2% in fiscal year 2002 to 49.9% in fiscal year 2003 primarily due to our decision to rationalize our support services, especially those related to older systems, lower depreciation and amortization and lower facility and telecommunication costs.
Cost of content and data services revenues. Cost of content and data services revenues for fiscal year 2003 increased by $1.5 million, or 6.5%, compared to fiscal year 2002. Gross profit as a percentage of content and data services revenues decreased from 63.5% in fiscal year 2002 to 59.1% in fiscal year 2003, primarily due to an increase in database amortization of $3.1 million. The information point-of-sale database was fully amortized during fiscal year 2003 due to the decision by two large mass merchandisers to cease providing point-of-sale data to the market, including us, and the subsequent projected reduction in information product revenues to be obtained from the database. Lower facility and telecommunications costs offset the additional database amortization.
Total operating expenses. The following table sets forth, for the periods indicated, our operating expenses and variance thereof.

	Year ended
	September 30,

(Dollars in thousands)	2002	2003	Variance $	Variance %

Sales and marketing expense	$33,909	$31,961	$(1,948)	(5.7)%
Product development expense	17,435	16,997	(438)	(2.5)%
General and administrative expense	26,420	27,406	986	3.7%

Total operating expenses	$77,764	$76,364	$(1,400)	(1.8)%

Total operating expenses declined $1.4 million, or 1.8%, in fiscal year 2003 compared to fiscal year 2002.

•	Sales and marketing expense. Sales and marketing expense decreased $1.9 million, or 5.7%, in fiscal year 2003 as compared to fiscal year 2002. During fiscal year 2001 we outsourced our future leasing originations to an independent third party, and thus have not originated, nor had any interest in or contingency on, any new leases since that time. This combined with subsequent improvement in the performance of our legacy lease portfolio resulted in a $1.4 million reversal of our lease loss reserve during fiscal year 2003.

•	Product development expense. Product development expense declined by $0.4 million, or 2.5%, in fiscal year 2003 as compared to fiscal year 2002 primarily due to a reduction in development personnel costs.

•	General and administrative expense. General and administrative expense increased by approximately $1.0 million, or 3.7%, in fiscal year 2003 compared to fiscal year 2002 primarily due to higher consulting costs associated with implementing a new enterprise resource planning system in fiscal year 2003 and consulting and marketing costs related to our corporate name change.
Interest expense. Interest expense for fiscal year 2003 was $14.8 million, compared to $14.1 million for fiscal year 2002, an increase of $0.7 million, or 5.0%. In June 2003, we completed a debt refinancing which resulted in higher average debt balances and higher effective interest rates for fiscal year 2003.
Expenses related to debt refinancing. We incurred $6.3 million of expenses related to the June 2003 debt refinancing which included the write-off of $4.1 million of previously deferred debt issuance costs.
Net income. As a result of the above factors, we realized net income of $7.8 million for fiscal year 2003, compared to net income of $9.4 million for fiscal year 2002, a decrease of $1.6 million, or 17.0%.
Liquidity and capital resources
As of March 31, 2005, we had $275.9 million in outstanding indebtedness comprised of $155.4 million aggregate principal amount of 10 1/2% senior notes due 2011, net of a $1.6 million discount, $120.0 million aggregate principal amount of floating rate senior notes due 2010 and $0.5 million of debt related to lease financing that matures in varying amounts over the next three years. As of March 31, 2005, we had no outstanding borrowings under our existing senior revolving credit facility; however, we had $0.5 million of letters of credit outstanding.
Our principal liquidity requirements are, debt service, capital expenditures and working capital.
Our ability to service our indebtedness will depend on our ability to generate cash in the future. Our net cash provided by operating activities was $12.0 million for the six months ended March 31, 2005 and $42.3 million, $26.7 million and $47.4 million for fiscal years 2004, 2003 and 2002, respectively. Our net cash provided by operating activities is historically lower in our first and third fiscal quarters primarily as a result of interest payments on our 10 1/2% senior notes due 2011. The increase in cash flow provided by operating activities for fiscal year 2004 compared to fiscal year 2003 was primarily due to strong operating results and reductions in working capital, excluding cash and cash equivalents. The decrease in cash flow provided by operating activities from 2002 to 2003 was primarily due to increased tax payments in 2003 due to our completed utilization of our net operating loss carry-forwards, increased accounts receivable predominantly due to systems revenues becoming a higher percentage of total revenues in fiscal year 2003 and a negative accounts receivable impact from the enterprise resource planning implementation in the fourth fiscal quarter of 2003 which was offset by improved operating performance.
Net cash used in investing activities was $99.5 million for the six months ended March 31, 2005 and $2.6 million, $14.6 million and $12.1 million for fiscal years 2004, 2003 and 2002, respectively. On March 30, 2005, we paid $98.5 million in cash for approximately 96% of

Speedware’s common stock. The decrease in cash used in investing activities from fiscal year 2003 to fiscal year 2004 was primarily due to the $7.2 million received from the sale of ARD and $1.8 million received from the sale of certain lease receivables from our legacy lease portfolio. The increase in cash used in investing activities from 2002 to 2003 related principally to our acquisition of the stock of Internet Autoparts, Inc. from our existing majority stockholder at a cost of $1.8 million.
Our financing activities generated net cash of $113.8 million for the six months ended March 31, 2005 primarily consisting of the issuance of $120.0 million aggregate principal amount of floating rate senior notes due 2010, net of $6.0 million of related expenses. Net cash used in financing activities was $17.8 million, $2.2 million and $38.8 million for fiscal years 2004, 2003 and 2002, respectively. The increase in cash used in financing activities from fiscal year 2003 to fiscal year 2004 was primarily due to the May 2004 repurchase of our outstanding $17.5 million aggregate principal amount of 9% senior subordinated notes due 2008. The decrease in cash used in financing activities from 2002 to 2003 was primarily due to our June 2003 offering of $157.0 million aggregate principal amount of 10 1/2% senior notes due 2011, the proceeds of which were primarily used to repurchase $82.5 million aggregate principal amount of our 9% senior subordinated notes due 2008, repay our $33.0 million term loan facility and repurchase $30.0 million of our common stock.
Our existing senior revolving credit facility provides for borrowings of up to $15.0 million, a portion of which is available in the form of letters of credit. In 2003, we issued $157.0 million aggregate principal amount of 10 1/2% senior notes due 2011. On March 30, 2005, we issued $120.0 million aggregate principal amount of floating rate senior notes due 2010.
Our capitalized expenditures and product development costs were $3.8 million for the six months ended March 31, 2005 and $10.1 million, $12.5 million and $13.2 million for fiscal years 2004, 2003 and 2002, respectively. These figures included capitalized computer software and database costs of $5.5 million, $7.1 million and $7.1 million for fiscal years 2004, 2003 and 2002, respectively. After giving effect to the Speedware acquisition, we expect our capitalized expenditures and product development costs to be approximately $10.0 to $11.0 million for both fiscal year 2005 and fiscal year 2006.
Our short-term and long-term liquidity needs will arise primarily from (i) interest payments on borrowings outstanding from time to time under our new senior credit facility and, to the extent they remain outstanding, our 10 1/2% senior notes due 2011 and our floating rate senior notes due 2010, (ii) capital expenditures and (iii) working capital. We expect to fund our liquidity needs primarily with cash generated from operations. As of March 31, 2005, there were no borrowings under our existing senior revolving credit facility and there were open letters of credit of $0.5 million, which decreases the amount of available borrowings under our existing senior revolving credit facility.
Based on our current level of operations, we believe that our net cash provided by operating activities and borrowing capacity will be sufficient to enable us to fund our liquidity needs through at least fiscal year 2006. Our ability to meet our long-term liquidity needs, however, is subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. If we are not able to meet such requirements, we may be required to seek additional financing. There can be no assurance that we will be able to obtain financing from other sources on terms acceptable to us, if at all.

Contractual obligations and commercial commitments
The following table summarizes our contractual obligations and payments as of September 30, 2004:

	Payment due or expiration by fiscal year

(Dollars in thousands)	Total	2005	2006-7	2008-9	2010+

Debt(1):
Principal obligations on 10 1/2% senior notes due 2011	$157,000	$—	$—	$—	$157,000
Interest obligations on 10 1/2% senior notes due 2011	110,562	16,485	32,970	32,970	28,137
Other(2)	442	276	166	—	—

Total debt	$268,004	$16,761	$33,136	$32,970	$185,137
Other lease financing obligations(3)	1,366	1,036	330	—	—
Operating leases(4)	22,317	5,759	6,551	4,485	5,522

Total	$291,687	$23,556	$40,017	$37,455	$190,659

(1) This table does not reflect our principal and interest obligations under our outstanding $120.0 million aggregate principal amount of floating rate senior notes due 2010 because such notes were not issued until March 30, 2005.
(2) These obligations reflect leases originated and financed subsequent to the March 31, 2001 effective date of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. These obligations are expected to be funded by amounts received from lessees party to certain lease financing agreements. We have contingent liability for losses in the event of lessee nonpayment up to stated recourse limits and full recourse on lease receivables discounted that did not meet the bank or lending institutions credit guidance. As of September 30, 2004, we had no lease receivables discounted that are subject to the full recourse provision. See the discussion in Note 4—Lease receivables in the notes to our financial statements included elsewhere in this prospectus.
(3) These obligations reflect leases originated and financed prior to the March 31, 2001 effective date of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. These obligations are expected to be funded by amounts received from lessees party to certain lease financing agreements. We have contingent liability for losses in the event of lessee nonpayment up to stated recourse limits and full recourse on lease receivables discounted that did not meet the bank or lending institutions credit guidance. As of September 30, 2004, we had no lease receivables discounted that are subject to the full recourse provision. See the discussion in Note 4—Lease receivables in the notes to our financial statements included elsewhere in this prospectus.
(4) See the discussion in Note 12—Commitments and contingencies in the notes to our financial statements included in this prospectus.
Our current sources of short-term funding are our operating cash flows and our existing senior revolving credit facility. Our existing senior revolving credit facility contains customary terms and conditions, including minimum levels of debt and interest coverage and limitations on leverage. As of March 31, 2005, we were in compliance with all of the terms and conditions of our existing senior revolving credit facility.

The following table summarizes our commercial commitments as of September 30, 2004:

	Expiration by fiscal year

(Dollars in thousands)	Total	2005	2006-7	2008-9	2010+

CCI/ Triad Financial Holding Corporation notes payable(1)	$979	$979	$—	$—	$—
Standby letters of credit(2)	465	465	—	—	—
Guarantees(3)	14	14	—	—	—

Total	$1,458	$1,458	$—	$—	$—

(1) These obligations are reflected on the financial statements of CCI/ Triad Financial Holding Corporation (“Financial Holding”), one of our subsidiaries, as discussed in “Off-balance sheet arrangements” below. These obligations are expected to be funded by amounts received from lessees to these lease agreements. We have contingent liability for losses in the event of lessee nonpayment up to stated recourse limits and full recourse on lease receivables discounted that did not meet the bank or lending institutions credit guidance. At September 30, 2004, we had no lease receivables discounted that are subject to the full recourse provision. See discussion in Note 4—Lease receivables in the notes to our financial statements included in this prospectus.
(2) There is one standby letter of credit which secures certain demand deposit accounts belonging to our European subsidiaries.
(3) The guarantees relate to automobiles leased for general corporate purposes by our European subsidiaries.
Income from partnership investments
We own an approximate 20% general partnership interest in four separate partnerships, each with certain customers. We provide management information systems and services to these partnerships. During fiscal years 2002, 2003 and 2004, we recorded services revenues from these partnerships of $4.0 million, $3.9 million and $3.9 million, respectively. During fiscal years 2002, 2003 and 2004, we recorded investment income from these partnerships of $0.3 million, $0.3 million and $0.3 million, respectively.
Off-balance sheet arrangements
Our wholly owned subsidiary, Financial Holding, maintains lease receivables sold via short-term lending arrangements along with its corresponding notes payable. In accordance with GAAP, Financial Holding is excluded from our consolidated financial statements.
Prior to March 2001, we sold lease receivables via short-term lending agreements with banks and other financial institutions. At the time of sale, we recorded the newly-created servicing liabilities (lease servicing obligation and recourse obligation) at their estimated fair value and Financial Holding recorded the lease receivables from the lessees and the corresponding notes payable to the lenders. On September 30, 2004, Financial Holding held $1.2 million in leases and $1.0 million in related notes payable.
The short-term lease financing agreements contain restrictive covenants which allow us to sell new leases and service existing leases only while in compliance with those covenants. In the event of non-compliance, the banks and lending institutions could assume administrative control (servicing) of the lease portfolio and could prohibit further sales under the short-term lease financing arrangements. As of March 31, 2005, we were in compliance with the covenants.
Subsequent to March 2001, Financial Holding has not entered into any new lending arrangements. Furthermore, we do not anticipate that Financial Holding will enter any new lending arrangements. The remaining lease assets and associated notes payable amortize through December 2005.
Summarized financial information of Financial Holding for fiscal years 2002, 2003 and 2004 is as follows:

	Fiscal year ended
	September 30,

(Dollars in thousands)	2002	2003	2004

Lease revenue	$2,329	$1,103	$326
Interest expense	2,350	1,066	355

Net income (loss)	$(21)	$37	$(29)

Critical accounting policies and estimates
The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates estimates, including those discussed below. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.
Software and database development costs
In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, costs incurred internally in creating computer software products are expensed until technological feasibility has been established, which is typically evidenced by a completed program design. Thereafter, applicable software development costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. Costs incurred related to the accumulation of data for the development of databases are capitalized and subsequently reported at the lower of amortized cost or net realizable value. Capitalized costs are amortized using the greater of the amount computed using (a) the ratio that current gross revenues bear to the total anticipated future gross revenues or (b) the straight-line method over the estimated economic life of the product not to exceed five years. We are required to use our professional judgment in determining whether software development costs meet the criteria for immediate expense or capitalization using the criteria described above and evaluate software and database development costs for impairment at each balance sheet date by comparing the unamortized capitalized costs to the net realizable value. The amount by which unamortized capitalized costs exceed the net realizable value of the asset is written off and recorded in results of operations during the period of such impairment. The net realizable value is the estimated future gross revenue from that product reduced by the estimated future costs of completing, maintaining and disposing of the product.

Revenue recognition
We recognize revenue in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104, Revenue Recognition, Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, and Statement of Position 97-2, Software Revenue Recognition. We derive revenue from software license fees, computer hardware, implementation and training, software and hardware maintenance and support, content and data services and other services. We generally utilize written contracts as the means to establish the terms and conditions by which our licenses, products, maintenance and services are sold to our customers. Revenue is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations remain, the fee is fixed and determinable and collection is probable.
We use the following revenue recognition policies for sales of our systems, which generally consist of software, hardware, implementation and training:

•	Residual method. For the majority of systems sales, we use the residual method of revenue recognition. Under the residual method, we have established vendor specific objective evidence of fair value for each element of the system sale (i.e., software, hardware and implementation and training) and have determined that implementation and training services are not essential to the functionality of the delivered system. The revenues of the undelivered element of the system sale (i.e., implementation and training) are deferred until provided. The revenue for the hardware and software portion of the system sale are recognized upon shipment.

•	Percentage of completion. For those systems that include significant customization or modification of the software and where estimates of costs to complete and monitor the progress of the customization or modification are reasonably dependable, percentage of completion contract accounting is applied to both the software and implementation and training elements of the sale. Systems revenue from the software and implementation and training elements are recognized on a percentage-of-completion method with progress-to-completion measured based upon installation hours incurred. For example, a system that is 50% complete will have 50% of the software and implementation and training revenue and 50% of the expense recognized.

•	Completed contract. For those systems that include significant customization or modification of the software and where costs or estimates are not dependable, systems revenue from these sales are recognized at completion of the implementation and training based upon the completed contract method.

•	Upon shipment. When products are shipped to a customer and no contractual obligation exists that would warrant the percentage of completion method or the completed contract method, the revenue is recognized at time of shipment. For example, we recognize revenues when a current customer purchases additional hardware or software licenses.
Product support and data and content services are primarily provided on a monthly subscription basis and are therefore recognized on the same monthly basis.
These policies require our management, at the time of the transaction, to assess whether the amounts due are fixed and determinable, collection is reasonably assured and future performance obligations exist. These assessments are based on the terms of the agreement with the customer, past history and the customer’s credit worthiness. If management determines that collection is not reasonably assured or future performance obligations exist, revenue recognition is deferred until these conditions are satisfied.
Allowance for doubtful accounts
In accordance with SFAS No. 5, Accounting for Contingencies, we maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers was to deteriorate due to industry factors, general economic factors or otherwise, resulting in an impairment of their ability to make payments, additional allowances may be required.
Valuation of goodwill and other intangibles
We account for intangible assets in accordance with SFAS No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Business acquisitions typically result in goodwill and other intangible assets, and the recorded values of those assets may become impaired in the future. The determination of the value of these intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. We assess potential impairments to intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. Our judgments regarding the existence of impairment indicators and future cash flows related to intangible assets are based on the operational performance of the acquired businesses, market conditions and other factors. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with the acquired businesses is impaired. Any resulting impairment loss could have a material adverse impact on our results of operations.
Recently issued accounting pronouncements
In November 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, which is effective for fiscal years beginning after June 15, 2005. The pronouncement requires that excessive spoilage, double freight and re-handling costs be recognized as current period charges and that fixed production overhead charges included in the cost of inventory conversion be based upon normal production capacities. This is our current policy and therefore will not affect either our financial condition or our results of operations.
In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which supersedes Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees, SFAS No. 123, Accounting for Stock Based Compensation, and related implementation guidance. Under this pronouncement, share-based compensation to employees is required to be recognized as a charge to the statement of operations and such charge is to be measured according to the fair value of the stock options. In the absence of an observable market price for the stock awards, the fair value of the stock options would be based upon a valuation methodology that takes into consideration various factors, including the exercise price of the option, the expected term of the option, the current price of the underlying shares, the volatility of our stock and the risk free interest rate. Our current policy is not to expense share-based compensation, based upon the fair value method; however, we do disclose the affect of this item as currently required by SFAS 123. SFAS No. 123R allows for either prospective recognition of compensation expense or retrospective recognition, which may be back to the original issuance of SFAS No. 123 or only to the beginning of the year of adoption. We are currently evaluating these transition methods as well as the impact of adoption of FAS 123R. We expect the adoption will not have a significantly negative impact on our results of operations. We do not expect the adoption to significantly impact our overall financial position. The pronouncement will now be effective for fiscal years beginning after June 15, 2005 based on the new rule adopted by the SEC in April 2005. We will adopt this pronouncement beginning in fiscal year 2006, which begins October 1, 2005.
In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, or FIN 46, which clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements. FIN 46 requires variable interest entities, or VIEs, to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a VIE is called the primary beneficiary of that entity. FIN 46 also requires disclosures about VIE that a company is not required to consolidate but in which it has a significant variable interest. In December 2003, the FASB completed its deliberations regarding the proposed modification to FIN 46 and issued Interpretation No. 46R, Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51, or FIN 46R. The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. Application of FIN 46R is required in financial statements of public entities that have interests in VIE or potential VIE commonly referred to as special-purpose entities for periods ending after December 15, 2003. There was no material impact from the application of FIN 46R on our financial position or results of operations.
Quantitative and qualitative disclosures about market risk
Interest rate risk
At March 31, 2005, we had outstanding $155.4 million aggregate principal amount of 10 1/2% senior notes due 2011, net of a $1.6 million discount, $120.0 million aggregate principal amount of floating rate senior notes due 2010 and no borrowings under our existing senior revolving credit facility. The senior notes due 2011 bear interest at a fixed rate of 10.5%. The floating rate senior notes due 2010 and our existing senior credit facility bear interest at floating rates.
Foreign currency risk
The majority of our operations are based in the United States and, accordingly, the majority of our transactions are denominated in U.S. dollars; however, we do have foreign based operations where transactions are denominated in foreign currencies and are subject to market risk with respect to fluctuations in the relative value of currencies. Currently, we have operations in Canada, the United Kingdom, Ireland and France and conduct transactions in the local currency of each location.
We monitor our foreign currency exposure and, from time to time, will attempt to reduce our exposure through hedging. At March 31, 2005, we had no foreign currency contracts outstanding.

Business
Overview
We are a leading provider of business management solutions serving small and medium-sized businesses in four primary vertical markets: hardware and home center, lumber and building materials, the automotive parts aftermarket and wholesale distribution. Using a combination of proprietary software and extensive expertise in our vertical markets, we provide complete business management solutions for our customers. Our business management solutions provide tailored systems, product support, and content and data services that are designed to meet the unique requirements of our customers. We provide fully integrated systems and services including point-of-sale, inventory management, general accounting and enhanced data management that enable our customers to manage their day-to-day operations. We believe our solutions allow our customers to increase sales, boost productivity, operate more cost efficiently, improve inventory turns and enhance trading partner relationships.
With over 25 years of operating history, we have built a large base of approximately 10,000 systems customers operating in over 20,000 business locations. Our electronic automotive parts and applications catalog is used in approximately 27,000 business locations (which includes our systems locations in the automotive parts aftermarket). We have developed strategic relationships with key market participants in the hardware and home center and lumber and building materials vertical markets and the automotive parts aftermarket. For example, we are the preferred or a recommended business management solutions provider for our major customers, including the members of the Ace Hardware Corp., True Value Company and Do it Best Corp. cooperatives and for Aftermarket Auto Parts Alliance, Inc. In addition, we have licensing agreements with key participants in each of our vertical markets, including O’Reilly Automotive, Inc., Central Garden & Pet Company and Parr Lumber Company. Based on the number of business locations where our solutions are installed, we believe that we have a leading market position in the United States in the hardware and home center and lumber and building materials vertical markets and the automotive parts aftermarket. The Speedware acquisition has reinforced our leading position in the lumber and building materials vertical market and made us one of the leading providers of business management solutions to distributors in the wholesale distribution vertical market in the United States.
Market opportunity
We focus our products and services on four primary vertical business markets: hardware and home center, lumber and building materials, the automotive parts aftermarket and wholesale distribution. The vast majority of our customer base is comprised of small and medium-sized businesses. We believe that these businesses are increasingly taking advantage of information technology to more effectively compete and manage their operations. According to industry sources, information technology spending, including spending on systems and services such as ours and other technology, by businesses with less than 1,000 employees is expected to grow approximately 8.0% in 2005, outpacing the growth in spending by larger enterprises. In addition, information technology spending by these small and medium-sized businesses in the retail and wholesale trade vertical markets ranged from approximately 1.5% to 2.0% of their total revenues in 2004.

We have identified a number of common factors driving demand for technology solutions within our vertical markets:

•	Need for turnkey business management solutions. To meet the challenges of today’s competitive environment, small and medium-sized businesses demand products and services designed to fulfill unique business needs within a particular vertical market. We believe that software applications from vendors such as Intuit Inc., Microsoft Corporation, Oracle Corporation, The Sage Group PLC and SAP AG, with a broad, general or horizontal approach, do not adequately address the needs of businesses that have specific functionality requirements. In addition, small and medium-sized businesses generally do not have dedicated technology teams to plan, purchase, integrate and manage information technology solutions. As a result, these businesses prefer a single vendor to provide and support their technology infrastructure that includes software, hardware, product support and content and data services.

•	Complex supply chains. Our customers operate in markets that have multi-level supply chains consisting of service dealers, builders and other professional installers and do-it-yourselfers that order parts or products from local or regional stores and distributors. These stores, in turn, are connected to one or more warehouses or distributors, which, in turn, are connected to manufacturers. Many of these connections are now Internet-based to facilitate e-commerce. Businesses with complex supply chains require more sophisticated systems to operate efficiently.

•	Inventory management. Our customers operate in complex distribution environments and manage, market and sell large quantities of diverse types of products, requiring them to manage extensive inventory. Their ability to track and manage that inventory more efficiently can improve their operational and financial performance.

•	Under-utilization of technology. We believe small and medium-sized businesses are under-utilizing technology and need to upgrade their older systems or purchase new systems in order to remain competitive. Many of the systems currently in use in the vertical markets we serve are older, character-based or in-house systems with limited functionality. These businesses will need to replace their older systems with more modern, comprehensive business management solutions.

•	High customer service requirements. Our customers seek to differentiate themselves in their respective marketplaces by providing a high degree of customer service. For example, professional contractors expect on-time delivery of complex orders to their building sites, the ability to charge the orders to their account and the ability to receive a credit for any unused materials. In order to meet these high service requirements, businesses in the vertical markets we serve are increasingly adopting more advanced business management solutions.
We believe an opportunity exists for technology providers offering turnkey business management solutions and a high degree of services tailored for specific vertical markets. We believe the small to medium-sized business sector will continue to upgrade technology to be more competitive, which allows customers to be more competitive by improving sales, reducing operating costs, increasing productivity and streamlining inventory management and supply chain processes.

Our business model
Our products and services provide turnkey business management solutions tailored to each of the vertical markets we serve. The majority of the customers within the vertical markets we serve are small to medium-sized businesses that are increasingly utilizing technology to more effectively manage their operations and supply chains. Our business management solutions allow our customers to improve sales, operate more cost efficiently, increase productivity, increase inventory turns and improve trading partner relationships. We deliver a combination of vertically focused systems and services that our customers use to manage their day-to-day operations. Our systems revenues are generally derived from one-time sales while our services revenues generally consist of subscription-based sales that are generally recurring in nature. For the six months ended March 31, 2005, our systems revenues were 40% of our total revenues and our services revenues accounted for 60% of our total revenues. Our services revenues consist of product support, content and data and other services. The key components of our business management solutions include:
Systems
We provide proprietary vertical-specific software applications, implementation and training, and third-party hardware and peripherals. Our software applications are tailored to the unique business processes of our target vertical markets. Depending on the vertical market and specific customer requirements, these systems can provide in-store, retail, contractor and distributor-based solutions with fully integrated applications that manage the workflows of a customer’s business operations. In addition, our systems include productivity tools, add-on modules, replacement hardware and upgrade applications for our existing installed base of customers. Our selling prices for systems can range from $15,000 to $900,000 depending on the size of the customer, the software applications needed and the complexity of the implementation.
Product support
We provide comprehensive maintenance and customer support. Because our customers are principally small and medium-sized businesses, they require a high level of service, training and customer support to maintain and improve their systems. We sell a variety of post-sale support programs that can include customer support activities, including support through our advice line, software updates, preventive and remedial on-site maintenance and depot repair services. Our product support is generally provided on a monthly subscription basis, and accordingly, revenues are generally recurring in nature. Virtually all new systems customers subscribe to product support and continue to subscribe as long as they use the system.
Content and data services
We provide a full range of additional value-added products and services to our customers. Our content and data services include proprietary database and data management products for our vertical markets (such as our comprehensive electronic automotive parts and applications catalog and point-of-sale business analysis data), connectivity services, e-commerce, networking and security monitoring management solutions. We sell a majority of these content and data services on a monthly subscription basis.

Other services
Our other services are comprised primarily of business products, such as forms and other paper products, and income from our legacy customer lease portfolios. Subsequent to June 2001, we outsourced all future customer leasing originations to an independent third party and thus have not originated, or had any interest in or contingency on, any new leases since that time.
Vertical market focus
Our business management solutions serve four primary vertical markets where we have developed specific expertise and have a significant presence. These vertical markets consist of:
Hardware and home center
The hardware and home center vertical market consists of independent hardware retailers, home improvement centers, paint, glass and wallpaper stores, agribusiness, and retail nurseries and gardens. Hardware stores predominately sell a large variety of hardware, hand and power tools, plumbing and electrical supplies, paint and home décor and lawn and garden supplies to consumers. Home centers carry a much broader product line than hardware retailers and specialize in home improvements and repairs. In addition to hardware items, home centers generally also stock lumber and building materials. The independent hardware retailers are usually affiliated with cooperatives and buying groups, such as Ace Hardware Corp., True-Value Company or Do it Best Corp., that enable members to compete through optimized product assortment, buying power, brand and member-wide customer loyalty programs and promotions. These cooperatives also influence the information technology buying decisions of their large groups of members. Due to their size, chain home centers, such as The Home Depot Inc., Lowe’s Companies, Inc. and Menard, Inc., generally customize and support their own information technology systems. These chain home centers represented approximately 55% of revenues in this vertical market in 2004. Small and medium-sized businesses in this vertical market have remained competitive by implementing technology solutions and focusing on customer service for a broad range of consumers and professionals. The number of hardware stores has remained generally stable in the United States for the past few years.
We believe that growth in this vertical market is being driven by a number of recent trends, including new home construction and sales, increased spending on home improvement, favorable demographic trends and generally positive economic conditions, among others. Dun & Bradstreet currently estimates that the hardware and home center vertical market generates approximately $210 billion in annual revenues of which approximately $66 billion are generated by small and medium-sized businesses (as we define by annual revenues ranging from $300,000 to $1.0 billion).
Lumber and building materials
Lumber and building materials dealers operate independent lumber and building material yards and purchase directly from mills or buying groups. These businesses carry a broad assortment of products including commodity lumber items, engineered wood products and high value assembled products including doors, windows and trusses. Lumber and building materials dealers are primarily focused on meeting the needs of professional builders and contractors that have specific service requirements, including estimating services, job site specific information, delivery services and installed sales services. To remain competitive, we believe small and medium-sized lumber and building materials dealers are utilizing information technology to meet the servicing requirements of their customer base of professional builders. This focus on servicing the professional segment of this vertical market is in contrast to large home centers that primarily serve the consumer segment.
We believe that growth in this vertical market is being driven by a number of recent trends, including new home construction and sales and increased spending on home improvement. Dun & Bradstreet currently estimates that the lumber and building materials vertical market generates approximately $98 billion in annual revenues of which approximately $40 billion are generated by small and medium-sized businesses (as we define by annual revenues ranging from $1.0 million to $1.0 billion).
Automotive parts aftermarket
There are three distinct distribution channels through which automotive parts distribution occurs: the wholesale, retail and new car manufacturer channels. The automotive parts aftermarket consists of the manufacture, distribution, sale and installation of new and remanufactured parts used in the maintenance and repair of automobiles and light trucks. Our systems solutions target primarily the wholesale channel and our data and content services target the wholesale and retail channel.
There is substantial inefficiency in the automotive parts aftermarket supply chain. Based on statistical data analysis of parts stores’ inventory from our ePartInsight Data Warehouse product, approximately 20% of parts sold are not stocked locally and approximately 22% of parts stocked are not sold within 24 months. In addition, according to industry sources, approximately 27% of parts sold are eventually returned. Participants in the automotive parts aftermarket are required to manage large quantities of data. There are over 4.5 million different stock-keeping units, or SKUs, available to parts sellers. As a result, most automotive parts aftermarket participants require comprehensive inventory management systems and catalogs to keep track of these parts. Also, consumer demand for same-day repair service and the need to quickly turn repair bays encourage professional installers to require prompt delivery of specific parts from their suppliers. Therefore, the ability of either a warehouse distributor or parts store to access information about a part’s availability and price and to promptly supply the required product is critical to its success.
We believe that growth in the automotive parts aftermarket in the United States will be driven by a number of factors, including growth in the aggregate number of vehicles in use, increases in the average age of vehicles in operation and increased vehicle complexity. Dun & Bradstreet currently estimates that the automotive parts aftermarket generates approximately $120 billion in annual revenues of which approximately $69 billion are generated by small and medium-sized businesses (as we define by annual revenues ranging from $300,000 to $1.0 billion).
Wholesale distribution
The wholesale distribution vertical market includes distributors of a range of products including electrical supply, plumbing, heating and air conditioning, brick, stone and related materials, roofing, siding, insulation, industrial machinery and equipment, industrial supplies and service establishment equipment.
The business of wholesale distributors revolves around tracking and managing product inventory and servicing customers with high service level requirements, such as product knowledge and availability, flexible delivery schedules, returns management and complex invoicing. In addition, wholesale distributors operate in multiple locations. The ability to manage these distributed operations with a single inventory management system is essential to the success of their business. Wholesale distributors are increasingly using more sophisticated information technology systems to improve merchandising, increase sales, reduce carrying and other operating costs and improve customer service.
We believe that growth in this vertical market is being driven by increased spending on commercial and residential construction, industrial production and generally positive economic conditions, among others. Dun & Bradstreet currently estimates that the wholesale distribution vertical market generates approximately $377 billion in annual revenues of which approximately $262 billion are generated by small and medium-sized businesses (as we define by annual revenues ranging from $2.5 million to $1.0 billion).
Competitive strengths
Provide a turnkey business management solution to our vertical markets. Using a combination of proprietary software and extensive expertise in our vertical markets, we provide complete solutions for our customers. Our solutions provide tailored systems, product support and content and data services that are designed to meet the unique requirements of our customers and enable them to interact with a single vendor for their business management solutions. For this reason, many of our customers have chosen to outsource their information technology requirements to us because they do not have significant in-house information technology capabilities. We believe that our focus on specific vertical markets makes our sales, marketing and product development efforts more efficient, knowledgeable and effective in our target vertical markets.
Leading market position, with extensive vertical expertise. With over 25 years of operating history, we have developed substantial expertise in serving vertical markets. Based on the number of business locations where our solutions are installed, we believe that we have a leading market position in the hardware and home center and lumber and building materials vertical markets and the automotive parts aftermarket. The Speedware acquisition has reinforced our leading position in the lumber and building materials vertical market and made us one of the leading providers of business management solutions to distributors in the wholesale distribution vertical market.
Large base of customers with high retention. We have built a large base of approximately 10,000 systems customers operating in over 20,000 business locations. Our electronic automotive parts and applications catalog is used in approximately 27,000 business locations (which includes our systems locations in the automotive parts aftermarket). In our experience, our systems and services are integral to the operations of our customers’ businesses and switching from our systems generally requires a great deal of time and expense and may present a significant operating risk for our customers. As a result, we have high levels of customer retention. For example, our average product support retention rate for the last three fiscal years for our Eagle product, one of our key business management solutions platforms, has been greater than 95%.
Relationships with key market participants. We have developed strategic relationships with key market participants in the hardware and home center and lumber and building materials vertical markets and the automotive parts aftermarket. For example, we are the preferred or a recommended business management solutions provider for our major customers, including the members of the Ace Hardware Corp., True Value Company and Do it Best Corp. cooperatives and for Aftermarket Auto Parts Alliance, Inc. In addition, we have licensing agreements with key participants in each of our vertical markets, including O’Reilly Automotive, Inc., Central Garden & Pet Company and Parr Lumber Company. We believe that these referenceable relationships are evidence of the strength of our solutions and differentiate us from our competitors.
Flexible systems offerings. Depending on our customers’ size, complexity of business and technology requirements, we have a range of systems offerings. In our hardware and home center, lumber and building materials and wholesale distribution vertical markets, we provide our Eagle product that, while still tailored to the vertical market it serves, has a more standard functionality for customers with lower complexity of operations and technology needs. This product is currently being adapted as a replacement for our J-CON product in the automotive parts aftermarket with expectation for a 2006 introduction to our customers in this market. In each of our vertical markets, we also provide a higher-end business management solution for customers with more complex operations and technology needs. By providing flexible systems offerings, we are able to access a broader segment of the addressable market in each of the vertical markets we serve. In addition, the modular design of our productivity tools and add-on modules provides our customers with flexibility to deploy all of our add-on offerings at once or to implement our offerings individually or incrementally.
Large base of recurring subscription revenues. Product support and content and data services revenues comprise nearly all of our services revenues. These revenues are generally recurring in nature since they are derived primarily from monthly subscriptions to our support and maintenance services, our electronic automotive parts and applications catalog, databases, connectivity and other services. Services revenues accounted for approximately 60% of our total revenues for the six months ended March 31, 2005. We believe that the generally recurring nature of our product support and content and data service revenues provides us with a more predictable and stable stream of revenues relative to systems revenues that are primarily one-time purchases. Virtually all new systems customers subscribe to product support and continue to subscribe as long as they use the system.
Business strategy
Grow our customer base. We intend to expand our customer base across the vertical markets we serve. While we believe we have established leadership positions in our vertical markets, the fragmented nature of these vertical markets presents an opportunity to increase our penetration. Examples of ways we intend to expand our customer base include:

•	Hardware and home center. In March 2004, we entered into an endorsement and marketing agreement with Do it Best Corp., one of the largest member-owned hardware and lumber cooperatives in the United States. As part of this relationship, we intend to sell business management solutions to many of the cooperative’s 4,100 independent hardware and building materials retailers.

•	Lumber and building materials. We intend to continue to focus on further penetrating the professional segment that services the needs of professional builders and contractors. Our sales strategy focuses on the top 900 businesses that are not currently customers of ours.

•	Wholesale distribution. As a result of the Speedware acquisition, we acquired a solid base of customers and several key products in the wholesale distribution vertical market. We plan to further penetrate specific sub-verticals of the wholesale distribution vertical market, including industrial supply, electrical supply, plumbing and heating and air-

conditioning by marketing our Eagle platform to smaller distributors and our Prelude system to larger distributors.

Re-establish growth in the automotive parts aftermarket. We are pursuing a number of technology and service improvements that we believe will provide a foundation for growth in the automotive parts aftermarket. We are currently developing our Eagle platform as an upgrade path for our J-CON customers. We expect to begin offering this product to our customer base in 2006. In April 2005, we entered into an agreement with Aftermarket Auto Parts Alliance, Inc. in which they will use our electronic automotive parts and applications catalog through 2008 and have committed to install our Eagle platform as their next generation system. Furthermore, we are launching a next generation version of our electronic automotive parts and applications catalog which will reduce the time it takes to input new parts into the catalog, approximately doubling the number of annual updates and adding significant additional parts information.
Cross-sell additional products and services to our installed base of customers. We plan to continue to capitalize on our existing customer base by increasing the number of products and services they use. We have developed a range of productivity tools and add-on modules, such as business intelligence, credit card signature capture and delivery tracking tools, that can be sold into our customer base as incremental solutions. We sell to our installed base of customers through an inside sales force of over 90 sales professionals. We also intend to enhance our service value by making improvements to our service processes, offering incremental service plans and selling additional catalog and data services to our customers. Such services are typically subscription-based and will reinforce the portion of our revenues that are generally recurring in nature. In addition, we have recently deployed a new customer relationship management system to improve our call center infrastructure and provide better service to our customers.
Upgrade existing customers operating older products. We have developed our current generation of products based on Intel platforms with Windows, Linux, AIX and several UNIX platforms. A large number of our existing customers currently operate older systems that we service and maintain but do not actively sell. Our current generation of products has been developed to provide an efficient migration path while preserving existing embedded, vertical functionality. We believe there is a significant opportunity to upgrade these customers operating older systems to our current generation of new products. For example, over 1,100 customers have upgraded to our Eagle for Windows platform in the last five years.
Invest in product development. We will continue to invest in product development and technology that can be combined with our extensive knowledge and experience in our vertical markets to better serve our customers. We are developing additional innovative software applications and proprietary content that will allow our customers to manage their business operations more efficiently. For example, we have developed a range of productivity tools, such as delivery tracking, estimating and business intelligence solutions that will allow our customers to more effectively operate their supply chains. In addition, we are enhancing e-commerce and connectivity services to allow our customers to interact with their trading partners more efficiently.
Selectively pursue strategic acquisitions. We intend to continue to grow our business through select, strategic acquisitions. Our recent acquisition of Speedware expanded our presence in the lumber and building materials and wholesale distribution vertical markets. We believe that there are other companies providing products and services in our target vertical markets that may be attractive acquisition candidates. We expect to continue to use acquisitions to expand our products and services offerings, reinforce our technology base, enhance our leadership position within our target vertical markets and expand our geographic presence and/or distribution channels. We also plan to pursue acquisitions that extend our presence into other complementary vertical markets with similar challenges and requirements of those that we currently serve.
Products and services
Our products and services offerings consist of:

•	Systems. We provide vertical specific proprietary software applications, implementation and training and third-party hardware and peripherals.

•	Product support. We sell a variety of post-sale support programs that include daily operating support through our advice line, software updates, preventive and remedial on-site maintenance and depot repair services.

•	Content and data services. Our content and data services include proprietary database and data management products for our vertical markets (such as our comprehensive electronic automotive parts and applications catalog and point-of-sale business analysis data), connectivity services, e-commerce, networking and security monitoring management solutions.
Systems
We offer systems consisting of proprietary vertical-specific software applications, implementation and training and third-party hardware and peripherals. Our systems provide in-store, retail, distributor and warehouse-based solutions with fully-integrated applications that manage the workflows and data relating to a customer’s typical sales transaction and, automate and streamline a customer’s inventory, sales and distribution operations. These applications include order management and fulfillment, barcode scanning and processing, inventory control, pricing, purchasing, accounts receivables and payables, special order processing, quote and bid processing, vendor and manufacturer communications, payroll, general ledger and credit and debit card authorization. The selling price of our systems depends on a variety of factors, including the number of locations and users and the system requirements of the customer.
In addition, we offer productivity tools and add-on modules to our customers to enhance the capabilities of our systems. The modular design of our productivity tools and add-on modules, such as business intelligence, credit card signature capture and delivery tracking, provides our customers with flexibility to deploy or implement our offerings individually or incrementally.
When we sell a new system or add-on module, our education and training team works to minimize disruption during the conversion process and to optimize our customers’ use of the system by training them to use the primary and specialized features of the software. In addition, we integrate most of our products with hardware components and software products of third-party vendors prior to distributing the systems to our customers. We primarily use Dell Inc.’s industry standard server and workstation hardware to power of our software solutions. In addition, we offer hardware solutions from International Business Machines Incorporated and Hewlett-Packard Company for certain of our solutions.
Our primary systems offerings serve customers with varying operations and technical requirements. Customers with lower complexity of operations typically operate fewer than 50 locations, and often operate a single location. Customers with higher complexity of operations often operate multiple locations, have complex inventory requirements and have more advanced in-house information technology resources.
The following table outlines our primary systems offerings:

Vertical market	Lower customer complexity	Higher customer complexity

Hardware and home center	Eagle for Windows	Falcon

Lumber and building materials	Eagle for Windows	Falcon
ECS Pro

Automotive parts aftermarket	Prism	A-DIS
	Eagle for J-CON*	Ultimate

Wholesale distribution	Eagle for Distribution	Prelude

*   Eagle will replace J-CON as a system offering in the automotive parts aftermarket in mid-2006.
Eagle. Our Eagle platform is designed for small and medium-sized retail stores across multiple vertical markets, including hardware and home center, lumber and building materials and wholesale distribution. Eagle is generally designed for customers with less complex business needs. While the majority of Eagle’s systems are used by single store locations, the Eagle platform can operate up to 50 locations. We are currently developing a version of Eagle targeted at the automotive parts aftermarket and expect to release the product in mid-2006. The selling price of our Eagle system ranges from $15,000 to $300,000.
Prism. Our Prism product is designed to meet the needs of both national and independent stores as well as smaller businesses in the automotive parts aftermarket. Prism is a distribution management system designed to improve point-of-sale operations, fine-tune pricing, optimize inventory and manage cash flow. The selling price of our Prism system typically ranges from $10,000 to $90,000.
Falcon. Our Falcon system is designed for large multi-location lumber and building materials and hardware and home center retail operations. Falcon provides flexibility in tailoring the system to meet the separate needs of individuals, groups, departments and single or multiple retail store locations. The selling price of our Falcon system typically ranges from $90,000 to $850,000.
ECS Pro. ECS Pro, a product that we obtained through the Speedware acquisition, is targeted at the lumber and building materials vertical market. The selling price of our ECS Pro system typically ranges from $80,000 to $600,000.
A-DIS. Our A-DIS system is designed for large warehouse distributors in the automotive parts aftermarket. A-DIS is fully integrated to our J-CON product, which is used primarily by parts stores and is described above. The selling price of our A-DIS system typically ranges from $100,000 to $250,000.
Ultimate. Our Ultimate system is designed for, and targeted to, local, regional and national warehouse distributors in the automotive parts aftermarket. The selling price of our Ultimate system typically ranges from $50,000 to $250,000.
Prelude. Prelude, a product that we obtained through the Speedware acquisition, provides comprehensive business management software solutions to wholesale distributors with more complex business needs. Prelude is a feature-intense solution that includes integrated customer relationship management, returned goods processing, accounts receivable collections and forecasting, requisition, purchasing and vendor invoice reconciliation. The selling price of our Prelude system typically ranges from $90,000 to $900,000.
Systems we continue to support. In addition to our primary system offerings, we also service and maintain, but do not actively sell, additional systems including:

•	J-CON. Our J-CON system is designed to manage stores that are members of a national account program in the automotive parts aftermarket. J-CON serves as an inventory management and electronic purchasing tool, trading principally with a single warehouse distributor or multiple warehouse distributors on an A-DIS system.

•	CSD and Gemini. These systems were designed for medium to large-sized hardware and home center and lumber and building materials distributors.

•	Loadstar/ S-12/ Service Dealer/ Eclipse. These systems were designed for independent distributors and professional service installers in the automotive parts aftermarket.

•	Dimensions/ Version 2/4GL. Acquired in the Speedware acquisition, these systems are older character-based systems that have broad functionality and are actively used by customers in our lumber and building materials vertical market.
Currently, we realize significant product support revenues from customers using these systems. We have built upgrade and conversion paths for the customers of our CSD and Gemini systems to our Eagle or Falcon systems. Similarly, we are building upgrade and conversion paths for the customers of our Dimensions, Version 2 and 4GL systems to our Falcon system. In addition, we have built upgrade paths for S-12 and Eclipse systems to migrate to our Prism system. We are targeting our sales and marketing efforts to these customers and expect many of them to continue to upgrade to our current systems over the next five years.
Product support
We provide comprehensive maintenance and customer support for each of our systems. Our customers are principally small and medium-sized businesses that require a high level of service, training and customer support to train users and to maintain their systems. We believe that we offer the broadest set of implementation and support services to businesses in our vertical markets. Our product support offerings include:

•	Access to software updates. We provide our product support customers with regular software updates which, among other things, provide bug fixes, general functionality enhancements and efficiency improvements.

•	Advice line support. Our team of software and applications specialists provides customers with telephonic and internet training, troubleshooting and other support related to our software and hardware. This team provides technical and industry specific support for our systems through real-time diagnostics, access to our extensive knowledge-base and assistance in optimizing our customers’ usage of our systems for their businesses. We offer our customers several service plan options to accommodate their support needs and requirements for their businesses. In addition, our product development team is available to address the most complex systems issues.

•	Nationwide hardware and networking specialists. Our field service team can be dispatched throughout the United States, Canada and Puerto Rico to diagnose and repair hardware and software on-site. We believe that this team of service professionals provides us with a competitive advantage. Because these services are provided on site, the customer often develops a working relationship with its hardware and networking specialist. We do not believe any primary competitor offers nationwide on-site support and service.

•	Server and peripheral repair. We support server and peripheral repair via overnight exchange and other programs from our repair facility in Tracy, California and through outsourced peripheral repair services.

We have web-based product support that allows customers direct access to a call tracking system, on-line product training courses and an on-line knowledge base. These features allow customers to request support services, review specific calls or their entire call history, increase employee system knowledge through on-line coursework or search a knowledge base to obtain immediate answers to questions. In addition, we have recently deployed a new customer relationship management system to improve our call center infrastructure and provide better service to our customers.
Virtually all new systems customers subscribe to product support and continue to subscribe as long as they use the system. Product support revenues are generally month-to-month and monthly fees vary with system size and configuration. In addition, we offer seminars and workshops to assist customers in understanding the capabilities of their systems. We strive to provide comprehensive information technology support to small and medium-sized business customers to build customer relationships, enhance customer satisfaction and maximize customer retention rates.
Content and data services
Our content and data services include information services, such as database services with information and reports related to point-of-sale activity and connectivity services. These services are specific to our vertical markets and complement our systems offerings.
Automotive parts aftermarket: We provide electronic catalogs, bar codes, related repair information and reports based on point-of-sale activity through a variety of data services. These proprietary database products and services generate recurring revenues through monthly subscription fees and differentiate our products from those of our competitors. We offer data services to our automotive parts aftermarket customers, including warehouse distributors, manufacturers and parts stores and professional installers. Our principal content and data services are:

•	PartExpert. Our electronic automotive parts and application catalog provides access to a database of over 72 million unique automobile part applications for approximately 6,500 automotive parts aftermarket product lines. These products significantly reduce the time-consuming and cumbersome use of printed catalogs and are designed to increase productivity and accuracy in parts selection and handling. Our systems are integrated with PartExpert. For our PartExpert product, we acquire, enter, clean, standardize and format data from over 800 automotive parts manufacturers in an original, creative and unique manner. This data comes from manufacturers in paper or electronic format. We generally produce catalog updates on compact discs approximately ten to twelve times per year from our facilities in Livermore, California, Austin, Texas and Longford, Ireland.

•	ePartExpert. ePartExpert enables service professionals and consumers to access our automotive parts database online. This product is used by the manufacturer, warehouse distributor and professional installer segments of the automotive parts aftermarket.

•	ePartInsight. ePartInsight provides data hub capability that allows large buying groups to access inventory and sales information throughout the buying group simultaneously, which allows better visibility into product sales and inventory trends. This data warehouse product can be connected to all of our automotive parts aftermarket warehouse distributor and parts store products as well as third-party software.

•	Manufacturer services. We provide a number of fee-based services to the manufacturer segment of the automotive parts aftermarket. These services include catalog content comparisons to similar product groups from other manufacturers, pricing comparisons to similar parts available in the market and electronic catalog data mapping and format conversion.

•	Connectivity services. We offer Internet and modem-based communication services that connect the automotive parts aftermarket from manufacturers through warehouse distributors and parts stores to professional installers. Our flagship service, AConneX, uses the Internet to allow communication between and among our software systems and other companies’ software systems. AConneX enables parts to be ordered by professional installers from eStore partners and creates a trading network among parts stores and warehouse distributors. In addition, we offer an electronic data interchange interface between warehouse distributors and manufacturers.
We also market the following content and data services to our vertical markets.

•	Networking Support & Security Monitoring. Our Networking Support & Security Monitoring offerings are targeted primarily at the hardware and home center vertical market and the automotive parts aftermarket, but are applicable to all of our four vertical markets. These offerings provide network installation, provisioning, troubleshooting and problem resolution, fire wall installation and configuration and virus protection services.

•	VISTA. Our VISTA offering is targeted for manufacturers in the hardware and home center vertical market. VISTA provides ongoing measurement of brand and item movement with major product classifications using point-of-sale business analysis data from independent hardware stores and consumer survey data. Information provided by VISTA gives manufacturers insight into how a specific product or brand performs against its competitors and the market in general. For our VISTA product, we partner with a third-party provider to identify, query and receive information from customer survey participations. We provide this data to our customers in a variety of formats.

•	IDW and IDX. Our IDW and IDX offerings are targeted at the wholesale distribution vertical market. They enable electrical parts manufacturers and warehouse distributors to exchange purchase order and related documents using electronic data interchange and internet technologies.

•	INet. Our INet offering is targeted at the hardware and home center, lumber and building materials and wholesale distribution vertical markets. INet provides e-commerce capabilities to our customers such as the ability to conduct business online with their vendors and customers, including e-store ordering, invoicing and e-statement functionality.

Other offerings
In addition to systems, product support and content and data services offerings, we offer our customers migration and application development tools, OpenERP solutions and other business products.

•	Migration and application development tools. We provide a complete suite of professional services and software tools for customers who wish to migrate their applications and databases from the HP e3000 to other HP platforms. In November 2001, the Hewlett-Packard Company announced that it is ending sale and support for this platform over a five-year period, that will likely result in the decline of our migration business. Our application development tools are designed for use by software programmers for the design and development of computer applications which can be executed on a variety of computer systems other than those platforms used to develop the software application. These application tools substantially improve programmer productivity by facilitating the development of better quality business applications in much less time than traditional tools.

•	OpenERP Solutions. OpenERP Solutions was launched in 2004 as a solution for discrete manufacturers with the simultaneous acquisition of the legacy enterprise resource planning, or ERP, applications and related customer base from eXegeSys, Inc. and licensing of a brand new open-source-based ERP application. These modules have been utilized by customers as building blocks of internally-developed ERP systems. OpenERP Solutions has developed a program to retain as many ERP customers as possible by offering a lower-risk and lower-cost upgrade from ERP to OpenERP.

•	Business products. We offer both standard and custom third-party record-keeping and sales forms and other office supplies, primarily to our existing customer base. These forms and supplies include purchase order forms, checks, invoices, ink, toner and ribbons that are compatible with our software and hardware systems.
Sales and marketing
We have dedicated sales groups to each of the hardware and home center, lumber and building materials and wholesale distribution vertical markets and the automotive parts aftermarket. Our sales and marketing strategy is to provide relevant business expertise to target customers by using sales representatives with strong industry-specific knowledge.
Within these vertical markets, we use a combination of field sales, inside sales, value-added resellers and national account programs. We seek to partner with large customers or groups of customers and leverage these program groups to sell to their members. Incentive pay is a significant portion of the total compensation package for all sales representatives and sales managers. Our field sales teams generally focus on identifying and selling to new customers, while our inside sales team focuses on selling upgrades and new software applications to our installed base of customers.
Our marketing approach is to develop strategic relationships with key market participants in the hardware and home center and lumber and building materials vertical markets. For example, we are the preferred or a recommended business management solutions provider for our major customers, including the members of the Ace Hardware Corp., True Value Company and Do it Best Corp. cooperatives, and the Aftermarket Auto Parts Alliance, Inc. In addition, we have licensing agreements with key participants in each of our vertical markets, including

O’Reilly Automotive, Inc., Central Garden & Pet Company and Parr Lumber Company. This strategy includes obtaining endorsements and developing exclusive relationships, warehouse distributor partnerships and other alliances. The goal of these programs is to enhance the productivity of the field sales team and to create leveraged selling opportunities for system sales and content and data services. These relationships have allowed us to streamline the distribution channel and to reduce our direct sales costs.
Product development
Our product development strategy combines innovation and the introduction of new technology with our commitment to the long-term support of the unique needs of our customers. We seek to enhance our existing product lines, offer streamlined upgrade and migration options for our existing customers and develop compelling new products for our existing customer base and prospective new customers.
Our customer base includes long-term customers using our older, character-based systems (which we no longer actively sell), as well as those who have upgraded to our most recently developed products running on Intel platforms with Windows, Linux, AIX and several UNIX platforms. A large portion of our current installed customer base is using older character-based systems, especially in the automotive parts aftermarket. We believe there is a significant opportunity for us to migrate these customers to our current generation of systems offerings running on more modern technology platforms. We have developed our current generation of products to provide an efficient migration path for customers operating older systems while preserving existing functionality and offering significant advantages in ease of use and new e-commerce capabilities.
In the development of our software, we use industry standard tools such as, JAVA, Microsoft toolsets, Progress, and variety of open source-based technologies. The recent Speedware acquisition has further enriched our technology offerings with new add-on modules, innovative technologies such as OpenERP, new Java-based ERP modules, and an experienced, vertically focused engineering team. We are also developing a next generation industry catalog and continuing to expand our next generation e-commerce and connectivity offerings.
We also leverage a set of key technology relationships with third-party vendors to offer a complete turnkey business management solution to our customers. We have relationships with several third-party vendors including (i) Dell Inc., International Business Machines Incorporated, Hewlett-Packard Company and Symbol Technologies Inc. for hardware platforms, (ii) Microsoft for tools, operating systems and databases, (iii) Progress Software for development tools, (iv) Sterling Commerce for EDI, and (iv) SonicWALL, Inc. for security solutions.
We have a centrally managed development organization of 225 employees designed to develop shared products and technologies that are used across multiple vertical markets as well as specific vertical markets.
Customers
Our diversified customer base consists primarily of small and medium-sized businesses. For fiscal year 2004, no single customer accounted for more than 10% of our total revenues, and our top ten customers accounted for 23.7% of our total revenues. Some of our top ten customers included (i) Ace Hardware Corp. and True Value Company in the hardware and home center and lumber and building materials vertical markets, (ii) General Parts, Inc., the Aftermarket Auto Parts Alliance, Inc. and O’Reilly Automotive, Inc. in the automotive parts aftermarket and

(iii) the Industry Data Exchange Association, a joint venture formed by the National Electrical Manufacturers Association and the National Association of Electrical Distributors, in the wholesale distribution vertical market. As a result of the Speedware acquisition we added approximately 1,000 customers, including Central Garden & Pet Company and SCP Pool Corporation.
We believe that our ability to increase revenue depends in part upon maintaining our relationships with key customers. One of our larger customers, GPI, informed us of its intention to replace our J-CON parts store system with its own brand product and to discontinue the use of our electronic automotive parts and applications catalog. See “Risk factors—General Parts, Inc., one of our largest customers, intends to discontinue the use of certain of our products and, as a result, our revenues in the automotive parts aftermarket could decline significantly and our operating results could be materially adversely affected.”
Competition
In all of the vertical markets we serve, we primarily compete against smaller software companies with solutions for a single vertical market. The key factors influencing customers’ technology purchase decisions in our vertical markets include, among others: ability to provide a turnkey business management solution, depth of vertical expertise, pricing, level of services offered and credibility and scale of the technology vendor.
In the hardware and home center and lumber and building materials vertical markets, we compete with providers, including Spruce Computer Systems, Inc., Advantage Business Computer Systems, Inc. and Distribution Management Systems, Inc.
In automotive parts aftermarket we compete primarily with smaller software and content companies, including icarz, Inc. and Autologue Computer Systems Inc., in systems and with Wrenchead, Inc. in systems and content and data services.
Additionally, we are working to displace in-house systems or catalogs. For example, AutoZone, Inc. and Genuine Parts Company’s NAPA Parts Group both produce their own systems and electronic automotive parts catalogs for their stores and members.
We compete with several companies that are larger, or have greater market penetration, than us in the wholesale distribution vertical market, including Infor Distribution Essentials, Prophet 21, Inc. and Intuit Inc.’s Eclipse product line. Other competitors include vertically-focused software vendors in the building material, distribution and manufacturing markets, as well as independent software vendors, software tool developers and vendors and database vendors in other markets.
Several large software companies have made public announcements regarding the attractiveness of various small and medium-sized business markets and their intention to expand their focus in these markets, including Intuit Inc., Microsoft Corporation, Oracle Corporation, SAP AG and The Sage Group plc. These large software companies have rarely competed directly with us. However, there can be no assurance that they will not do so in the future.
Suppliers
For fiscal year 2004, Dell Inc. was our largest supplier of hardware supplies used in our solutions. No other supplier accounted for more than 10% of our total hardware supply expense. We have a number of competitive sources of supply for these and other supplies used in our operations.

Employees
As of March 31, 2005, we had approximately 1,500 employees. None of our employees are represented by unions. We have not experienced any labor problems resulting in a work stoppage and believe we have good relations with our employees.
Joint venture
We own 48% of the outstanding common stock of Internet Autoparts, Inc., or IAP, a joint venture among us and some of our key customers and other investors, which was formed in May 2000. IAP provides the automotive parts aftermarket with a web-based parts ordering and communications platform linking automotive service providers with wholesale distributors and other trading partners.
We granted certain non-exclusive, perpetual, non-transferable licenses to IAP in return for our initial one-third interest in IAP. IAP agreed, subject to certain exceptions, not to compete with us in the businesses in which we are engaged. In addition, we agreed, subject to certain exceptions, not to compete with IAP in the business of selling new or rebuilt automotive parts over the Internet to professional installers and consumers.
IAP utilizes our web-based parts catalog, ePartExpert, and has access to our Internet communications gateway, AConneX, which provides seamless communications among its various business platforms and third-party management systems. AConneX is available for licensing to third-party management systems in addition to IAP. The licenses granted to IAP provide for the payment to us of royalties based upon a percentage of net sales made by IAP using the licensed technology. We have no commitment to invest additional funds in IAP, although, we are obligated to provide service and support for AConneX.
Properties
Our properties are leased, and include integration and distribution, software development and data entry facilities and administrative, executive, sales and customer support offices. Our principal executive offices are located at 804 Las Cimas Parkway, Austin, Texas 78746. We consider our properties to be suitable for their present and intended purposes and adequate for our current level of operations.

Our facilities consist of the principal properties listed in the table below.

	Approx.
	size		Lease
Location	(sq. ft.)	Description of use	termination

Austin, Texas	80,000	Principal and divisional executive offices; software development; sales; administrative	2006
Livermore, California	79,000	Divisional executive offices; software development; data entry; sales; administrative	2012
Tracy, California	36,500	Hardware computer repair	2006
Westminster, Colorado	30,000	Administrative; sales; software development	2005
Greenville, South Carolina	23,400	Divisional offices	2007
Austin, Texas	23,000	Systems integration and distribution	2008
Longford, Ireland	21,000	Data entry; administrative; sales	2027
Plano, Texas	21,000	Divisional offices	2007
Montreal, Quebec	14,800	Divisional offices	2010
Austin, Texas	9,000	Data Center	2008
Salt Lake City, Utah	7,600	Sales, product support and development	2006
Des Plaines, Illinois	6,400	Sales, product support and development	2009

We are currently in the process of obtaining new leases with respect to our executive office in Austin, Texas and our administrative office in Westminster, Colorado.
In addition, we have short-term leases on over 36 offices and field service locations in the United States, Canada, the United Kingdom and France.
Legal proceedings
We are a party to various legal proceedings and administrative actions, all of which are of an ordinary or routine nature incidental to our operations. We do not believe that such proceedings and actions should, individually or in the aggregate, have a material adverse effect on our results of operations, financial condition or cash flows.

Management
The following table sets forth certain information with respect to our directors and executive officers.
Directors and executive officers

Name	Age	Position

A. Laurence Jones	52	Director, President and Chief Executive Officer
Pervez Qureshi	48	Senior Vice President and Chief Operating Officer
Greg Petersen	42	Senior Vice President and Chief Financial Officer
Mary Beth Loesch	44	Senior Vice President of Business Development
Christopher Speltz	42	Vice President of Finance, Treasurer and Assistant Secretary
Richard Rew II	37	General Counsel and Secretary
Peter S. Brodsky	34	Director
Jason Downie	34	Director
Jack D. Furst	45	Chairman of the Board of Directors
James R. Porter	69	Director

Mr. Jones was elected by us as our President and Chief Executive Officer in October 2004. Mr. Jones has been one of our directors since July 1997. Prior to joining us, Mr. Jones was Chairman and Chief Executive Officer of Interelate, Inc., a private CRM services company. He also serves as a director of Exabyte, Inc. From 1999 to 2003, Mr. Jones was President and Chief Executive Officer of MessageMedia, Inc., a public email marketing company. From January 1998 until February 1999 Mr. Jones served as an Operating Affiliate of McCown DeLeeuw & Co. From August 1993 to August 1997, Mr. Jones served as the Chief Executive Officer of Neodata Services Inc., a provider of marketing services. Prior to his employment by Neodata Services Inc., Mr. Jones served as Chief Executive Officer of GovPX, a provider of U.S. Treasury data and pricing services from 1991 to August 1993. Mr. Jones has an M.B.A. from Boston University and a B.S. from Worcester Polytechnic Institute.
Mr. Qureshi currently serves as our Senior Vice President and Chief Operating Officer. Mr. Qureshi joined us as Director of Marketing in 1994. He became General Manager of our non-automotive vertical markets in 1999 and was elected our Senior Vice President in 2003. He became Group President of our vertical markets in 2004, and was elected Chief Operating Officer in April 2005. Prior to joining us, Mr. Qureshi was President of a management consulting company he founded and was Vice President of Marketing at Harvest Software. He has also held management positions at Metaphor Computer Systems, Hewlett-Packard Company and International Business Machines Incorporated. Mr. Qureshi holds an M.B.A. from the Darden Graduate School of Business at the University of Virginia and a B.S.E.E. degree from the University of Lowell, in Lowell, Massachusetts.
Mr. Petersen has served as our Senior Vice President and Chief Financial Officer since September 2001. Prior to joining us, Mr. Petersen served as Vice President of Finance for Trilogy Software from 2000 until 2001 and as its Treasurer from 1999 until 2000. From 1997 to 1999, Mr. Petersen was Senior Vice President of Planning and Business Development for RailTex. From 1989 to 1997, Mr. Petersen held various finance and strategy positions at American Airlines, most recently as managing director of corporate development. Mr. Petersen has an M.B.A. from Fuqua School of Business at Duke University and a B.A. in Economics from Boston College.
Ms. Loesch currently serves as our Senior Vice President of Business Development. Ms. Loesch joined us as Vice President of Business Development in November 2004, and was promoted to Senior Vice President in April 2005. Prior to joining us, Ms. Loesch served as Senior Vice President of Mergers and Acquisitions for Interelate, Inc. from 2003 until 2004. From 1999 to 2002, Ms. Loesch was Senior Vice President of Corporate Development for MessageMedia, and from 1998 to 1999, Ms. Loesch served as President of Advanced Network Operations for Internet Communications Corporation. She also has held various executive operating and strategy positions with KPMG Consulting, CSG Systems and USWest. Ms. Loesch has an M.B.A. and a B.S.B.A. from Creighton University.
Mr. Speltz joined us as Vice President and Treasurer in 1999 and became Vice President of Finance and Treasurer in 2001. Prior to joining us, from 1990 through 1999, Mr. Speltz worked at the investment and commercial banking firm Societe Generale, most recently as Director and Manager of the Dallas office. Mr. Speltz has an M.B.A. from the University of Texas at Arlington and a B.S. from Indiana University.
Mr. Rew served as our Assistant Secretary from December 2000 until September 2002, and as our Secretary since September 2002. Since April of 2000, Mr. Rew has also served as our General Counsel. Prior to joining us, Mr. Rew held various positions in the legal department at EZCORP, Inc., a publicly traded company engaged in sub-prime and collateral lending businesses. Those positions included serving as Assistant General Counsel from 1994 to 1995 and as General Counsel from 1996 to 2000. Mr. Rew is a member of the State Bar of Texas. Mr. Rew has a J.D. from the University of Oklahoma and a B.A. from the University of Texas at Austin.
Mr. Brodsky has been one of our directors since April 2002. Mr. Brodsky is a partner of Hicks Muse and has been with the firm since 1995. At Hicks Muse, Mr. Brodsky has focused on the firm’s media investments, specifically in radio, television, sports and software. Prior to joining Hicks Muse, Mr. Brodsky was employed in the investment banking department of CS First Boston Corporation in New York from 1993 to 1995. Mr. Brodsky serves as a director of several of the firm’s portfolio companies. He received his B.A. from Yale University.
Mr. Downie has been one of our directors since October 2004. Mr. Downie is a principal of Hicks Muse and has been with the firm since September 2000. From June 1999 to August 2000, Mr. Downie was an associate at Rice Sangalis Toole & Wilson, a mezzanine private equity firm based in Houston, Texas, and from June 1992 through June 1997, Mr. Downie served in various capacities with Donaldson, Lufkin & Jenrette in New York, most recently as an Associate Position Trader in their Capital Markets Group. Mr. Downie has a B.B.A. and M.B.A. from the University of Texas at Austin.
Mr. Furst has been one of our directors since February 1997 and became chairman of our Board of Directors in September 2004. Mr. Furst has served as a Partner and Principal of Hicks Muse since 1989, the year in which it was formed. Mr. Furst has approximately 20 years of experience in leveraged acquisitions and private investments. Mr. Furst is involved in all aspects of Hicks Muse’s business and has been actively involved in originating, structuring and monitoring its investments. Prior to joining Hicks Muse, Mr. Furst served as a Vice President and subsequently a Partner of Hicks & Haas from 1987 to 1989. From 1984 to 1986, Mr. Furst was a Merger and Acquisitions/ Corporate Finance Specialist for The First Boston Corporation in New York. Before joining First Boston, Mr. Furst was a Financial Consultant at PricewaterhouseCoopers. Mr. Furst

serves on the Boards of Directors of Home Interiors & Gifts, Inc. and Viasystems Group, Inc. Mr. Furst has an M.B.A. from the graduate school of business at the University of Texas at Austin and a B.S. from the college of business administration at Arizona State University.
Mr. Porter has served as a director since September 1985. In February 1998, Mr. Porter retired as an employee and is no longer involved in our day-to-day management. He served as President and Chief Executive Officer of Triad Systems Corporation from September 1985 to February 1997. Mr. Porter also serves as a director of Silicon Valley Bank, and Cardone Industries, Inc. He also serves on the Board of Regents of Pepperdine University as well as the Board of Trustees of Abilene Christian University. Mr. Porter received an Engineering Degree from Texas A&M.
We intend to add two additional independent directors to our Board of Directors as promptly as practicable following this offering.
Composition of the Board of Directors
Because funds affiliated with Hicks Muse will own in excess of 50% of our outstanding shares of common stock after the completion of this offering, we will be deemed a “controlled company” under the rules of the Nasdaq National Market. As a result, we will qualify for the “controlled company” exception to the board of directors and committee requirements under the rules of the Nasdaq National Market. Pursuant to this exception, so long as affiliates of Hicks Muse continue to own more than 50% of our outstanding shares of common stock, we will be exempt from the rules that would otherwise require that our Board of Directors be comprised of a majority of “independent directors,” and that our compensation committee and nominating and corporate governance committee be comprised solely of “independent directors” as defined under the rules of the Nasdaq National Market. The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements that our audit committee be composed of three independent directors who are not otherwise affiliated with Hicks Muse within the transition period provided by such rules.
Pursuant to our certificate of incorporation, at the completion of this offering our Board of Directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon expiration of the term of a class of directors, directors in that class will be elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. We currently anticipate that the classes will be comprised as follows:

•	Class I Directors. A. Laurence Jones and James R. Porter will be Class I directors whose terms will expire at the 2006 annual meeting of stockholders;

•	Class II Directors. Jason Downie and Jack D. Furst will be Class II directors whose terms will expire at the 2007 annual meeting of stockholders; and

•	Class III Directors. Peter S. Brodsky will be a Class III director whose terms will expire at the 2008 annual meeting of stockholders.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our company.

Committees of the Board of Directors
Our Board of Directors currently has standing audit and compensation committees. Upon completion of this offering, we will create a nominating and corporate governance committee.
Compensation committee. Upon completion of this offering, our compensation committee will consist initially of Messrs. Brodsky, Downie and Porter, each of whom is a non-management member of our board of directors and an independent director for purposes of applicable Nasdaq National Market rules. The compensation committee provides assistance to our Board of Directors by designing, recommending for approval and evaluating the compensation plans, policies and programs for us and our subsidiaries, especially those regarding executive compensation, reviewing and approving the compensation of our Chief Executive Officer and other officers and directors, and assisting the Board of Directors in producing an annual report on executive compensation for inclusion in our proxy materials in accordance with applicable rules and regulations. The composition of our compensation committee will satisfy the independence requirements of the Nasdaq National Market upon completion of this offering.
Audit committee. Upon completion of this offering, our audit committee will consist initially of Messrs. Brodsky, Downie and Porter. We intend to replace Messrs. Brodsky and Downie on the audit committee with two additional independent directors to be identified by us as promptly as practicable following this offering. The audit committee assists the Board of Directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications and independence, and the performance of our internal audit function, if any, and independent auditors. The composition of our audit committee will satisfy the independence requirements under the requirements of the Sarbanes-Oxley Act of 2002 and other applicable SEC and Nasdaq National Market rules and regulations upon completion of this offering. Initially, Mr. Brodsky will be our audit committee financial expert within the meaning of Rule 401(b) of Regulation S-K under the Securities Act.
Nominating and corporate governance committee. Prior to the completion of the offering, we intend to establish a nominating and corporate governance committee, which upon completion of this offering, will consist initially of Messrs. Brodsky, Downie and Porter, each of whom is an independent director for purposes of applicable Nasdaq National Market rules. The nominating and governance committee will assist the Board of Directors with its responsibilities regarding the identification of individuals qualified to become board members, the selection of the director nominees for the next annual meeting of stockholders and the selection of director candidates to fill any vacancies on the Board of Directors. The nominating and governance committee will also be responsible for developing and recommending to the Board of Directors a set of corporate governance guidelines and principles applicable to us. The composition of the nominating and governance committee will satisfy the independence requirements of the Nasdaq National Market upon completion of this offering.
Code of ethics
We have adopted a Code of Ethics that applies to all of our directors, officers and employees. Our Code of Ethics has been filed with the SEC. See “Where you can find more information.”

Director compensation
Directors who are officers, employees or otherwise affiliated with us receive no compensation for their services as directors. Each director who is not also an officer, employee or our affiliate receives an annual retainer of $15,000 and a fee of $1,500 for each in person meeting of the Board of Directors at which the director is present and a fee $500 for each telephonic meeting or committee meeting in which such director participates. In addition, in fiscal year 2004, we paid an additional $20,000 retainer to Mr. Jones in consideration of his service on the board of directors of IAP. Directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. Additionally, Mr. Jones and Mr. Porter were each granted 100,000 options in fiscal year 2000, 25,000 options in fiscal year 2003 and 1,250 options in fiscal year 2004 at exercise prices of $1.00, $1.00 and $2.25 per share, respectively.
Executive compensation
Summary compensation
The following table summarizes the compensation earned by our Chief Executive Officer and the four other most highly compensated executive officers during fiscal years 2002, 2003 and 2004 (each such person, other than A. Laurence Jones, is referred to as a “named executive officer”).

					Long-term
					compensation

		Annual compensation			Securities
	Fiscal				underlying	All other
Name and principal position	year	Salary($)	Bonus($)		options(1)	compensation($)

A. Laurence Jones(2)	2004	—	—		—	—
President and Chief	2003	—	—		—	—
Executive Officer	2002	—	—		—	—
Michael A. Aviles(3)	2004	375,000	2,130,800	(4)	—	—
Former Chairman of the	2003	375,210	2,162,800	(4)	—	—
Board, President and Chief	2002	354,236	2,365,500	(4)	—	—
Executive Officer
Pervez Qureshi	2004	250,004	226,750	(4)	50,000	—
Chief Operating Officer	2003	250,648	275,500	(4)	25,000	—
	2002	248,804	253,000	(4)	25,000	56,357	(5)
Greg Petersen	2004	250,000	211,750	(4)	25,000	—
Senior Vice President and	2003	247,846	232,500	(4)	25,000	—
Chief Financial Officer	2002	224,375	238,000	(4)	175,000	—
Christopher Speltz	2004	154,769	101,900	(4)	10,000	—
Vice President of Finance,	2003	150,657	149,500	(4)	8,000	—
Treasurer and Assistant	2002	148,083	178,000	(4)	25,000	—
Secretary
Richard Rew II	2004	130,962	61,150	(4)	7,500	—
General Counsel and	2003	120,000	48,250	(4)	2,500	—
Secretary	2002	117,892	39,050	(4)	11,500	—

(1) Represents grants of options to purchase shares of our common stock. See “1998 stock option plan” and “2000 stock option plan.”

(2) Mr. Jones was appointed President and Chief Executive Officer on October 7, 2004. Pursuant to Mr. Jones’s employment agreement, Mr. Jones receives a base salary of $375,000 and is eligible for an annual bonus of up to 100% of his base salary. See “Management—Employment agreements.”
(3) Mr. Aviles served as Chairman of the Board, President and Chief Executive Officer until October 7, 2004. Mr. Aviles will receive severance payments from us over an 18 month period following the effective date of his termination, plus his annual bonus and a special cash bonus. See “Management—Employment agreements.”
(4) Includes a 401(k) matching contribution of $3,000, $3,000 and $3,000 for fiscal years 2002, 2003 and 2004.
(5) Represents reimbursement of relocation expenses.
Employment agreements
Effective as of October 7, 2004, we terminated the employment of Michael A. Aviles as our President and Chief Executive Officer, and Mr. Aviles was removed as a member of the Board of Directors and as Chairman of the Board. In connection with the termination of Mr. Aviles, we terminated his executive employment agreement, which provided for an initial base salary of $375,000 (subject to increases as determined by the Board of Directors), annual incentive bonuses with a target of at least $300,000 and severance in an amount equal to 18 months base salary and the target annual incentive bonus for the fiscal year in which the termination occurred, payable monthly in arrears over the 18 months following the effective date of termination, if Mr. Aviles was terminated without good cause. Mr. Aviles’s base salary for fiscal year 2004 was $375,000 per annum, and his target annual incentive bonus for fiscal year 2004 was $300,000. The employment agreement also provided Mr. Aviles the opportunity to earn up to $2.0 million annually in additional special cash incentives if we met certain cash flow improvement hurdles. Under a separate change of control bonus agreement, Mr. Aviles was entitled to a cash bonus in the event a change of control or significant divestiture occurred during the term of his employment or, under certain circumstances (including circumstances involving a termination of Mr. Aviles without good cause), in the event a change of control or significant divestiture occurred within 180 days following such termination (which period has expired).
Pursuant to his employment agreement, Mr. Aviles is receiving severance payments from us over an 18 month period following the effective date of his termination as described above. In addition, as provided in Mr. Aviles’ employment agreement, Mr. Aviles was paid an annual incentive bonus of $477,000 for fiscal year 2004, which amount was determined based upon our achievement of certain performance objectives for such period. In addition, Mr. Aviles received a special cash bonus of $1.7 million pursuant to his employment agreement for fiscal year 2004 as a result of the achievement of certain performance hurdles established by the Board of Directors for such fiscal year.
On October 7, 2004 we elected A. Laurence Jones to replace Mr. Aviles as our President and Chief Executive Officer. On December 15, 2004, and effective as of October 7, 2004, we entered into a written employment agreement with Mr. Jones. The employment agreement provides for a signing bonus in the amount of $150,000, an initial base salary of $375,000 subject to increases as determined by the Board of Directors, and eligibility to receive an annual bonus of 100% of his base salary (which annual bonus may exceed 100% of his base salary if we exceed certain revenue and other financial targets in our budget for the applicable fiscal year). Mr. Jones will be entitled to a minimum annual bonus of 50% of his base salary for fiscal year 2005, provided Mr. Jones continues to be employed by us as of the end of such fiscal year. In the event Mr. Jones’s employment is terminated without cause or in the event he resigns for good reason, in addition to the salary and benefits listed above, Mr. Jones, subject to his execution of a release in our favor, is entitled to a severance payment equal to 18 months of his then effective base salary, payable in a lump sum in cash, a pro-rated annual bonus, and any earned but unpaid annual bonus in respect of any full fiscal year ended prior to his termination. If Mr. Jones’s employment is terminated by us for cause or by Mr. Jones other than for good reason, or if his employment is terminated by reason of his death or disability, we have no further payment obligations other than for payment of any accrued benefits, salary and bonus. Mr. Jones’s employment agreement provides for an 18-month non-competition and non-solicitation requirement after his employment with us is terminated.
Concurrently with the execution of Mr. Jones’s employment agreement, we entered into a stock option agreement with Mr. Jones pursuant to which we granted to Mr. Jones stock options under our 2000 stock option plan, exercisable for an aggregate of 3,000,000 shares of our common stock at an exercise price of $2.25 per share. The stock options:

•	vest in four equal installments over four years from October 7, 2004;

•	become fully vested upon the occurrence of a change of control of the Company; and

•	provide that upon Mr. Jones’s voluntary termination of his employment or upon termination of his employment by us, Mr. Jones will have 360 days following such termination to exercise any vested but unexercised options.
In addition, if Mr. Jones’s employment is terminated without cause or if he resigns for good reason, Mr. Jones will receive accelerated vesting of stock options covering the lesser of 1,125,000 shares or all remaining unvested stock options. All other unvested stock options will be cancelled.
On February 1, 2005, we entered into a letter agreement with Mr. Qureshi to amend the severance terms described in that certain letter agreement, dated October 27, 1999, by and between us and Mr. Qureshi. The agreement with Mr. Qureshi provides that if his employment is involuntarily terminated by us without cause or if he voluntarily terminates his employment for good reason, Mr. Qureshi will be entitled to receive severance in a lump sum amount equal to the sum of (i) twelve months of his base salary, (ii) twelve months of his incentive bonus, and (iii) twelve months of COBRA payments, subject to the terms of our severance plans.
On February 1, 2005, we entered into a letter agreement with Greg Petersen to amend the severance terms described in that certain letter agreement, dated August 22, 2001, by and between us and Mr. Petersen. The agreement with Mr. Petersen provides that if his employment is involuntarily terminated by us without cause or if he voluntarily terminates his employment for good reason, Mr. Petersen will be entitled to receive severance in a lump sum amount equal to the sum of (i) twelve months of his base salary, (ii) twelve months of his incentive bonus, and (iii) twelve months of COBRA payments, subject to the terms of our severance plans.
On February 1, 2005, we entered into a letter agreement with Mary Beth Loesch, effective as of November 1, 2004, containing the terms of Ms. Loesch’s employment as Vice President of Business Development of the Company. The agreement with Loesch provides for (i) an initial annual base salary of $200,000, (ii) an annual incentive bonus with an annualized target of $100,000, (iii) a grant of 300,000 stock options (subject to the approval of our Board of Directors) at an exercise price of $2.25 per share and vesting in four equal annual installments beginning on November 2, 2005 and (iv) severance payable in a lump sum amount equal to the sum of (A) nine months of base salary; (B) nine months pro-rated target incentive bonus; and (C) nine months of COBRA payments, if Ms. Loesch is involuntarily terminated by us without cause or if Ms. Loesch voluntarily terminates her employment for good reason.

Severance plans
On February 1, 2005, we adopted the Activant Executive Severance Plan (the “Executive Plan”) effective as of January 1, 2005. The Executive Plan is available to each employee who is an officer, vice president or other senior executive employee of us (other than our Chief Executive Officer) and who is designated as an “Eligible Employee” by and in the discretion of the plan administrator. An Eligible Employee is entitled to severance under the Executive Plan if such Eligible Employee is involuntarily terminated without cause and not as a result of such Eligible Employee’s death or disability (a “Qualified Termination”). Upon a Qualified Termination, an Eligible Employee is entitled to receive a single lump sum severance payment equal to six months base salary. Notwithstanding the foregoing, in no event will such severance payment, when aggregated with all other payments to such Eligible Employee on account of the same Qualified Termination under any of our other sponsored severance arrangements, exceed twice the annual compensation of such Eligible Employee for the calendar year immediately preceding the calendar year during which the Qualified Termination occurred. Mr. Speltz and Mr. Rew have severance benefits granted pursuant to the Executive Plan.
On February 1, 2005, we amended and restated the Activant Severance Plan for Select Employees (as amended, the “Select Plan”). The Select Plan is a broad-based plan available to each employee who is designated as an “Eligible Employee” in the sole and absolute discretion of the plan administrator. An Eligible Employee is entitled to severance under the Select Plan if such Eligible Employee’s termination is designated by the plan administrator in its discretion as a qualified termination and such termination is not as a result of the death of such Eligible Employee (a “Qualified Termination”). Upon a Qualified Termination, an Eligible Employee is entitled to a severance payment in an amount determined by the plan administrator in its sole and absolute discretion and approved by our Chief Executive Officer, to be paid as quickly as administratively practicable after termination. Notwithstanding the foregoing, in no event will such severance payment, when aggregated with all other payments to such Eligible Employee on account of the same Qualified Termination under any of our other sponsored severance arrangements, exceed twice the annual compensation of such Eligible Employee for the calendar year immediately preceding the calendar year during which the Qualified Termination occurred. Mr. Jones, Mr. Petersen, Mr. Qureshi and Ms. Loesch have severance benefits pursuant to their employment agreements granted pursuant to the Select Plan.
1998 stock option plan
Our 1998 Stock Option Plan, as amended (the “1998 Plan”), provides for the grant of options to key employees and eligible non-employees of us and our subsidiaries for the purchase of shares of our common stock.
The employees and non-employees eligible for options under the 1998 Plan are those persons who the Board of Directors (or a committee thereof) (in either case, the “Committee”) identifies as having a direct and significant effect on the performance or financial development of us and our subsidiaries. The 1998 Plan provides that, notwithstanding the foregoing, no grants of options may be made under the 1998 Plan to any officer or employee who received “founder’s shares” or any officer or employee who is a member of our Board of Directors. A total of 5,050,000 shares of our common stock are available in respect of options granted under the 1998 Plan, and the maximum number of shares that may be granted to any employee or eligible non-employee in respect of options granted under the 1998 Plan is

500,000. Generally, options granted under the 1998 Plan may not have a term in excess of ten years from the date the option is granted.
Although the Committee has discretion in determining the terms of any option, it is expected that options will generally vest and become exercisable over a five-year period beginning on the last day of the fiscal year in which the option was granted, such that:

•	10% would become vested on the first anniversary of the date of grant;

•	20% would become vested on the second anniversary of the date of grant;

•	30% would become vested on the third anniversary of the date of grant;

•	65% would become vested on the fourth anniversary of the date of grant; and

•	100% would become vested on the fifth anniversary of the date of grant.
Notwithstanding the foregoing, in the event of a public offering (as defined in the 1998 Plan) all options that were not exercisable at the time of the public offering will vest ratably over a period of years equal to five minus the number of complete years of vesting that had occurred prior to the public offering. Nonvested options vest upon the occurrence of a change of control (as defined in the 1998 Plan). Both incentive stock options and nonqualified stock options may be granted under the 1998 Plan.
We have the right, under certain circumstances, to repurchase from any optionee at the Fair Market Value (as defined in the 1998 Plan) any options held by such optionee or any shares of our common stock issued on exercise of any such options. The circumstances under which we may exercise this option generally include:

•	the termination of the optionee’s employment or other relationship;

•	the occurrence of a Change of Control; or

•	we engage in a transaction (such as a merger or share exchange) whereby the optionee would receive securities and optionee is not qualified as an “accredited investor” within the meaning of the Securities Act of 1933.
Our purchase option will terminate on the consummation of this offering. In addition to the foregoing, if an optionee’s employment or other relationship terminates as a result of the death of such optionee, the estate of such optionee or other person who inherits the right to exercise the option or the shares of our common stock issued on exercise of options granted under the 1998 Plan, is entitled to require us to purchase, for Fair Market Value, all or any portion of the optionee’s options or shares of our common stock issued on exercise of such options. A deceased optionee’s repurchase, or “put,” right may be exercised at any time prior to the first anniversary of the optionee’s death.
The Board of Directors may amend, modify, suspend or terminate the 1998 Plan without the approval of our stockholders, except that, without stockholder approval, the Board of Directors will not have the power or authority to increase the number of shares of our common stock that may be issued pursuant to the exercise of options under the 1998 Plan, decrease the minimum exercise price of any incentive stock option or modify requirements relating to eligibility with respect to incentive options.
Following the offering, we will no longer grant options under our 1998 Plan, and all shares that remain available for future grant under this plan will become available for issuance under our new 2005 equity incentive plan, as described below. As of March 31, 2005, options covering an aggregate of 1,351,700 shares were outstanding under the 1998 Plan.
2000 stock option plan
Our 2000 Stock Option Plan, as amended (the “2000 Plan”), provides for the grant of options to key employees and eligible non-employees of ours and our subsidiaries for the purchase of shares of our common stock.
The employees and non-employees eligible for options under the 2000 Plan are those persons who the Board of Directors or the Committee identifies as having a direct and significant effect on the performance or financial development of us and our subsidiaries. A total of 10,000,000 shares of our common stock are available in respect of options granted under the 2000 Plan, and the maximum number of shares that may be granted to any employee or eligible non-employee in respect of options granted under the 2000 Plan is 800,000. Generally, options granted under the 2000 Plan may not have a term in excess of ten years from the date the option is granted.
Although the Committee has discretion in determining the terms of any option, it is expected that options will generally vest and become exercisable over a four-year period from the grant date as follows:

•	25% would become vested on the first anniversary of the date of grant;

•	50% would become vested on the second anniversary of the date of grant;

•	75% would become vested on the third anniversary of the date of grant;

•	100% would become vested on the fourth anniversary of the date of grant.
We have the right, under certain circumstances, to repurchase from any optionee at the fair market value (as defined in the 2000 Plan) any options held by such optionee or any shares of our common stock issued on exercise of any such options. The circumstances under which we may exercise this option generally include:

•	the termination of the optionee’s employment or other relationship; or

•	the occurrence of a change of control (as defined in the 2000 Plan).
Our purchase option will terminate on the consummation of this offering.
The Board of Directors may amend, modify, suspend or terminate the 2000 Plan without the approval of our stockholders, except that, without stockholder approval, the Board of Directors will not have the power or authority to increase the number of shares of our common stock that may be issued pursuant to the exercise of options under the 2000 Plan, decrease the minimum exercise price of any incentive stock option or modify requirements relating to eligibility with respect to incentive options.
Following the offering, we will no longer grant options under our 2000 Plan, and all shares that remain available for future grant under this plan will become available for issuance under our new 2005 equity incentive plan, as described below. As of March 31, 2005, options covering an aggregate of 9,148,450 shares were outstanding under the 2000 plan.

2001 broad-based stock option plan
Our 2001 Broad-Based Stock Option Plan, as amended (the “2001 Plan”), provides for the grant of options to employees and eligible non-employees of us and our subsidiaries for the purchase of shares of our common stock.
The employees and non-employees eligible for options under the 2001 Plan are our employees and employees of any direct or indirect subsidiary or parent corporation thereof now existing or hereafter formed or acquired who are responsible for our continued growth. A total of 600,000 shares of our common stock are available in respect of options granted under the 2001 Plan, and the maximum number of shares that may be granted to any employee or eligible non-employee in respect of options granted under the 2001 Plan is 5,000. Generally, options granted under the 2001 Plan may not have a term in excess of ten years from the date the option is granted.
Although the Committee has discretion in determining the terms of any option, it is expected that options will generally vest over a five-year period from the grant date as follows:

•	20% would become vested on the first anniversary of the date of grant;

•	40% would become vested on the second anniversary of the date of grant;

•	60% would become vested on the third anniversary of the date of grant;

•	80% would become vested on the fourth anniversary of the date of grant; and

•	100% would become vested on the fifth anniversary of the date of grant.
The vesting of an option may be accelerated by the Committee at a rate not to exceed 13.3333% of the shares of our common stock subject to such option per year if we meet certain performance goals attributed to such option by the Committee.
Stock options issued under the 2001 Plan become exercisable upon the first to occur of six months following a public offering (as defined in the 2001 Plan) or on January 1, 2008. Notwithstanding the foregoing, in the event of a public offering, all options that were not exercisable at the time of the public offering will vest automatically on January 1, 2008. This offering will constitute a “public offering” within the meaning of the 2001 Plan. All options outstanding under the plan also automatically vest immediately prior to the consummation of a change of control (as defined in the 2001 Plan). Both incentive stock options and nonqualified stock options may be granted under the 2001 Plan.
If the options granted under the 2001 Plan become exercisable on January 1, 2008, we have the right, between July 1, 2008 and December 31, 2008, to repurchase from any optionee at the fair market value (as defined in the 2001 Plan) any options held by such optionee or any shares of our common stock issued on exercise of any such options. Our purchase option will terminate on the consummation of this offering.
If prior to January 1, 2008, we sell a related entity (as defined in the 2001 Plan) then the option held by each optionee who continues his or her employment with such related entity shall immediately terminate. If after January 1, 2008, we sell a related entity then, subject to certain provisions, the optionee who continues his or her employment with the related entity will have the right to exercise the vested portion of such optionee’s option within 30 days after the date of such transaction.

The Board of Directors may amend, modify, suspend or terminate the 2001 Plan without the approval of our stockholders, except that, without stockholder approval, the Board of Directors will not have the power or authority to increase the number of shares of our common stock that may be issued pursuant to the exercise of options under the 2001 Plan, decrease the minimum exercise price of any incentive stock option or modify requirements relating to eligibility with respect to incentive options.
Following the offering, we will no longer grant options under our 2001 Plan, and all shares that remain available for future grant under this plan will become available for issuance under our new 2005 equity incentive plan, as described below. As of March 31, 2005, options covering an aggregate of 234,225 shares were outstanding under the 2001 Plan.
2005 equity incentive plan
Prior to the offering, our Board of Directors and stockholders adopted the Activant Solutions Holdings Inc. 2005 equity incentive plan (the “2005 equity incentive plan”). The 2005 equity incentive plan is intended to replace our existing 1998 Plan, 2000 Plan and 2001 Plan, and we do not intend to grant any further awards under these plans. Awards under the 2005 equity incentive plan generally are not subject to the limitations of Rule 162(m) of the U.S. Internal Revenue Code of 1986, as amended from time to time for a transitional period. The following is a description of the 2005 equity incentive plan.
Purpose. The purpose of the 2005 equity incentive plan is to attract, retain and motivate our and our subsidiaries’ employees, directors, and third party service providers and to encourage them to have a financial interest in us.
Effective date and term. The 2005 equity incentive plan will become effective immediately prior to completion of the offering and will terminate ten years later unless sooner terminated.
Plan and participant share limits. The maximum number of shares of common stock issuable under the 2005 equity incentive plan is                      shares, plus up to                      shares subject to outstanding stock options under our 1998 Plan, 2000 Plan and 2001 Plan that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares). Subject to the limits described in the previous sentence, the maximum number of shares that may be issued to non-employee directors is                      shares.
Shares are counted against the authorization only to the extent they are actually issued. Thus, awards for shares which terminate by expiration, forfeiture, cancellation, or otherwise, are settled in cash in lieu of shares, or exchanged for awards not involving shares, shall result in shares being again available for grant. Also, if the exercise price or tax withholding requirements of any award are satisfied by tendering shares to us, or if a stock appreciation right (“SAR”) is exercised, only the number of shares issued, net of the shares tendered, will be deemed issued under the 2005 equity incentive plan. The maximum number of shares will not be reduced to reflect dividends or dividend equivalents that are reinvested into additional shares or credited as additional restricted stock, restricted stock units, performance shares, or other stock-based awards.
The 2005 equity incentive plan also imposes annual per-participant award limits. The maximum number of shares of common stock with respect to any awards denominated in shares that may be granted to any person in any calendar year is                     .

The number and kind of shares that may be issued, the number and kind of shares subject to outstanding awards, the exercise price or grant price applicable to outstanding awards, the annual per-participant award limits, and other value determinations are subject to adjustment by our compensation committee to reflect a merger, consolidation, reorganization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure (other than normal cash dividends), or any similar corporate event or transaction and to prevent dilution or enlargement of participants’ rights under the 2005 equity incentive plan. Our compensation committee may also make appropriate adjustment to awards under the 2005 equity incentive plan to reflect, or related to, such changes and to modify any other terms of outstanding awards.
Administration. The compensation committee is responsible for administering the 2005 equity incentive plan and has the discretionary power to interpret the terms and intent of the 2005 equity incentive plan and any 2005 equity incentive plan related documentation, to determine eligibility for awards and the terms and conditions of awards, and to adopt rules, forms, instruments and guidelines. Determinations of the compensation committee made under the 2005 equity incentive plan are final and binding. The compensation committee may delegate administrative duties and powers to one or more of its members or to one or more officers, agents or advisors.
Eligibility. Our and our subsidiaries’ employees, non-employee directors, and third party service providers who are selected by the compensation committee are eligible to participate in the 2005 equity incentive plan.
Stock options. The compensation committee may grant both incentive stock options (“ISOs”) and nonqualified stock options under the 2005 equity incentive plan. Eligibility for ISOs is limited to our employees and employees of our subsidiaries. The exercise price for options and the term of any option is determined by the compensation committee at the time of the grant; provided, however that in the case of an ISO, the aggregate fair market value (determined as of the time of such grant) of the shares which become exercisable in any year under ISOs shall not exceed $100,000. Moreover, in respect to an ISO, the per-share exercise price of such ISO shall not be less than 100% of such fair market value of a share (or if the recipient is a 10% stockholder, then not less than 110%) and the latest expiration date of such ISO is the tenth anniversary of the date of the grant (or if the recipient is 10% stockholder, then the fifth anniversary). Fair market value under the 2005 equity incentive plan is generally defined as the closing price of a share of common stock on the Nasdaq Stock Market (or if the shares are listed on another national securities exchange or quoted on Nasdaq, on such exchange or system), or if there was no trading of shares on such date, on the next preceding date on which there was trading in the shares. The exercise price is to be paid with cash or by other means approved by the compensation committee.
Stock appreciation rights. The compensation committee may grant SARs under the 2005 equity incentive plan either alone or in tandem with stock options. Upon exercise of an SAR, the holder will have a right to receive the difference between the fair market value of one share on the date of the exercise and the grant price as specified by the compensation committee on the date of such grant. The grant price, methods of exercise, and methods of settlement will be determined by the compensation committee; however, tandem SARs must be exercised by relinquishing the related portion of the tandem option.

Restricted stock and restricted stock units. The compensation committee may award restricted common stock and restricted stock units. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. A restricted stock unit award is an award denominated in shares of common stock which is credited to a notional account. The value of the account is transferred to the participant only after specified conditions are satisfied. A holder of restricted stock is entitled to voting rights, whereas the holder of a restricted stock unit award has no voting rights. The compensation committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units. If the grant, lapse of restrictions or conditions applicable to an award of restricted stock award or restricted stock units depends upon the achievement of performance goals over a performance period, the awards are referred to as “performance stock” or “performance units”, respectively.
Other stock-based awards. The compensation committee may grant other equity-based or equity-related awards, referred to as “other stock-based awards” not otherwise described in the 2005 equity incentive plan. The terms and conditions of each other stock-based award shall be determined by the compensation committee.
Dividend equivalents. Under the 2005 equity incentive plan, the compensation committee may grant participants dividend equivalents based on the dividends declared on shares that are subject to any award. Dividend equivalents will be credited as of dividend payment dates during the period between the date such award is granted and the date such award is exercised, vested, expired, credited or paid, as determined by the committee.
Non-employee director awards. The Board of Directors or the compensation committee, under the 2005 equity incentive plan, may grant awards to non-employee directors as it shall determine, including awards granted in satisfaction of annual fees that are otherwise payable to such directors. It is our policy to grant                     options to each non-employee director every year upon our independent auditors signing their annual audit report.
Cash-based awards. The compensation committee may grant awards denominated in cash under the 2005 equity incentive plan in such amounts and subject to such terms and conditions as the compensation committee may determine.
Performance-based compensation. The compensation committee can design any award such that it will be earned only if performance goals over performance periods established by the compensation committee are met, and awards can only be granted, vested or paid if the compensation committee certifies in writing that such performance goals and any other material terms applicable to such performance period have been satisfied. The performance goals will be based upon one or more of the following performance measurements:

•	net income (before or after taxes);

•	earnings per share (before or after taxes, interest, depreciation and amortization);

•	net sales growth;

•	net operating profit;

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

•	cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on equity);

•	gross or operating margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	expense targets;

•	operating efficiency;

•	customer satisfaction;

•	working capital targets;

•	economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

•	account growth;

•	service revenue; and

•	capital expenditures.
No later than 90 days after the commencement of a performance period (but in no event after twenty-five percent (25%) of such performance period has elapsed), the compensation committee shall establish in writing the performance goals, the performance measures, the method of computing compensation and the participants to which such performance goals apply. When establishing performance goals for any award to a covered employee, the compensation committee may include or exclude any of the following events: asset write-downs, litigation, claims, judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; acquisitions or divestitures, foreign exchange gains or losses, and other extraordinary items which must be described in our audited financial statements and/or in the Management’s discussion and analysis section of our annual report on Form 10-K.
Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the compensation committee has the discretion to adjust these awards downward.
Termination of employment. Each award agreement will specify the effect of a holder’s termination of employment with, or service for, us, including the extent to which unvested portions of the award will be forfeited and the extent to which options, SARs, or other awards requiring exercise will remain exercisable. Such provisions will be determined in the compensation committee’s sole discretion.
Treatment of awards upon a change of control. If we undergo a change in control, unless the compensation committee otherwise determines (or unless prohibited by law), all time-vested equity awards vest and become exercisable and all performance-based awards vest and become exercisable and are considered earned based on target performance. Awards are to be paid out or distributed within thirty days of a change of control in cash, shares, other securities or any combination, as determined by the compensation committee, and shall be terminated as to any unexercised portion upon consummation of the change of control. However, if the award is denominated in shares, the amount distributed or paid will be the difference between the fair market value of the shares on the date of the change of control and, if applicable, the exercise price, grant price or unpaid purchase price as of the date of the change of control.

Under the 2005 equity incentive plan, a change in control is triggered if there is an acquisition of 20% or more of the outstanding shares or the voting power of the outstanding securities, individuals on the board cease to constitute a majority of the board, there is consummation of a reorganization, merger, or consolidation or sale to which we are a party or a disposition of all or substantially all of our assets, unless shareholders continue to own more than 50% of the outstanding voting securities, no person beneficially owns 20% or more of our outstanding securities, and at least a majority of the members of our Board of Directors were members of the board prior to the transaction, or we are completely liquidated or dissolved.
Amendment of awards or plan and adjustment of awards. The compensation committee may at any time alter, amend, modify, suspend, or terminate the 2005 equity incentive plan or any outstanding award in whole or in part. No amendment of the 2005 equity incentive plan will be made without shareholder approval if shareholder approval is required by law. No stock option, SAR, or analogous other stock-based award may be repriced, replaced or regranted through cancellation or by lowering the exercise price or grant price without shareholder approval. No amendment may adversely affect in any material way an award previously granted without written consent of the participant holding such award.
Awards granted in connection with the offering. In connection with the offering, we intend to grant to certain of our officers an aggregate of                      shares of restricted stock. The restricted stock to be granted will vest in full on the first anniversary of the consummation of the date of grant. The following table sets forth the dollar value and corresponding number of shares of our common stock underlying these grants to (i) each of our executive officers, (ii) our executive officers as a group, and (iii) all of our employees as a group other than our executive officers.

Number of
Name and position	Dollar value	shares

A. Laurence Jones
Pervez Qureshi
Greg Petersen
Mary Beth Loesch
Christopher Speltz
Richard Rew, II

Executive officer group
Non-executive officer group

Stock option bonus plan
Our Amended and Restated Stock Option Bonus Plan provides for a bonus payment in connection with a change of control and serves to offset the dilution caused by the accretion of our class A common stock. This plan will terminate in accordance with its terms upon consummation of this offering without the payment of any amount hereunder.

Option grants in fiscal year 2004
The following named executive officers were granted options during fiscal year 2004.

	Individual grants
					Potential realizable
		Percentage			value at assumed
	Number of	of total			annual rates of stock
	securities	options			price appreciation for
	underlying	granted to			option term(1)
	options	employees in	Exercise	Expiration
Name	granted	fiscal year	price	date	5%	10%

Pervez Qureshi	50,000	12.53%	$2.25	06/30/2014	$70,751	$179,296
Greg Petersen	25,000	6.26%	2.25	06/30/2014	35,375	89,648
Christopher Speltz	10,000	2.51%	2.25	06/30/2014	14,150	35,859
Richard Rew II	7,500	1.88%	2.25	06/30/2014	10,613	26,894

(1) The dollar amounts set forth under these columns are the result of calculations at the five percent and ten percent assumed rates set by the SEC. These assumed annual rates of appreciation would result in a stock price in ten years of $3.67 and $5.84, respectively.
Aggregate option exercises in fiscal year 2004 and fiscal year end option values
No options were exercised by the named executive officers in fiscal year 2004. The following table sets forth information concerning the fiscal year end number of unexercised options with respect to the named executive officers as of September 30, 2004. Prior to the consummation of the offering, there was no established public trading market for our common stock.

	Number of
	securities underlying
	unexercised options at
	September 30, 2004

Name	Exercisable	Unexercisable

Michael A. Aviles	800,000	—
Pervez Qureshi	243,000	75,000
Greg Petersen	175,000	50,000
Christopher Speltz	124,333	23,667
Richard Rew II	29,500	13,000

Compensation committee interlocks and insider participation
Compensation decisions are made by our Board of Directors and the compensation committee. The compensation committee is currently composed of Messrs. Brodsky, Downie and Porter. None of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of our company or member of our compensation committee.

Principal and selling stockholders
The following table sets forth, as of                     , 2005, certain information with respect to the beneficial ownership of our capital stock before and after completion of this offering, and shows the number and percentage owned by:

•	each person or entity who owns five percent or more of any class of our capital stock;

•	each member of our Board of Directors;

•	each of our named executive officers;

•	all directors and named executive officers as a group; and

•	each other selling stockholder.
The amounts and percentages of capital stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. To our knowledge, all persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. The table also includes the number of shares underlying options that are exercisable within 60 days of                     , 2005 and the sale of shares in this offering. Common stock subject to these options is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding these options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. The table assumes                      shares of common stock outstanding as of                     , 2005 and                      shares of common stock outstanding upon completion of this offering.

	Shares beneficially				Shares beneficially
	owned prior			Maximum	owned after
	to offering			number of	the offering
				shares offered
Name	Number		Percentage	in this offering	Number	Percentage

Selling stockholders:
Hicks Muse Parties(1)		(2)		%		%
c/o Hicks, Muse, Tate & Furst Incorporated 200 Crescent Court, Suite 1600 Dallas, Texas 75201
Directors and executive officers:
Peter S. Brodsky	—		—	—		%
Jack D. Furst(3)	—		—	—		%
Jason Downie	—		—	—		%
James R. Porter		(4)	—	—		%
A. Laurence Jones		(5)			%	%
Pervez Qureshi		(6)			%	%
Greg Petersen		(7)			%	%
Christopher Speltz		(8)			%	%
Richard Rew II		(9)			%	%
Michael A. Aviles		(4)			%	%
All executive officers and directors as a group (ten persons)		(10)

(1) Includes (i) shares owned of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P. (“Fund III”), of which the ultimate general partner is Hicks, Muse Fund III Incorporated, an affiliate of Hicks Muse, and (ii) shares owned of record by HM3 Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund III Incorporated. Thomas O. Hicks is (i) a stockholder of Hicks Muse and (ii) the sole stockholder and director of Hicks, Muse Fund III, Incorporated. Accordingly, Mr. Hicks may be deemed to beneficially own all or a portion of the shares of common stock beneficially owned by the Hicks Muse Parties described above. In addition, Jack D. Furst is a partner, stockholder and member of the management committee of Hicks Muse and, accordingly, may be deemed to beneficially own all or a portion of the shares of common stock beneficially owned by the Hicks Muse Parties described above. Each of Messrs. Furst and Hicks disclaims the existence of a group and disclaims beneficial ownership of shares of common stock not owned of record by him.
(2) Gives effect to the conversion of 25,000,000 shares of class A common stock (including the accrued liquidation preference thereon) held by them into                 shares of common stock concurrently with the offering.
(3) Mr. Furst is a partner, stockholder and member of the management committee of Hicks Muse and, accordingly, may be deemed to beneficially own all or a portion of the shares of common stock beneficially owned by the Hicks Muse Parties described above. Mr. Furst disclaims beneficial ownership of shares of common stock not owned of record by him.
(4) Represents shares of common stock issuable upon the exercise of currently exercisable stock options.
(5) Includes                 shares owned of record,                 shares of common stock issuable to Mr. Jones upon the exercise of currently exercisable stock options and                 shares of restricted stock to be issued at or prior to the consummation of this offering. See “Management—2005 equity incentive plan.”
(6) Includes                 shares of common stock issuable to Mr. Qureshi upon the exercise of currently exercisable stock options and                 shares of restricted stock to be issued at or prior to the consummation of this offering. See “Management—2005 equity incentive plan.”
(7) Includes                 shares of common stock issuable to Mr. Petersen upon the exercise of currently exercisable stock options and                 shares of restricted stock to be issued at or prior to the consummation of this offering. See “Management—2005 equity incentive plan.”
(8) Includes                 shares of common stock issuable to Mr. Speltz upon the exercise of currently exercisable stock options and                 shares of restricted stock to be issued at or prior to the consummation of this offering. See “Management—2005 equity incentive plan.”
(9) Includes                 shares of common stock issuable to Mr. Rew upon the exercise of currently exercisable stock options and                 shares of restricted stock to be issued at or prior to the consummation of this offering. See “Management—2005 equity incentive plan.”
(10) Includes                 shares of common stock issuable to our directors and executive officers upon the exercise of currently exercisable stock options and shares of restricted stock to be issued at or prior to the consummation of this offering.

Certain relationships and related transactions
Advisory agreements
Monitoring and oversight agreement
We are party to a ten-year agreement (the “Monitoring and Oversight Agreement”) with Hicks, Muse & Co. Partners, L.P. (“Hicks Muse Partners”), an affiliate of Hicks Muse, pursuant to which we pay Hicks Muse Partners an annual fee payable quarterly for oversight and monitoring services to us. The annual fee is adjustable on January 1 of each calendar year to an amount equal to the (i) sum of (A) the fee in effect at the beginning of the immediately preceding calendar year plus (B) the aggregate amount of all Acquisition Increments (as defined) with respect to such immediately preceding calendar year, multiplied by (ii) the percentage increase in the Consumer Price Index during the immediately preceding calendar year, but in no event less than $350,000. Upon the acquisition by us or any of our subsidiaries of another entity or business, the fee is increased by an amount equal to 0.2% of the consolidated annual net sales of the acquired entity or business and its subsidiaries for the trailing twelve-month period. In fiscal years 2002, 2003 and 2004, we paid Hicks Muse Partners a fee of $303,000, $384,000, and $390,000, respectively, for services under the Monitoring and Oversight Agreement.
Three of our directors, Jack D. Furst, Peter S. Brodsky and Jason Downie, are each principals of Hicks Muse Partners. Hicks Muse Partners is also entitled to reimbursement for any expenses incurred by it in connection with rendering services allocable to us under the Monitoring and Oversight Agreement. In addition, we have agreed to indemnify Hicks Muse Partners, its affiliates and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses, fees and disbursement of counsel related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the Monitoring and Oversight Agreement and not resulting primarily from the bad faith, gross negligence or willful misconduct of Hicks Muse Partners. The Monitoring and Oversight Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. In our opinion, the fees and other obligations provided for under the Monitoring and Oversight Agreement reasonably reflect the benefits received and to be received by us and our subsidiaries.
Financial advisory agreement
We are party to a ten-year agreement (the “Financial Advisory Agreement”) with Hicks Muse Partners pursuant to which Hicks Muse Partners receives a fee equal to 1.5% of the “Transaction Value” for each “Add-on Transaction” in which we are involved. The term “Transaction Value” means the total value of the Add-on Transaction, including, without limitation, the aggregate amount of the funds required to complete the Add-on Transaction, including the amount of any indebtedness, preferred stock or similar items assumed (or remaining outstanding). The term “Add-on Transaction” means any tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or similar transaction involving us, or any of our subsidiaries, and any other person or entity, excluding, however, any acquisition that does not involve the use of (or any waiver or consent under) any debt or equity financing and in which neither Hicks Muse Partners nor any other person or entity provides financial advisory, investment banking or similar services. In addition, we have agreed to indemnify Hicks Muse Partners, its affiliates and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the Financial Advisory Agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse Partners. The Financial Advisory Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. In our opinion, the fees provided for under the Financial Advisory Agreement reasonably reflect the benefits received and to be received by us. We paid no fees to Hicks Muse Partners for services provided by Hicks Muse Partners under the Financial Advisory Agreement in fiscal years 2002, 2003 and 2004. In March 2005, we paid a fee of $1.8 million to Hicks Muse Partners for financial advisory services related to the Speedware acquisition.
Termination of monitoring and oversight and financial advisory agreements
Concurrently with, and subject to the closing of this offering, the Monitoring and Oversight and Financial Advisory Agreements with Hicks Muse Partners will be terminated, and we anticipate paying Hicks Muse Partners a fee of $                    in connection with such termination.
Stockholders agreement
Hicks Muse and A. Laurence Jones are parties to a stockholders agreement, dated as of May 26, 1999 (the “Stockholders Agreement”). The Stockholders Agreement, among other things, grants preemptive rights and certain registration rights and contains provisions regarding the voting of shares. The Stockholders Agreement will be terminated upon the consummation of this offering.
Registration rights agreement
In connection with the consummation of this offering, the existing Stockholders Agreement will be terminated and the registration rights granted to the stockholders party to that agreement, subject to certain modifications thereto, will be set forth in a new registration rights agreement to be entered into among us and our stockholders party to the Stockholders Agreement (consisting of certain affiliates of Hick Muse and A. Laurence Jones).
Under the new Registration Rights Agreement, the stockholders party thereto will have the right to require us, on three occasions, to register with the SEC the sale of shares of common stock held by them, subject to certain limitations and conditions. In addition, the stockholders party to the new Registration Rights Agreement will have the right at any time to require us to register with the SEC on Form S-3 the sale of shares of common stock held by them, to the extent we are then eligible to use Form S-3 for such sales of our common stock, subject to certain limitations (including a limitation to the effect that we will generally not be required to comply with any such request more than twice in any twelve month period). Any such registration as described in the preceding sentence may, at the request of the stockholders, take the form of a “shelf” registration, and may be underwritten.
The stockholders party to the new Registration Rights Agreement will also have unlimited “piggyback” registration rights under which at any time we register our common stock for sale, except with respect to certain types of offerings and subject to certain “cut-back” provisions, they will have the right to include shares of common stock held by them in the offering. The stockholders party to the new Registration Rights Agreement will also agree not to sell our common stock during any period beginning ten days prior to and 180 days following any underwritten registration, unless the managing underwriter for such offering agrees otherwise. Under the Registration Rights Agreement, we will bear all registration expenses, other than underwriting discounts, commissions and other fees. We will also agree to indemnify such holders against any liabilities that may result from their sale of common stock under the Registration Rights Agreement, subject to certain exceptions for information provided by such holders for inclusion in the prospectus used to sell such securities.
Internet Autoparts, Inc.
On May 31, 2000, we, along with affiliates of Hicks Muse, entered into a joint venture arrangement with some of our customers and other investors to form IAP. In June 2003, we purchased all of the common stock of IAP owned by affiliates of Hicks Muse for an aggregate purchase price of $1.8 million. Mr. Brodsky, one of our directors, and Mr. Jones, our President and Chief Executive Officer, also serve on the Board of Directors of IAP.
Modification of terms of class A common stock
On May 27, 1999, we issued 25,000,000 shares of our existing class A common stock to affiliates of Hicks Muse for net proceeds of $23.9 million, which were contributed to us and used primarily to pay outstanding indebtedness.
The class A common stock is senior to our common stock upon liquidation, but votes with our common stock as a single class. Upon dissolution, holders of existing class A common stock are entitled to receive the Stated Value (as defined below) of their shares before any distribution to common stockholders. Once the holders of class A common stock receive the Stated Value, the remaining assets would be distributed among the common stockholders pro rata. The Stated Value of a share of class A common stock is defined as $1.00, plus notional interest of 35% per annum, accrued daily and compounded annually. As long as the existing class A common stock is outstanding, there may be no dividends, stock splits, or other distributions declared or paid on our common stock, and no redemptions or other repurchases.
In June 2003, we amended the terms of our existing class A common stock to:

•	eliminate any further accumulation of any additional interest or accretion on the liquidation preference (which is approximately $86.9 million);

•	provide that the holders of the class A common stock will no longer have any right to cause us to purchase the class A common stock, and we will no longer have a right to redeem the existing class A common stock; and

•	provide that the class A common stock will be convertible (together with the accrued liquidation preference therein), in whole or in part, into our common stock at a conversion price of $1.875 per share, and vote with the shares of our common stock on an as-converted basis.
Immediately prior to the completion of this offering, each outstanding share of class A common stock will be converted into an aggregate of                      shares of our common stock.
Purchase of our common stock from Glenn Staats and Preston Staats, Jr.
On June 5, 2003, we entered into a Securities Repurchase Agreement with Glenn Staats and Preston Staats, Jr., both former members of our Board of Directors, pursuant to which (i) we purchased all of the outstanding shares of our common stock held by Glenn Staats and Preston Staats, Jr. in exchange for $30.0 million in cash; (ii) Glenn Staats and Preston Staats, Jr. each resigned from our Board of Directors; (iii) Glenn Staats and Preston Staats, Jr. agreed for a period of seven years from the date of such purchase to not compete with us subject to certain exceptions; and (iv) we and Preston Staats, Jr. settled certain legal proceedings. The foregoing payments by us to Glenn Staats and Preston Staats, Jr. were made from the proceeds of a $30.0 million dividend to us by ASI.

Description of capital stock
General
Upon the completion of this offering, our authorized capital stock will consist of                      shares of common stock, $0.000125 par value per share, of which                      shares will be issued and outstanding and                      shares of preferred stock, $0.01 par value per share, of which no shares will be issued and outstanding. The following is a description of the terms of our certificate of incorporation and by-laws, the forms of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part and which will become effective prior to the offering contemplated by this prospectus.
Common stock
The holders of common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held, subject to any rights of holders of any preferred stock that may be issued in the future. Holders of common stock do not have preemptive rights to participate in future stock offerings. Subject to the prior rights and preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive dividends as may be declared by our Board of Directors from time to time.
Preferred stock
Our certificate of incorporation will provide that we may issue up to                      shares of our preferred stock in one or more series as may be determined by our Board of Directors.
Our Board of Directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

•	determining the number of shares to be included in each series;

•	fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

•	increasing or decreasing the number of shares of any series.
The Board of Directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.
Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third party bids for our common stock or may otherwise adversely affect the market price of our common stock.
We believe that the ability of our Board of Directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.
Although our Board of Directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a shareholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our Board of Directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interest or in which shareholders might receive a premium for their stock over the then best current market price.
Anti-takeover effects of various provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws
Provisions of the DGCL and our certificate of incorporation and by-laws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.
Delaware anti-takeover statute
We are subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless:

•	the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our Board of Directors prior to the time the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the time a person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the shares of the corporation’s outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.
Our certificate of incorporation and by-laws
In addition, provisions of our certificate of incorporation and by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect.
Classified board of directors. Our certificate of incorporation provides that our Board of Directors be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms.
Quorum requirements; removal of directors. Our certificate of incorporation provides for a minimum quorum of one-third in voting power of the outstanding shares of our capital stock entitled to vote, except that a minimum quorum of a majority in voting power of the outstanding shares of our capital stock entitled to vote is necessary to hold a vote for any director in a contested election, the removal of a director or the filling of a vacancy on our Board of Directors. Directors may be removed only for cause by the affirmative vote of at least a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors.
No cumulative voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly address cumulative voting.
No stockholder action by written consent; calling of special meeting of stockholders. Our certificate of incorporation prohibits stockholder action by written consent. It and our by-laws also provide that special meetings of our stockholders may be called only by (1) our Board of Directors or the chairman of our Board of Directors pursuant to a resolution approved by our Board of Directors or (2) our Board of Directors upon a request by holders of at least 25% in voting power of all the outstanding shares entitled to vote at that meeting.
Advance notice requirements for stockholder proposals and director nominations. Our by-laws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary by the later of 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days prior to the date that meeting is proposed to be held.

Authorized but unissued shares. Our authorized but unissued shares of common stock and preferred stock will generally be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Supermajority provisions. The DGCL provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions may be amended only by a vote of 66 2/3% or more in voting power of all the outstanding shares of our capital stock entitled to vote:

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested solely in (1) our Board of Directors and the chairman of our Board of Directors and (2) our Board of Directors upon a request by holders of at least 25% in voting power of all the outstanding shares entitled to vote at that meeting;

•	the provisions relating to the classification of our Board of Directors;

•	the provisions relating to the size of our Board of Directors;

•	the provisions relating to the quorum requirements for stockholder action and the removal of directors;

•	the limitation on the liability of our directors to us and our stockholders;

•	the obligation to indemnify and advance expenses to the directors and officers to the fullest extent authorized by the DGCL;

•	the provisions granting authority to our Board of Directors to amend or repeal our by-laws without a stockholder vote, as described in more detail in the next succeeding paragraph; and

•	the supermajority voting requirements listed above.
In addition, our certificate of incorporation grants our Board of Directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.
Our certificate of incorporation provides that our by-laws may be amended by stockholders representing no less than 66 2/3% of the voting power of all the outstanding shares of our capital stock entitled to vote.
Our certificate of incorporation provides that Hicks Muse and its representatives will not be required to offer any transaction opportunity of which they become aware to us and could take any such opportunity for themselves or offer it to other companies in which they have an investment.
Our certificate of incorporation provides that the affirmative vote of 66 2/3% of our directors is necessary to approve any merger, any sale of all or substantially all of our assets, any liquidation of our company or our filing of a voluntary petition in bankruptcy.

Limitations on liability and indemnification of officers and directors.
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends or stock repurchases); or

•	for transactions from which the director derived improper personal benefit.
Our certificate of incorporation and by-laws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in our certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Nasdaq National Market
We intend to apply to have our common stock approved for quotation on the Nasdaq National Market under the trading symbol AVNT.
Transfer agent and registrar
                     is the transfer agent and registrar for our shares of common stock.

Description of certain indebtedness
New senior credit facility
We expect that on the closing date of this offering we will enter into a new senior credit facility with a syndicate of financial institutions, including JPMorgan Chase Bank, N.A. We expect that our new senior credit facility will consist of both:

•	a new revolving credit facility, which we will expect to have a -year maturity and permit borrowings up to the aggregate principal amount of $ million (less amounts reserved for letters of credit). We anticipate that the new revolving credit facility will be undrawn at closing and that we will have $ million of availability thereunder immediately following this offering; and

•	a new term loan facility, which we expect will have a -year maturity and consist of total loans of $ . We expect that the new term loan facility will be drawn in full upon the closing of this offering.
The following is a summary description of what we expect the principal terms and conditions of our new senior credit facility to be. The description is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the definitive agreement.
Interest. Principal balances outstanding under the new senior credit facility will bear interest per annum, at our option, at the sum of the base rate plus an applicable margin or the Eurodollar Rate plus an applicable margin. The base rate will be defined as the greater of the prime rate (as announced from time to time by the administrative agent), the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1.0% or the federal funds rate plus 0.5%. Interest on base rate loans will be payable on the last day of each quarter. Interest on Eurodollar loans will be payable upon maturity of the Eurodollar loan or on the last day of the quarter if the Eurodollar loan exceeds 90 days. We will also pay a quarterly fee on the average availability under the new revolving credit facility.
Security. Borrowings and other extensions of credit under our new senior credit facility and guarantees thereof will be secured by a first priority perfected security interest in substantially all of our and certain of our subsidiaries’ assets, including after-acquired property.
Guarantees. Our payment obligations under our new senior credit facility will be jointly and severally guaranteed, on a senior secured basis, by us and certain of our subsidiaries, other than certain foreign subsidiaries.
Covenants. Our senior credit facility will contain certain financial covenants applicable to us and our subsidiaries.
In addition, our new senior credit facility will contain covenants pertaining to our and our subsidiaries’ management and operation. We expect these covenants to include, among others, requirements that each of us and our subsidiaries:

•	preserve our corporate existence and not amend our charter or bylaws;

•	maintain adequate insurance coverage;

•	maintain our properties and all necessary licenses, permits and intellectual property;

•	maintain our holding company status;

•	maintain necessary licenses;

•	perform our obligations under leases, related documents, material contracts and other agreements; and

•	comply with applicable laws and regulations, including those related to tax, employee, pension and environmental matters.
Our new senior credit facility also will subject us and our subsidiaries to significant limitations, including limitations on our and our subsidiaries’ ability to:

•	incur indebtedness, guarantees and capital expenditures;

•	incur liens or encumbrances;

•	merge, consolidate, or consummate divestitures and acquisitions;

•	make investments and capital contributions;

•	enter into joint ventures, partnerships and changes of business;

•	make loans and advances;

•	make dividend and other stock payments;

•	repurchase or redeem equity;

•	make asset sales or transfers, leases, sales and leasebacks;

•	voluntarily prepay or repurchase or redeem debt;

•	enter into transactions with affiliates; and

•	make changes in accounting treatment.
Events of default. Our new senior credit facility will provide for events of default customarily found in facilities of this type, including, but not limited to:

•	failure to pay principal when due or, within specified periods, interest or fees when due;

•	any representation or warranty proving to have been materially incorrect when made;

•	failure to perform or observe covenants or guarantees after any applicable grace period;

•	cross-defaults to other material indebtedness;

•	bankruptcy defaults;

•	material judgment defaults;

•	change of control;

•	ERISA defaults;

•	environmental liabilities;

•	any loan document ceasing to be in full force and effect; and

•	any interest created by the related security documents ceasing to be enforceable and of the same effect and priority purported to be created thereby.

10 1/2% senior notes due 2011
ASI issued $157.0 million aggregate principal amount of 10 1/2% senior notes due 2011 pursuant to an indenture dated as of June 27, 2003 between ASI and Wells Fargo Bank, N.A., as successor by merger to Wells Fargo Bank Minnesota, N.A., as trustee (the “2003 Indenture”). The notes issued pursuant to the 2003 Indenture are subject to the following covenants and events of default. The payment of principal, premium (if any) and interest on the notes is senior in right of payment to all subordinated indebtedness of ASI and its subsidiaries and pari passu in right of payment to all other senior unsecured indebtedness of ASI and its subsidiaries.
Covenants. The 2003 Indenture contains covenants limiting ASI’s ability to, among other things, incur additional indebtedness, make certain payments in respect of its shares of capital stock, merge or consolidate with any other person and sell, lease, transfer or dispose of its properties or assets.
Events of default. The following events would be an event of default under the 2003 Indenture:

•	ASI fails to pay interest on the notes when it becomes due and payable and the default continues for a period of 30 days;

•	ASI fails to pay the principal or premium, if any, on any note when due;

•	ASI fails to comply with any of the agreements contained in the notes or the 2003 Indenture, which default continues for a period of 30 days after ASI receives written notice specifying the default from the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

•	ASI fails to pay at the final stated maturity (giving effect to any extension thereof) the principal amount of any indebtedness of ASI or its subsidiaries, or the acceleration of the final stated maturity of such indebtedness, if the aggregate principal amount of any such indebtedness in default aggregates $10.0 million or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded;

•	the guarantee of any significant subsidiary ceases to be in full force and effect except as otherwise permitted in the 2003 Indenture or is declared null and void and unenforceable or any guarantee of a significant subsidiary denies its liability under its guarantee;

•	one or more judgments in an aggregate amount in excess of $10.0 million are rendered against ASI or any of its significant subsidiaries and such judgment remains undischarged or unstayed for a period of 60 days; and

•	certain events of bankruptcy.
Tender offer and consent solicitation. Prior to the consummation of this offering, ASI intends to commence a tender offer to purchase any and all of its outstanding 10 1/2% senior notes due 2011. In connection with and as part of the tender offer, ASI also intends to seek the consent of the tendering noteholders to amend the 2003 Indenture. If the proposed amendments are approved by the holders of a majority of the aggregate principal amount of 10 1/2% senior notes due 2011 and other conditions to the consent solicitation are satisfied, upon consummation of the tender offer, the proposed amendments would eliminate substantially all of the restrictive covenants contained in the 2003 Indenture.

Floating rate senior notes due 2010
ASI issued $120.0 million aggregate principal amount of floating rate senior notes due 2010 pursuant to an indenture dated as of March 30, 2005 between ASI and Wells Fargo Bank, N.A., as trustee (the “2005 Indenture”). The 2005 Indenture provides, among other things, that the notes issued pursuant thereto will bear interest at a rate per annum equal to LIBOR (as defined in the 2005 Indenture) plus 600 basis points. The current rate of interest is 9%, but the LIBOR component of the interest rate will be reset quarterly, commencing July 1, 2005. The terms, covenants and events of default contained in the 2005 Indenture are substantially identical to those in the 2003 Indenture described above.
Tender offer and consent solicitation. Prior to the consummation of this offering, ASI intends to commence a tender offer to purchase any and all of its outstanding floating rate senior notes due 2010. In connection with and as part of the tender offer, ASI also intends to seek the consent of the tendering noteholders to amend the 2005 Indenture. If the proposed amendments are approved by the holders of a majority of the aggregate principal amount of floating rate senior notes and other conditions to the consent solicitation are satisfied, upon consummation of the tender offer, the proposed amendments would eliminate substantially all of the restrictive covenants contained in the 2005 Indenture.
Existing senior revolving credit facility
Our existing senior revolving credit facility with JPMorgan Chase Bank, N.A. provides for borrowings of up to $15.0 million. As of March 31, 2005, we had $0.5 million in letters of credit outstanding and no borrowings under our existing senior revolving credit facility.

Shares eligible for future sale
Prior to this offering, you could not buy or sell our common stock publicly. Following this offering, an active public market for our common stock may not develop or be sustained. We will negotiate and determine the initial public offering price with the underwriters based on several factors. The market price of our common stock may decline from the initial public offering price in this offering. Accordingly, you may be unable to sell your shares of common stock at or above the initial public offering price. Stock markets, particularly in recent years and particularly with regard to technology-related stocks, has experienced significant volatility.
As of the date of this prospectus, we had                      shares of common stock outstanding. In addition, we had outstanding options to purchase                      shares of our common stock, at a weighted average exercise price of $           per share, and  additional shares available for future awards under our stock option plans. In addition, we anticipate issuing                      shares of restricted stock in connection with our new 2005 equity incentive plan. All of our outstanding shares of common stock, as well as the shares of common stock issuable upon exercise of outstanding stock options, are or will be freely tradable without restriction or further registration under the federal securities laws after the applicable lock-up period, subject to compliance with the volume limitations and other conditions of Rule 144 in the case of shares sold by persons who may be deemed to be our affiliates.
Rule 144
In general, under Rule 144 as currently in effect, sales by an “affiliate” of the company are limited within any three-month period to a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of our common stock or (2) the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which a notice of sale is filed with the SEC. As currently defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Sales by affiliates under Rule 144 are also subject to certain other restrictions relating to manner of sale, notice and the availability of current public information about the company.
Lock-up agreements
We and our directors, executive officers and holders of substantially all of our outstanding common stock and common stock equivalents have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc.
Upon the completion of this offering these directors, executive officers and stockholders will hold approximately           % of our outstanding shares of common stock. After the expiration of the 180 day “lock-up” period to which these parties are subject, these individuals and entities will be entitled to dispose of their remaining shares, although the shares of common stock held by our affiliates, absent registration of the sale under the Securities Act, will be subject to the volume and other restrictions of Rule 144 under the Securities Act. In addition, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. may, in their sole discretion and at any time without notice, release all or a portion of the shares subject to the lock-up. The shares that are released from the lock-up will be freely tradable without restriction or further registration under the federal securities laws, except to the extent they are held by one of our affiliates.
Registration rights
After the completion of this offering, our stockholders party to the Stockholders Agreement (consisting of certain affiliates of Hicks Muse and A. Laurence Jones) will be entitled to registration rights. See “Certain relationships and related transactions—Registration rights” for more information regarding these rights. Registration of these shares would result in such shares becoming freely tradable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.
Rule 144(k)
Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the completion of this offering.
Stock plans
As of March 31, 2005, 11,234,375 shares of common stock were subject to outstanding options under our existing stock option plans, of which 5,461,656 were vested and exercisable. However, all of these shares are subject to the lock-up agreements described above. We intend, not earlier than 180 days following the closing of this offering, to file a registration statement on Form S-8 under the Securities Act of 1933 covering the shares of common stock reserved for issuance under our new 2005 equity incentive plan that will provide for awards of restricted stock and stock options. After the effective date of this registration statement on Form S-8, shares purchased upon exercise of options granted under our stock option plans generally would be available for resale in the public market. On the date 180 days after the effective date of this offering, a total of approximately                      shares of common stock subject to outstanding options will be vested and exercisable.

Material U.S. federal income tax considerations for non-U.S. holders of our common stock
The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to Non-U.S. Holders. A “Non-U.S. Holder” is a beneficial owner of our common stock who acquired such common stock in this offering and holds it as a capital asset (generally property held for investment) for U.S. federal income tax purposes and who is generally an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any subdivision thereof;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of source; and

•	a trust if (1) it is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
The following discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position and does not consider U.S. state and local or non-U.S. tax consequences. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the federal income tax laws (including partnerships or other pass-through entities or investors in such entities, certain financial institutions and insurance companies, tax-exempt entities, dealers in securities or foreign currencies, holders of securities held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction and persons who hold or receive common stock as compensation) or certain U.S. expatriates (including certain former citizens and residents of the United States). If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partners are urged to consult their tax advisors. The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis, which could affect the continuing validity of this discussion.
THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES OF HOLDING AND DISPOSING OF COMMON STOCK.
U.S. trade or business income
For purposes of the following discussion, dividends and gains on the sale, exchange or other disposition of our common stock will be considered to be “U.S. trade or business income” if such income or gain is (1) effectively connected with the conduct of a U.S. trade or business and (2) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States. Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated tax rates. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under specific circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate that an applicable income tax treaty may specify.
Dividends
Distributions made on our common stock generally will be taxable as dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that the amount of any distribution made on our common stock exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of the holder’s adjusted tax basis in such common stock and thereafter as capital gain from a deemed disposition of such common stock (taxable as described below).
Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate unless the dividends are U.S. trade or business income and the Non-U.S. Holder files a properly executed IRS Form W-8ECI (or successor form) with the withholding agent.
The 30% withholding rate may be reduced if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Generally, to claim the benefits of an income tax treaty, a Non-U.S. Holder of common stock will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements.
A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its tax advisor regarding its entitlement to benefits under a relevant income tax treaty.
Disposition of common stock
A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

•	the gain is U.S. trade or business income;

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the disposition and meets other requirements; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the common stock.
The tax on a disposition of stock in a USRPHC does not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we have not been and are not currently a USRPHC for U.S. federal income tax purposes, nor do we anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC when a Non-U.S. Holder sells its shares of common stock.
Federal estate taxes
Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise. Because U.S. federal tax law uses different tests to determine whether an individual is a non-resident alien for income tax and estate tax purposes, some individuals may be “Non-U.S. Holders” for purposes of the U.S. federal income tax discussion above, but not for purposes of the U.S. federal estate tax discussion contained in the previous sentence, and vice versa.
Information reporting requirements and backup withholding tax
Dividends
We must report annually to the IRS and to each Non-U.S. Holder any dividend income that is subject to withholding or that is exempt from U.S. withholding tax pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Dividends paid to Non-U.S. Holders of common stock generally will be exempt from backup withholding (currently at a rate of 28%) if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or successor form) or otherwise establishes an exemption.
Disposition of common stock
The payment of the proceeds from the disposition (including a redemption) of common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding (currently at a rate of 28%) unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S. (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder.
Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, if the holder timely provides the required information to the IRS.

Underwriting
J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers for this offering.
We and the underwriters named below have entered into an underwriting agreement covering the common stock to be sold in this offering. Each underwriter has severally agreed to purchase, and we and the selling stockholders have agreed to sell to each underwriter, the number of shares of common stock set forth opposite its name in the following table.

Name	Number of shares

J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.

Total

The underwriting agreement provides that if the underwriters take any of the shares presented in the table above, then they must take all of the shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors.
The underwriters are offering the shares of common stock, subject to the prior sale of shares, and when, as and if such shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the initial public offering price shown on the front cover page of this prospectus. The underwriters may sell shares to securities dealers at a discount of up to $           per share from the initial public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $           per share from the initial public offering price. After the initial public offering, the underwriters may vary the public offering price and other selling terms.
If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional                      shares of common stock from the selling stockholders to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The following table shows the per share and total underwriting discounts that we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Paid by Activant		Paid by selling stockholders

	Without	With full	Without	With full
	overallotment	overallotment	overallotment	overallotment
	exercise	exercise	exercise	exercise

Per share	$	$	$	$
Total	$	$	$	$

The underwriters have advised us that they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a “covered” short position to the extent that it does not exceed the                      shares subject to the underwriters’ overallotment option and will be deemed a “naked” short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising the overallotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Any “naked” short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.
The underwriters have advised us that, pursuant to Regulation M under the Securities Act, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A “penalty bid” is an arrangement permitting the underwriters to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the underwriters in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The underwriters have advised us that stabilizing bids and open market purchases may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisor.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $          .
We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
We and our executive officers and directors and the holders of substantially all of our outstanding common stock and common stock equivalents have agreed that, during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus, none of them will, directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of our common stock without the prior written consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., except in limited circumstances.
We may issue shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for the benefit of our employees, directors and officers under benefit plans described in this prospectus provided that, during the term of the lock-up, we will not file a registration statement covering shares of our common stock issuable upon exercise of options outstanding on the date we enter into the underwriting agreement.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of our common stock offered by them and that no sales to discretionary accounts may be made without prior written approval of the customer.
We intend to apply to list our common stock on the Nasdaq National Market under the symbol AVNT. The underwriters intend to sell shares of our common stock to a minimum of 2,000 beneficial owners in lots of 100 or more so as to meet the distribution requirements of this listing.
There has been no public market for the common stock prior to this offering. We, the selling stockholders and the underwriters will negotiate the initial public offering price. In determining the initial public offering price, we, the selling stockholders and the underwriters expect to consider a number of factors in addition to prevailing market conditions, including:

•	the history of and prospects for our industry and for business management solutions companies in our industry generally;

•	an assessment of our management;

•	our present operations;

•	our historical results of operations;

•	the trend of our revenues and earnings; and

•	our earnings prospects.
We, the selling stockholders and the underwriters will consider these and other relevant factors in relation to the price of similar securities of generally comparable companies. Neither we, the selling stockholders nor the underwriters can assure investors that an active trading market will develop for the common stock, or that the common stock will trade in the public market at or above the initial public offering price.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. For example, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the administrative agent and lender under our existing senior revolving credit facility, and affiliates of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. are expected to be agents and lenders under our new senior credit facility and from time to time provide us with investment banking services. In addition, affiliates of J.P. Morgan Securities Inc. are limited partners in several Hicks, Muse funds, one of which owns equity interests in us.

Legal matters
The validity of the common stock offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York and Dallas, Texas. A number of partners of Weil, Gotshal & Manges LLP are, indirectly, investors in HM3 Coinvestors, L.P., which owns                      shares of our common stock attributable to these partners. Legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York.
Experts
The consolidated financial statements of Activant Solutions Holdings Inc. and its subsidiaries at September 30, 2004 and 2003, and for each of the three years in the period ended September 30, 2004, appearing in this prospectus and the financial statement schedules included in the registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Speedware Corporation Inc. as of September 30, 2004, 2003 and 2002 and for each of the three years in the period ended September 30, 2004 included in this prospectus have been so included in reliance on the reports of KPMG LLP, chartered accountants, given on the authority of said firm as experts in auditing and accounting.
Where you can find more information
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you should refer to the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.
You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference facilities of the SEC’s principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.
As required by its 2003 Indenture and 2005 Indenture, ASI has been filing periodic reports under the Exchange Act. Following this offering, we will become subject to the information and reporting requirements of the Exchange Act, and accordingly, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial statements.

Report of Independent Registered Public Accounting Firm
Board of Directors
Activant Solutions Holdings Inc.
We have audited the accompanying consolidated balance sheets of Activant Solutions Holdings Inc. and its subsidiaries as of September 30, 2003 and 2004, and the related consolidated statements of operations and comprehensive income, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended September 30, 2004. Our audits also include the financial statement schedule listed in the Index at Item 16(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Activant Solutions Holdings Inc. and its subsidiaries as of September 30, 2003 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
/s/ ERNST & YOUNG LLP
Austin, Texas
May 25, 2005

Activant Solutions Holdings Inc. and Subsidiaries
Consolidated balance sheets

	September 30,

(In thousands, except per share data)	2003	2004

Assets
Current assets:
Cash and cash equivalents	$10,215	$32,065
Trade accounts receivable, net of allowance for doubtful accounts of $7,748 and $5,639	40,152	33,516
Inventories, net	3,546	2,668
Investment in leases, net	2,115	430
Deferred income taxes	10,527	430
Prepaid income taxes	3,587	5,338
Prepaid expenses and other current assets	2,485	2,758

Total current assets	72,627	77,205
Service parts, net	1,520	1,308
Property and equipment, net	5,748	4,945
Long-term investment in leases	1,854	87
Capitalized computer software costs, net	7,711	5,482
Databases, net	7,672	5,290
Goodwill	87,159	79,541
Other assets	17,994	15,047

Total assets	$202,285	$188,905

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$9,679	$9,026
Payroll related accruals	14,860	14,175
Deferred revenue	15,870	15,418
Current portion of long-term debt	310	276
Accrued expenses and other current liabilities	10,694	9,761

Total current liabilities	51,413	48,656
Long-term debt, net of discount	172,990	155,438
Deferred tax liabilities and other liabilities	14,544	4,831

Total liabilities	$238,947	$208,925
Stockholders’ equity (deficit):
Class A Common Stock:
Par value $0.000125; authorized, issued and outstanding 25,000 shares	3	3
Common Stock:
Par value $0.000125; authorized 100,000 shares, issued and outstanding 19,220 shares	2	2
Additional paid-in capital	86,850	86,850
Retained deficit	(123,121)	(106,354)
Accumulated other comprehensive income (loss):
Cumulative translation adjustment	(396)	(521)

Total stockholders’ equity (deficit)	(36,662)	(20,020)

Total liabilities and stockholders’ equity (deficit)	$202,285	$188,905

See accompanying notes.

Activant Solutions Holdings Inc. and Subsidiaries
Consolidated statements of operations and comprehensive income

	Year ended September 30,

(In thousands, except per share amounts)	2002	2003	2004

Revenues:
Systems	$59,452	$68,708	$81,956
Services	159,253	152,838	143,850

Total revenues	218,705	221,546	225,806
Cost of revenues:
Systems	38,030	40,171	49,853
Services	73,734	71,606	59,920

Total cost of revenues	111,764	111,777	109,773

Gross profit	106,941	109,769	116,033
Operating expenses:
Sales and marketing	33,909	31,961	31,882
Product development	17,435	16,997	16,167
General and administrative	26,420	27,406	27,340

Total operating expenses	77,764	76,364	75,389

Operating income	29,177	33,405	40,644
Interest expense	(14,054)	(14,782)	(19,367)
Expenses related to debt refinancing	—	(6,313)	(524)
Foreign exchange loss	(120)	(36)	(156)
Equity in loss of affiliate	(552)	(611)	—
Gain on sale of assets	211	—	6,270
Other income, net	581	503	461

Income before income taxes	15,243	12,166	27,328
Income tax expense	5,875	4,351	10,561

Net income	9,368	7,815	16,767
Foreign currency translation adjustments	491	376	(125)

Comprehensive income	$9,859	$8,191	$16,642

Net income attributable to common stock:
Net income	$9,368	$7,815	$16,767
Accretion on Class A common stock	(17,886)	(17,862)	—

Net income attributable to common stock	$(8,518)	$(10,047)	$16,767

Net income per share
Basic	$(.24)	$(.33)	$.38
Diluted	$(.24)	$(.33)	$.25
Weighted average number of shares
Basic	35,220	30,091	44,220
Diluted	35,220	30,091	67,559

See accompanying notes.

Activant Solutions Holdings Inc. and Subsidiaries
Consolidated statements of stockholders’ equity (deficit)

	Class A	Common stock		Additional		Other accumulated	Total
	common			paid-in	Retained	comprehensive	stockholders’
(Dollars in thousands)	stock	Shares	Amount	capital	deficit	income (loss)	equity (deficit)

Balance on October 1, 2001	$—	35,220	$4	$61,829	$(136,387)	$(1,263)	$(75,817)
Foreign currency translation adjustments	—	—	—	—	—	491	491
Accretion on Class A Common Stock	—	—	—	(17,886)	—	—	(17,886)
Net income	—	—	—	—	9,368	—	9,368

Balance on September 30, 2002	—	35,220	4	43,943	(127,019)	(772)	(83,844)
Foreign currency translation adjustments	—	—	—	—	—	376	376
Accretion on Class A Common Stock	—	—		(16,407)	(1,455)	—	(17,862)
Repurchase common stock	—	(16,000)	(2)	(27,536)	(2,462)	—	(30,000)
Class A Common Stock modification of terms	3	—	—	86,850	—	—	86,853
Net income	—	—	—	—	7,815	—	7,815

Balance on September 30, 2003	3	19,220	2	86,850	(123,121)	(396)	(36,662)
Foreign currency translation adjustments	—	—	—	—	—	(125)	(125)
Net income	—	—	—	—	16,767	—	16,767

Balance on September 30, 2004	$3	19,220	$2	$86,850	$(106,354)	$(521)	$(20,020)

See accompanying notes.

Activant Solutions Holdings Inc. and Subsidiaries
Consolidated statements of cash flows

	Year ended September 30,

(Dollars in thousands)	2002	2003	2004

Operating activities
Net income	$9,368	$7,815	$16,767
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,852	6,804	5,415
Amortization	12,477	15,964	11,169
Deferred income taxes	550	(1,261)	10,778
Equity in loss of affiliate	552	611	—
Equity income from partnerships	(215)	(154)	(245)
Write-off of prior debt issuance costs	—	4,063	438
Lease loss provision	2,635	(1,520)	(1,491)
Provision for doubtful accounts	8,643	8,057	3,019
Gain on sale of assets	(211)	—	(6,270)
Other, net	474	372	139
Changes in assets and liabilities:
Trade accounts receivable	(1,977)	(19,196)	2,303
Inventories	11	(491)	878
Investment in leases	2,433	4,839	4,943
Prepaid expenses and other assets	3,416	(1,270)	(892)
Accounts payable	(1,363)	1,584	(653)
Deferred revenue	376	3,341	175
Accrued expenses and other liabilities	3,386	(2,889)	(4,129)

Net cash provided by operating activities	47,407	26,669	42,344
Investing activities
Purchases of property and equipment	(4,293)	(3,733)	(3,078)
Property and equipment sale proceeds	874	—	7,212
Capitalized computer software and databases costs	(7,098)	(7,052)	(5,499)
Purchases of service parts	(1,770)	(1,740)	(1,480)
Equity distributions from partnerships	142	82	196
Acquisition of other assets	—	(2,203)	—

Net cash used in investing activities	(12,145)	(14,646)	(2,649)
Financing activities
Proceeds from debt facility	3,000	1,210	—
Proceeds from long-term debt	—	154,946	—
Debt issuance cost	—	(7,509)	—
Payments on debt facility	—	(38,302)	—
Payments on long-term debt facility	(41,761)	(82,551)	(17,845)
Repurchase of common stock	—	(30,000)	—

Net cash used in financing activities	(38,761)	(2,206)	(17,845)
Change in cash and cash equivalents	(3,499)	9,817	21,850
Cash and cash equivalents, beginning of period	3,897	398	10,215

Cash and cash equivalents, end of period	$398	$10,215	$32,065

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$12,907	$12,581	$17,267
Income taxes	$1,885	$13,373	$1,556

See accompanying notes.

Activant Solutions Holdings Inc. and Subsidiaries
Notes to consolidated financial statements
for the years ended September 30, 2002, 2003 and 2004
Note 1.      Summary of significant accounting policies
Description of business and basis of presentation
Activant Solutions Holdings Inc. and its wholly owned subsidiaries (collectively, the “Company”) is a leading provider of business management solutions serving small and medium-sized businesses in four primary vertical markets: hardware and home center, lumber and building materials, the automotive parts aftermarket and wholesale distribution. The Company’s business management solutions provide tailored systems, product support and content and data services that are designed to meet the unique requirements of its customers. The Company provides fully integrated systems and services including point-of-sale, inventory management, general accounting and enhanced data management that enable its customers to manage their day-to-day operations. The Company believes that its turnkey business management solutions, extensive vertical expertise and the flexibility of its systems offerings has enabled it to establish a leading market position, build a large base of customers with high retention rates and develop strategic relationships with key market participants, resulting in a majority of the Company’s revenues being generated from recurring subscriptions.
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in joint ventures and other entities in which the Company has between a 20 percent and 50 percent equity ownership are reflected using the equity method. All intercompany accounts and transactions have been eliminated.
Cash equivalents
The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.
Inventories
Inventories primarily consist of purchased parts and finished goods. Inventories are stated at the lower of cost or market, using the average cost method, and include amounts that ultimately may be transferred to equipment or service parts. Inventories are recorded net of allowances for excess and obsolete inventory of $0.9 million and $0.7 million at September 30, 2003 and September 30, 2004, respectively.
Service parts
Service parts used for servicing installed equipment are stated at cost and are depreciated over a period not exceeding two years using the straight-line method. Accumulated depreciation was $11.3 million and $10.1 million at September 30, 2003 and 2004, respectively.
Property and equipment
Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (two to ten years). Leasehold improvements are amortized using the straight-line method over the life of the lease or the estimated useful life, whichever is shorter.
Leases
At the inception of a lease, the gross lease receivable, the estimated residual value of the leased equipment and the unearned lease income are recorded. The unearned lease income represents the excess of the gross lease receivable plus the estimated residual value over the cost of the equipment leased. Certain initial direct costs incurred in consummating the lease, included in the investment in leases, are amortized over the life of the lease. Lease receivables sold pursuant to agreements with banks or lending institutions prior to March 31, 2001 that met the sales criteria of Statement of Financial Accounting Standards (“SFAS”) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, were removed from the balance sheet and the gains were reflected in operations. In September 2000, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaced SFAS No. 125 and was effective for transactions after March 31, 2001. Leases refinanced after this date and the related debt are reflected on the balance sheet.
Capitalized computer software costs
Costs relating to the conceptual formulation and design of software products are expensed as product development. Costs incurred subsequent to establishing the technological feasibility of software products are capitalized. Amortization of capitalized software costs begins when the products are available for general release to customers. Costs are amortized using the greater of the amount computed using (a) the ratio that current gross revenues bear to the total anticipated future gross revenues or (b) the straight-line method, generally over a period of two to five years. Management assesses the recoverability of its capitalized costs periodically based principally upon comparison of the net book value of the asset to the expected future revenue stream to be generated by the asset. If management finds evidence of asset impairment, the net book value of the asset is adjusted to its fair value. Amortization of capitalized software is included in systems cost of revenues.
Capitalized database costs
Database development costs consist primarily of direct labor costs associated with the accumulation of data received from auto parts manufacturers and the conversion of that information to an electronic format. Costs are amortized using the greater of the amount computed using (a) the ratio that current gross revenues bear to the total anticipated future gross revenues or (b) the straight-line method over the approximate life cycle of the data (18 to 36 months). Management assesses the recoverability of its database costs periodically based principally upon comparison of the net book value of the asset to the expected future revenue stream to be generated by the asset. If management finds evidence of asset impairment, its net book value is adjusted to its fair value. Amortization of databases is included in services and finance cost of revenues.
Deferred financing costs
Financing costs are deferred and amortized to interest expense using the straight-line method over the terms of the related debt which approximates the effective interest method. Amortization of such costs for the years ended September 30, 2002, 2003 and 2004 totaled approximately $1.0 million, $1.3 million and $1.3 million, respectively. Amortization costs for the year ended September 30, 2004 include the write-off of the remaining $0.5 million of deferred financing costs related to the redemption of the remaining $17.5 million of 9% senior subordinated notes.
Goodwill and other intangible assets
The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Other intangible assets primarily consist of trademarks and tradenames.
The impairment evaluation for goodwill is conducted annually, or more frequently if events or changes in circumstances indicate that an asset might be impaired.
Trademarks and tradenames, which are included in other assets, are amortized using the straight-line method over 15 years. Amortization of other intangibles is included in general and administrative expense. Amortization of such costs for the years ended September 30, 2002, 2003 and 2004 totaled approximately $0.9 million, $0.9 million and $0.8 million, respectively.
Long-lived assets
The Company periodically reviews the carrying amounts of property and equipment and identifiable intangible assets to determine whether current events or circumstances, as defined in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, warrant adjustments to such carrying amounts by considering, among other things, the future cash inflows expected to result from the use of the asset and its eventual disposition less the future cash outflows expected to be necessary to obtain those inflows. At this time, future cash inflows exceed the carrying values of the assets; thus, no impairment loss has been recognized.
Revenue recognition
We recognize revenue in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104, Revenue Recognition, Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, and Statement of Position 97-2, Software Revenue Recognition. We derive revenue from software license fees, computer hardware, implementation and training, software and hardware maintenance and support, content and data services and other services. We generally utilize written contracts as the means to establish the terms and conditions by which our licenses, products, maintenance and services are sold to our customers. Revenue is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations remain, the fee is fixed and determinable and collection is probable.
We use the following revenue recognition policies for sales of our systems, which generally are bundled and sold as one product consisting of software, hardware, implementation and training and which is generally bundled and sold as one product:

•	Residual method. For the majority of systems sales, we use the residual method of revenue recognition. Under the residual method, we have established vendor specific objective evidence of fair value for each element of the system sale (i.e., software, hardware and implementation and training) and have determined that implementation and training services are not essential to the functionality of the delivered system. The revenues of the undelivered element of the system sale (i.e., implementation and training) are deferred until delivered. The revenue for the hardware and software portion of the system sale are recognized upon shipment.

•	Percentage of completion. For those systems that include significant customization or modification of the software and where estimates of costs to complete and monitor the progress of the customization or modification are reasonably dependable, percentage of completion contract accounting is applied to both the software and implementation and training elements of the sale. Systems revenue from the software and implementation and training elements are recognized on a percentage-of-completion method with progress-to-completion measured based upon installation hours incurred. For example, a system that is 50% complete will have 50% of the software and implementation and training revenue and 50% of the expense recognized.

•	Completed contract. For those systems that include significant customization or modification of the software and where costs or estimates are not dependable, systems revenue from these sales are recognized at completion of the implementation and training based upon the completed contract method.

•	Upon shipment. When products are shipped to a customer and no contractual obligation exists that would warrant the percentage of completion method or the completed contract method, the revenue is recognized at time of shipment. For example, we recognize revenue when a current customer purchases additional hardware or software licenses.

Product support and data and content services are primarily provided on a monthly subscription basis and are therefore recognized on the same monthly basis.
These policies require our management, at the time of the transaction, to assess whether the amounts due are fixed and determinable, collection is reasonably assured and future performance obligations exist. These assessments are based on the terms of the agreement with the customer, past history and the customer’s credit worthiness. If management determines that collection is not reasonably assured or future performance obligations exist, revenue recognition is deferred until these conditions are satisfied.
Allowance for doubtful accounts
The allowance for doubtful accounts is based on the Company’s assessment of the collectibility of customer accounts. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balances and current economic conditions that may affect a customer’s ability to pay.
Product development costs
The Company accounts for development costs related to products to be sold in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Development costs are capitalized beginning when a product’s technological feasibility has been established and ending when the product is available for general release to customers. Technological feasibility is achieved when the detailed program design is complete. For the years ended September 30, 2002, 2003 and 2004, the Company capitalized $7.1 million, $7.1 million and $5.5 million, respectively, of software and database development costs.

Amortization of capitalized software and database development costs was $10.0 million, $14.4 million and $10.1 million for the years ended September 30, 2002, 2003 and 2004, respectively.
Advertising costs
The Company expenses all advertising costs as incurred and the amounts were not material for any of the periods presented.
Income taxes
Deferred income taxes are provided for all temporary differences based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Income taxes are provided on the undistributed earnings of foreign subsidiaries that are not considered to be permanently reinvested.
There are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves when, despite its belief that its tax return positions are fully supportable, it believes that certain positions are likely to be challenged and may not be sustained on review by tax authorities. The Company adjusts these reserves in light of changing facts and circumstances, such as the closing of a tax audit. The provision of income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.
Fair value of financial instruments
The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value because of their short maturities. Lease receivables are stated at their present value using the internal rate of return which approximates fair value.
The Company’s long-term debt consists of obligations with both variable and fixed interest rates. The carrying value of debt obligations with variable interest rates is considered to approximate fair value. The estimated fair value of debt obligations with fixed interest rates is based on the quoted market prices for such debt obligations. The estimated fair value of total long-term debt at September 30, 2004 with a carrying value of $155.3 million, net of discount, is $160.1 million.
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Certain risks and concentrations
The Company performs ongoing credit evaluations of its customers and generally does not require collateral from its customers. Most of the Company’s customers are in the automotive aftermarket, hardware and home center and lumber and building materials industries.

No customer accounted for more than 10% of the Company’s revenues during any of the years ended September 30, 2002, 2003 and 2004.
For fiscal year 2004, Dell Inc. was our largest supplier of hardware supplies used in our solutions. No other supplier accounted for more than 10% of our total hardware supply expense. We have a number of competitive sources of supply for these and other supplies used in our operations.
Pursuant to agreements with banks and lending institutions for the sale of lease receivables, the Company is contingently liable for losses in the event of lessee nonpayment up to stated recourse limits. At September 30, 2004, the maximum stated contingent liability for leases sold was $1.5 million.
Foreign currency
Assets and liabilities of subsidiary operations denominated in foreign currencies are translated at the year-end rates of exchange and the income statements are translated at the average rates of exchange for the year. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Local currencies are considered to be the functional currencies.
Employee Equity Incentive Plans
The Company accounts for its equity incentive plans under the intrinsic value recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The exercise price of options is equal to the market price, as determined by the Company’s Board of Directors, based on recent transactions and comparable Company valuations. Accordingly, no stock-based compensation is recognized in net income. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended, to options granted under its stock option plans. For purposes of this pro-forma disclosure, the value of the options is estimated using a Black-Scholes option pricing model and amortized ratably to expense over the options’ vesting periods. Because the estimated value is determined as of the date of grant, the actual value ultimately realized by the employee may be significantly different.

	Year Ended September 30,

(In thousands except per share data)	2002	2003	2004

Net income — as reported	$9,368	$7,815	$16,767
Pro forma stock-based compensation expense	(353)	(237)	(171)

Pro forma net income	9,015	7,578	16,596
Accretion on Class A common stock	(17,886)	(17,862)	—

Net income (loss) attributable to common stock	$(8,871)	$(10,284)	$16,596

Pro forma net income (loss) per share:
Basic	$(0.25)	$(0.34)	$0.38
Diluted	$(0.25)	$(0.34)	$0.25

SFAS No. 123 requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes option pricing model was developed for use in estimating the fair value of short-lived exchange-traded options that have no vesting restrictions and are fully transferable. The Company’s employee stock options have characteristics significantly different from those of traded options. In addition, option pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock, and changes in the subjective input assumptions can materially affect the fair value estimate of employee stock options.
The weighted average fair value of options granted during the year ended September 30, 2004 was $0.46.
The value of options granted in 2002, 2003 and 2004 was estimated at the date of grant using the following weighted average assumptions:

	Year Ended September 30,

	2002	2003	2004

Risk-free interest rate	4.0%	4.3%	3.5%
Weighted-average expected life of the options	5.0 years	6.6 years	6.6 years
Dividend rate	0%	0%	0%
Assumed volatility	0%	0%	0%
Per annum turnover	0%	4.3%	2.1%

Earnings Per Share
Basic earnings per share is determined using the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined using the weighted average number of common shares and equivalents (representing the dilutive effects of stock options and warrants) outstanding during the period.
Statement of Financial Accounting Standards No. 128, Earnings per Share (“SFAS No. 128”), provides guidance on the calculation and disclosure of earnings per share (“EPS”). SFAS No. 128 defines EPS as “the amount of earnings attributable to each share of common stock” and indicates that the objective of EPS is to measure the performance of an entity over the reporting period. In deliberations regarding the application of SFAS No. 128, the Emerging Issues Task Force (“EITF”) of the FASB reached a consensus requiring the use of the two-class method of computing EPS for those enterprises with participating securities or multiple classes of common stock through EITF Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share (“EITF no. 03-6”).
The Company has two classes of common stock, Common Stock and Class A Common Stock. Each security participates in the Company earnings equally. Under EITF No. 03-6, the Class A Common Stock is considered a participating security requiring the use of the two-class method for the computation of net income per share—basic. Net income per share—basic reflects the application of EITF No. 03-6 and was computed using the two-class method for 2004. The two class method was not used in 2002 and 2003 as the effect would have been anti-dilutive. The shares of Class A Common Stock are considered to be participating convertible securities since they are convertible into shares of Common Stock and participate equally in the income available with the shares of Common Stock. EITF No. 03-6 did not change the computation of net income per share-diluted which has been computed using the if-converted method for all periods presented.

For the year ended September 30, 2004, 2.7 million stock options, were not included in the diluted earnings per share calculation because the exercise price was higher than the average market price of the Common Stock for the year and, therefore, the effect would have been antidilutive.
Basic and diluted earnings per share were computed based on the weighted-average number of shares of the Common Stock and the Class A Common Stock outstanding as follows:
(In thousands, except per share data)

Year ended September 30,	2002	2003	2004

Net income	$9,368	$7,815	$16,767
Accretion on Class A common stock	(17,886)	(17,862)	—

Net income attributable to common stock	$(8,518)	$(10,047)	$16,767

Weighted average shares— common stock	35,220	30,091	19,220
Weighted average shares— Class A common stock	—	—	25,000

Weighted average shares— Basic	35,220	30,091	44,220

Weighted average shares— common stock	—	—	19,220
Assumed conversion of Class A common stock	—	—	46,322
Effect of dilutive potential common stock	—	—	2,017

Weighted average shares— Diluted	—	—	67,559

Net income per share:
Basic	$(0.24)	$(0.33)	$0.38
Diluted	$(0.24)	$(0.33)	$0.25

Recently issued accounting pronouncements
In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151 “Inventory Costs, an amendment of ARB No. 43, Chapter 4” which is effective for fiscal years beginning after June 15, 2005. The pronouncement requires that excessive spoilage, double freight and re-handling costs be recognized as current period charges and that fixed production overhead charges included in the cost of inventory conversion be based upon normal production capacities. This is our current policy and therefore will not affect either our financial condition or the results of operations.
In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” (“SFAS 123R”) which supersedes Accounting Principle Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” SFAS No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”) and related implementation guidance. Under this pronouncement, share-based compensation to employees is required to be recognized as a charge to the statement of operations and such charge is to be measured according to the fair value of the stock options. In the absence of an observable market price for the stock awards, the fair value of the stock options would be based upon a valuation methodology that takes into consideration various factors, including the exercise price of the option, the expected term of the option, the current price of the underlying shares, the volatility of the company’s stock and the risk free interest rate. Our current policy is not to expense share-based compensation based upon the fair value method;

however, we do disclose the affect of this item as currently required by SFAS 123. SFAS No. 123R allows for either prospective recognition of compensation expense or retrospective recognition, which may be back to the original issuance of SFAS No. 123 or only to the beginning of the year of adoption. The Company is currently evaluating these transition methods as well as the impacts of adoption of FAS 123R. The Company expects the adoption will have a significantly negative impact on its results of operations. The Company does not expect the adoption to significantly impact its overall financial position. The pronouncement will now be effective for fiscal years beginning after June 15, 2005 based on the new rule adopted by the SEC in April 2005. For the Company, we will adopt this pronouncement beginning in fiscal year 2006, which begins October 1, 2005.
Reclassifications
Certain prior year amounts have been reclassified to conform to the current presentation.
Note 2.      Property and equipment
Property and equipment consist of the following (in thousands):

	September 30,

	2003	2004

Furniture and equipment	$31,280	$32,296
Leasehold improvements	1,665	2,442

Gross property and equipment	32,945	34,738
Less accumulated depreciation	(27,197)	(29,793)

Property and equipment, net	$5,748	$4,945

Note 3.      Investment in leases
Prior to June 2001, the Company, through a wholly owned finance subsidiary and special purpose entity, originated leases of hardware and software products to customers under direct financing leases. Lease receivables are generally due in monthly installments over a period of up to five years. The remaining investment in leases is calculated as follows (in thousands):

	September 30,

	2003	2004

Total minimum lease payments receivable	$4,951	$1,493
Allowance for doubtful accounts	(900)	(339)
Initial direct costs	45	7
Estimated unguaranteed residual value	905	214

Gross investment in leases	5,001	1,375
Unearned income	(1,045)	(871)
Leases pending acceptance	13	13

Total investment in leases	3,969	517
Short-term investment in leases	(2,115)	(430)

Long-term investment in leases	$1,854	$87

A substantial portion of the lease receivables was sold prior to maturity. Accordingly, a schedule of maturities for the next five years is not indicative of future cash collections. The vast majority of the Company’s customers are in the automotive aftermarket, hardware and lumber industries.
Note 4.      Lease receivables
Historically, the Company has sold lease receivables via short-term lending agreements with banks and other financial institutions. At the time of sale, the Company records the newly created servicing liabilities (lease servicing obligation and recourse obligation) at their net present value, which is considered their estimated fair value. Gains resulting from the sale of lease receivables are reflected in finance revenue. No lease receivables were sold during any of the periods presented. The fair value of the lease servicing liability is based upon the present value of the costs required to continue to service the leases sold for the remainder of the lease term.
The lease financing agreements contain restrictive covenants which allow the Company to sell leases only while in compliance with such covenants. In the event of noncompliance, the banks and lending institutions could assume administrative control (servicing) of the lease portfolio. During the year ended September 30, 2004, the Company was in compliance with the covenants.
Pursuant to the agreements, the Company is contingently liable for losses in the event of lessee nonpayment up to stated recourse limits and full recourse on lease receivables discounted that did not meet the bank or lending institution’s credit guidance. At September 30, 2004, the Company had no lease receivables discounted that are subject to the full recourse provision.
At September 30, 2004, the maximum stated contingent liability for leases sold was $1.5 million. The stated contingent liability is fixed as a percentage of the original financed amount and decreases as obligations are met under the contingent liability, but does not proportionally decrease as the financed amount decreases. The Company provides for the fair value of the recourse obligation based upon an analysis that considers, among other things, the remaining size of the financed lease versus the initial amount financed, the credit worthiness of the lessee, the recourse provision the lease receivable is subject to and the Company’s historical experience which includes loss recoveries through resale of repossessed systems. The Company provides for the fair value of the lease servicing obligation based upon an analysis that considers, among other things: the quantity of sold leases that are being serviced, the time and cost associated with administration of leases and the Company’s historical experience relating to the length of time leases generally are outstanding. No leases were discounted during any of the periods presented.

Activity in the servicing and recourse obligation liability accounts (recorded in other liabilities in the Company’s balance sheet) is as follows (in thousands):

	Lease servicing	Recourse
	obligation	obligation

Balance at September 30, 2002	$439	$5,489
Lease loss provision	3	(1,520)
Recoveries	—	542
Charges and write-offs	(300)	(1,341)

Balance at September 30, 2003	142	3,170
Lease loss provision	—	(1,491)
Recoveries	—	343
Charges and write-offs	(142)	(1,278)

Balance at September 30, 2004	$—	$744

The following table presents quantitative information regarding the aggregate lease portfolio, which includes delinquencies and net credit losses (in thousands):

			Principal amount
	Total principal		of leases 60 days		Average		Net credit
	amount of leases		or more past due		balances		losses

	At September 30,				Year ended September 30,

	2003	2004	2003	2004	2003	2004	2003	2004

Total portfolio	$12,504	$2,605	$778	$284	$21,913	$7,555	$799	$935

Less: loans securitized	7,553	1,891			14,702	4,722

Loans held in portfolio	$4,951	$714			$7,211	$2,833

Note 5.      Capitalized computer software costs

	Year ended
	September 30,

(In thousands)	2003	2004

Beginning balance	$10,257	$7,711
Capitalized computer software costs	2,575	2,227
Acquisition of software	383	—
Amortization of computer software costs	(5,504)	(4,456)

Ending balance	$7,711	$5,482

Note 6.      Databases

	Year ended
	September 30,

(In thousands)	2003	2004

Beginning balance	$12,094	$7,672
Capitalized database costs	4,477	3,272
Amortization of database costs	(8,899)	(5,654)

Ending balance	$7,672	$5,290

Note 7.      Goodwill and other intangibles
The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, effective October 1, 2001. SFAS No. 142 provides that separable intangible assets that have finite lives will continue to be amortized over their useful lives and that goodwill and indefinite-lived intangible assets will no longer be amortized but will be reviewed for impairment annually, or more frequently if impairment indicators arise. Prior to the second quarter of 2005, there was no impairment of goodwill during any of the periods presented. In connection with the new organizational and reporting structure (Note 14), the Company’s annual impairment test will be changed to reflect the new reporting structure.
An examination of the Company’s 1997 federal income tax returns was concluded during the first quarter of fiscal 2002. As a result, certain income tax uncertainties were resolved, and the Company adjusted its tax liabilities by $13.5 million in fiscal 2002. As these uncertainties related to the Triad Systems acquisition in 1997, the associated goodwill was also reduced. In 2004, the Company decreased goodwill by $7.6 million related to the resolution of additional pre-acquisition income tax uncertainties and basis adjustments related to temporary differences of acquired assets that are not expected to reverse.
The gross carrying amount related to trademarks and tradenames was $15.0 million at September 30, 2003 and 2004, while the associated accumulated amortization balance at September 30, 2003 and 2004 was $8.6 million and $9.4 million, respectively. The related amortization expense was $1.0 million, $0.9 million and $0.9 million in the years ended September 30, 2002, 2003 and 2004, respectively. Estimated amortization expense is approximately $0.8 million in each of the next five fiscal years.
Note 8.      Debt

	September 30,

(In thousands)	2003	2004

10 1/2% senior notes due 2011, net of discount	$155,013	$155,272
Senior subordinated notes	17,476	—
Revolving credit facility	—	—
Other	811	442

Total debt	173,300	155,714
Current portion	(310)	(276)

Long-term debt	$172,990	$155,438

In June 2003, the Company consummated a private placement offering (the “10 1/2% Senior Notes Offering”) of $155.0 million, net of discount of $2.0 million, of 10 1/2% Senior Notes due 2011 (the “10 1/2% Senior Notes”). With the proceeds from the 10 1/2% Senior Notes, the Company repurchased $82.5 million of its 9% Senior Subordinated Notes due 2008 (the “Senior Subordinated Notes”), repaid its outstanding term loan facility of $33.0 million, repurchased $30.0 million of the Company’s common stock and purchased for $1.8 million outstanding common stock of Internet Autoparts, Inc. that was held by the Company’s majority stockholder. On November 17, 2003, the Company exchanged all of the existing 10 1/2% Senior Notes for identical 10 1/2% Senior Notes that were registered with the Securities and Exchange Commission.
Interest on the 10 1/2% Senior Notes is payable semiannually on June 15 and December 15. The 10 1/2% Senior Notes are redeemable in whole or in part at the option of the Company on or after June 15, 2007 at redemption prices (expressed as a percentage of the principal amount) commencing at 105.25% declining to par in 2010. In addition, on or prior to June 15, 2006, the Company will be able to redeem up to 35% of the aggregate principal amount of the 10 1/2% Senior Notes with the net cash proceeds of one or more private or public equity offerings at a redemption price equal to 110.5% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the originally issued aggregate principal amount of the 10 1/2% Senior Notes remain outstanding after each such redemption. Upon the occurrence of a change of control, as defined in the 10 1/2% Senior Notes indenture, the Company will be required to make an offer to repurchase the 10 1/2% Senior Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any.
Concurrently with the consummation of the 10 1/2% Senior Notes Offering, the Company amended and restated its credit agreement and entered into a new $15 million senior credit facility (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement includes letters of credit up to a $5.0 million maximum and matures in June 2006. In connection with letters of credit issued under the Amended and Restated Credit Agreement, the Company is required to pay a letter of credit commission fee equal to 2.25% per annum on the amount of the letters of credit outstanding. Each letter of credit bears a fee equal to 2.25%. As of September 30, 2004, there were two letters of credit outstanding in the aggregate amount of $465,000.
Borrowings under the Amended and Restated Credit Agreement bear interest at the Company’s option either at (i) a margin of 2.5% applied to the greater of the lenders Prime Rate, the base CD rate plus 1% and the Federal Funds Rate plus 0.5% or (ii) the euro rate plus 3.5%. Lower margins may become available upon the attainment of certain financial ratios. Interest on base rate loans is payable quarterly, and interest on euro loans is payable at the end of the applicable interest period or every three months in the case of interest periods in excess of three months. A commitment fee ranging from 0.375% to 0.5% per annum is charged on unused revolving loans and is payable quarterly in arrears. The commitment fee at September 30, 2004 was 0.5%.
Substantially all of the assets of the Company and its subsidiaries are pledged as collateral under the Amended and Restated Credit Agreement. The 10 1/2% Senior Notes are general, unsecured obligations of the Company’s wholly owned subsidiary Activant Solutions Inc. and are guaranteed by certain other subsidiaries of Activant Solutions Inc.

The terms of the Amended and Restated Credit Agreement restrict certain activities of the Company, the most significant of which include limitations on additional indebtedness, liens, guarantees, payment or declaration of dividends, sale of assets, investments, capital expenditures and transactions with affiliates. The Company must also meet certain tests relating to financial amounts and ratios defined in the agreement. As of September 30, 2004, the Company was in compliance with the covenants contained in the Amended and Restated Credit Agreement.
Contractual maturities of debt, net of discount and exclusive of interest, are as follows (in thousands):

2005	$276
2006	166
2007	—
2008	—
2009	—
Thereafter	155,272

Total	$155,714

Note 9.      Income taxes
Significant components of the income tax expense are as follows (in thousands):

	Year ended September 30,

	2002	2003	2004

Current:
Federal	$3,017	$3,865	$669
State	1,434	1,315	113
Foreign	874	432	285

Total current	5,325	5,612	1,067
Deferred:
Federal	506	(1,340)	8,092
State	63	(167)	1,278
Foreign	(19)	246	124

Total deferred	550	(1,261)	9,494

Income tax expense	$5,875	$4,351	$10,561

The provision for income taxes differs from the expected tax expense amount computed by applying the statutory federal income tax rate of 35% to income before income taxes as a result of the following (in thousands):

	Year ended September 30,

	2002	2003	2004

Income tax expense at U.S. statutory income tax rate	$5,335	$4,258	$9,564
State income taxes, net of federal benefit	932	855	1,193
Permanent differences	315	265	(27)
Tax credits and other	(707)	(1,027)	(169)

Income tax expense	$5,875	$4,351	$10,561

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes are as follows (in thousands):

	September 30,

	2003	2004

Deferred tax assets:
Inventory and sales return reserves	$3,888	$1,299
Accrued expenses	1,949	1,496
Deferred income	5,529	—
Tax carryforwards	277	—
Depreciation and amortization	2,904	4,119
Bad debts and other	2,488	1,766

Total deferred tax assets	17,035	8,680
Deferred tax liabilities:
Direct financing leases	(5,069)	(3,602)
Software and intangible assets	(8,287)	(4,418)
Other	(94)	(234)

Total deferred tax liabilities	(13,450)	(8,254)
Valuation allowance for tax assets	—	—

Net deferred tax assets	$3,585	$426

As of September 30, 2004, the Company had no remaining federal net operating loss carryforwards or business tax credit carryforwards.
Substantially all of the Company’s operating income was generated from domestic operations in the year ended September 30, 2004. Undistributed earnings of the Company’s foreign subsidiaries are considered to be permanently reinvested and, accordingly, no provision for U.S. federal and/or state income taxes has been provided thereon.
Note 10.      Employee incentive and savings plans
The Company has developed stock option plans for the purpose of granting stock options to employees and key individuals associated with the Company.

During 1998, the Company adopted the Activant Solutions Holdings Inc. 1998 Stock Option Plan which provides for the grant of incentive and non-qualified stock options to employees and key individuals associated with the Company. The option price may not be less than the fair market value at the date of grant as set by the Company’s Board of Directors. Options vest in varying amounts over a six-year period and expire ten years from the date of the grant.
During March 2000, the Company adopted the Activant Solutions Holdings Inc. 2000 Stock Option Plan which provides for the grant of incentive and non-qualified stock options to employees and key individuals associated with the Company. The option price may not be less than the fair market value at the date of grant as set by the Company’s Board of Directors. Options vest in varying amounts over a period up to five years and expire ten years from the date of the grant.
During 2001, the Company adopted the Activant Solutions Holdings Inc. 2001 Broad Based Stock Option Plan which provides for the grant of incentive and nonqualified stock options to employees associated with the Company. The option price may not be less than the fair market value at the date of grant as set by the Company’s Board of Directors. Options vest in varying amounts over a period up to five years and expire ten years from the date of the grant.
In 2001, a Stock Option Bonus program was adopted by the Company which protects options from dilution caused by the accretion of the Company’s Class A Common Stock.
Information on the Company’s stock option activity is as follows:

	Total	1998 Option plan		2000 Option plan		2001 Option plan

			Weighted		Weighted		Weighted
			average		average		average
	Total	Number of	exercise	Number of	exercise	Number of	exercise
	options	shares	price	shares	price	shares	price

Total options outstanding on October 1, 2001	6,127,975	2,343,250	$5.00	3,601,750	$1.00	182,975	$1.00
Options granted	882,550	—	—	834,500	1.00	48,050	1.00
Options forfeited	(576,650)	(181,850)	5.00	(366,950)	1.00	(27,850)	1.00
Options exercised	—	—	—	—	—	—	—

Total options outstanding on September 30, 2002	6,433,875	2,161,400	5.00	4,069,300	1.00	203,175	1.00
Options granted	870,350	—	—	817,700	2.42	52,650	2.32
Options forfeited	(421,050)	(79,500)	5.00	(318,450)	1.05	(23,100)	1.13
Options exercised	—	—	—	—	—	—	—

Total options outstanding on September 30, 2003	6,883,175	2,081,900	5.00	4,568,550	1.25	232,725	1.29
Options granted	399,250	—	—	345,250	2.25	54,000	2.12
Options forfeited	(867,400)	(193,750)	5.00	(639,900)	1.70	(33,750)	1.36
Options exercised	—	—	—	—	—	—	—

Total options outstanding on September 30, 2004	6,415,025	1,888,150	$5.00	4,273,900	$1.27	252,975	$1.46

The following is a summary of the Company’s options outstanding and exercisable as of September 30, 2004:

						Weighted-
		Number of	Weighted-		Number of	average
		shares	average	Weighted-	shares	exercise
		subject to	remaining	average	subject to	price of
	Range of	options	contractual	exercise	options	options
	exercise prices	outstanding	life (in years)	price	exercisable	exercisable

1998 Option Plan	$5.00	1,888,150	4.2	$5.00	1,884,510	$5.00
2000 Option Plan	1.00 to 2.50	4,273,900	6.4	1.27	3,442,455	1.07
2001 Option Plan	1.00 to 2.50	252,975	7.3	1.46	—	—

Combined Option Plans	$1.00 to $5.00	6,415,025	5.8	$2.37	5,326,965	$2.46

Subsequent to September 30, 2004 we issued 4,850,000 options under the 2000 Option Plan at an exercise price of $2.25 per share, 3,300 options under the 2001 Option Plan at an exercise price of $2.25 per share and 200,000 options under the 2000 Option Plan at an exercise price of $3.50 per share.
The Company has a savings and investment plan known as the Activant Solutions Inc. Savings and Investment Plan (the “Plan”) as allowed under Sections 401(k) and 401(a) of the Internal Revenue Code which provides employees with tax deferred salary deductions and alternative investment options. Employees are eligible to participate the first day of hire and are able to apply for and secure loans from their account in the Plan.
The Plan provides for contributions by the Company as determined annually by the Board of Directors. The Company matches 50% of the first 6% of compensation contributed by each employee and the deferred amount cannot exceed 25% of the annual aggregate salaries of those employees eligible for participation. Highly compensated executive participants are limited to a maximum of 10%. Company matching contributions to the Plan amounted to $1.4 million, $1.5 million and $1.4 million in the years ended September 30, 2002, 2003 and 2004, respectively.
Note 11.      Class A Common Stock
In 1999, the Company issued 25,000,000 shares of its Class A Common Stock, par value $.000125 per share (the “Class A Common Stock”), for net proceeds of $23.9 million, which were used primarily to pay amounts outstanding under the Company’s senior secured revolving credit facility. Two of the Company’s existing stockholders purchased all of the Class A Common Stock. The purchasers were the Company’s majority stockholder, Hicks, Muse, Tate & Furst Equity Fund III, L.P. (“Hicks Muse”), and a Hicks Muse affiliate. Another Hicks Muse affiliate received a $1.0 million financial advisory fee in connection with the transaction.
The Class A Common Stock is senior to the Company’s existing common stock upon liquidation, but votes with the existing common stock as a class. Upon dissolution of the Company, holders of Class A Common Stock are to receive the Stated Value (as hereinafter defined) of their shares before any distribution to common stockholders. Once the holders of Class A Common Stock receive the Stated Value, the remaining assets are distributed among the Class A Common and Common stockholders pro rata. The “Stated Value” of a share of Class A Common Stock is $1.00, plus notional interest of 35% per annum, accrued daily and compounded annually. As long as the Class A Common Stock is outstanding, there may be no dividends, stock splits or other distributions declared or paid on the Company’s common stock, as well as no redemptions or other repurchases, without the consent of the holders of the Class A Common Stock.
In conjunction with the Company’s 10 1/2% Senior Notes Offering in June 2003, the holders of the Class A Common Stock agreed to modify the terms of the Class A Common Stock to (1) eliminate any further accretion of any additional interest or accretion on the liquidation preference, (2) provide that the holders of the Class A Common Stock would no longer have any right to cause the Company to purchase the Class A Common Stock, and the Company no longer has a right to redeem the Class A Common Stock, and (3) provide that the Class A Common Stock is convertible, in whole or in part, into common stock at a conversion price of $1.875 per share (the determined fair value) and vote with the shares of common stock on an as-converted basis.
Prior to fiscal year 2003, the accretion on the Class A Common Stock was charged to Additional Paid-in Capital as the Company was in a retained deficit position. From October 1, 2002 through June 5, 2003, the accretion on the Class A common stock of $16.4 million was also charged to Additional Paid-in Capital. On June 5, 2003, the Company repurchased 16.0 million shares of common stock for $30.0 million resulting in the depletion of the remaining Additional Paid-in Capital balance of $27.5 million and a charge to Retained Deficit of $2.5 million. The accretion of $1.5 million from June 6, 2003 through June 27, 2003, the date the terms of the Class A Common Stock were modified, was charged to Retained Deficit. Upon the modification of terms on the Class A Common Stock, the accumulated accretion of $86.8 million was recorded as Additional Paid-in Capital.
Note 12.      Commitments and contingencies
Guarantees
The Company has guaranteed certain automobile lease agreements of its European subsidiaries. At September 30, 2004, the amount guaranteed was approximately $14,000.
Operating leases
The Company rents integration and distribution, software development and data entry facilities; administrative, executive, sales and customer support offices; and certain office equipment under non-cancelable operating lease agreements. Certain lease agreements contain renewal options and rate adjustments. Rental expense related to all operating leases was $8.3 million, $7.1 million and $6.6 million in the years ended September 30 2002, 2003 and 2004, respectively. Future minimum rental commitments under all non-cancelable operating leases are as follows (in thousands):

2005	$5,759
2006	4,017
2007	2,534
2008	2,296
2009	2,189
Thereafter	5,522
$22,317

Legal matters
The Company is involved in litigation arising in the ordinary course of business. In the opinion of management, the resolution of these matters is not expected to have a material adverse effect on the Company’s results of operations or financial position.
Note 13.      Related party transactions
In February 1997, the Company entered into a ten-year Monitoring and Oversight Agreement with an affiliate, pursuant to which the Company had agreed to pay an annual fee for services provided to the Company. The fee is due in quarterly installments, and upon the acquisition of another business by the Company, the minimum fee is increased by an amount equal to 0.2% of the consolidated annual net sales of the acquired entity for the trailing twelve-month period. Cash paid in the years ended September 30 2002, 2003 and 2004 was $303,000, $384,000 and $390,000, respectively.
As of September 30, 2004, the Company owns approximately 47.5% of Internet Autoparts, Inc. (“IAP”), a Web-based parts ordering and communication company. In February 2001, the Company received $1.96 million from IAP, which represented the Company’s estimate of a year’s worth of services being performed on behalf of IAP. In September 2001, the Company returned $318,790 of unused funds to IAP. In May 2002, the Company settled the final account with IAP, which resulted in a payment of $506,897 by the Company to IAP. In June 2003, the Company purchased the outstanding common stock of IAP that was held by the Company’s majority stockholder for $1.8 million, which represented the cost basis in the stock.
The Company, as general partner, owns an approximate 20% interest in four separate partnerships with certain customers. The Company provides management information systems and services to these partnerships. During the years ended September 30 2002, 2003 and 2004, the Company recorded service revenue from these partnerships of $4.0 million, $3.9 million and $3.9 million, respectively. During the years ended September 30, 2002, 2003 and 2004, the Company recorded equity income from these partnerships of $302,000, $271,000 and $245,000, respectively. At September 30, 2004, the Company had outstanding payables to the partnerships of $193,000.
Note 14.      Segment reporting
In fiscal 2005, the Company established a new organizational and reporting structure, whereby its reportable segments were changed in the second quarter of 2005. Commencing in the second quarter of 2005, the Company has organized the business around its products and services (“Segments”) as follows:

•	Systems, which is comprised primarily of proprietary software applications, third-party hardware and peripherals and implementation and training;

•	Product Support, which is comprised of daily operating support through our advice line, software updates, preventive and remedial on-site maintenance and depot repair services;

•	Content and Data Services, which is comprised primarily of databases, exchanges and other information services, including our electronic catalog in the automotive parts aftermarket; and

•	Other Services, which is comprised primarily of business products, such as forms and other paper products, and the revenues and earnings from our former leasing operations.

Subsequent to June 2001, the Company outsourced all leasing operations to a third party and thus has not originated any new leases since that time.

Prior period segment information has been restated to conform to the current presentation. Each reportable Segment is managed separately on a revenue and gross profit basis. The Company does not allocate operating expenses, interest expense, other expenses or assets to each Segment, as this information is not used to measure the operating performance of the Segments. Organizationally, the functional operating areas that support all of the Company’s Segments, including systems integration, installation and training, product support, data services, product development and sales and marketing, are integrated under a common reporting and management structure to achieve operating efficiencies.
The following tables set forth, for the periods indicated, the Company’s revenues, cost of revenues, gross profit and gross profit as a percentage of revenue by Segment (dollars in thousands):

	Year ended September 30, 2002

		Product	Content and
	Systems	support	data services	Other	Total

Revenues	$59,452	$87,755	$62,597	$8,901	$218,705
Cost of revenues	38,030	46,367	22,868	4,499	111,764

Gross profit	$21,422	$41,388	$39,729	$4,402	$106,941

Gross profit as a percentage of revenues	36.0%	47.2%	63.5%	49.5%	48.9%

	Year ended September 30, 2003

		Product	Content and
	Systems	support	data services	Other	Total

Revenues	$68,708	$85,770	$59,553	$7,515	$221,546
Cost of revenues	40,171	43,007	24,361	4,238	111,777

Gross profit	$28,537	$42,763	$35,192	$3,277	$109,769

Gross profit as a percentage of revenues	41.5%	49.9%	59.1%	43.6%	49.6%

	Year ended September 30, 2004

		Product	Content and
	Systems	support	data services	Other	Total

Revenues	$81,956	$79,193	$57,345	$7,312	$225,806
Cost of revenues	49,853	37,158	18,460	4,302	109,773

Gross profit	$32,103	$42,035	$38,885	$3,010	$116,033

Gross profit as a percentage of revenues	39.2%	53.1%	67.8%	41.2%	51.4%

The Company sells its products and services to four distinct vertical markets as follows:

•	The Automotive parts aftermarket (“Auto”), which includes customers involved in the manufacture, distribution, sale and installation of new and remanufactured parts used in the maintenance and repair of automobiles and light trucks, and includes manufacturers, warehouse distributors, parts stores, professional installers and several chains in North America and Europe;

•	Hardware and home center (“HWHC”), which consists of independent hardware retailers, home improvement centers, paint, glass and wallpaper stores, agribusiness and retail nurseries and gardens, primarily in the United States;

•	Lumber and building materials (“LBM”), which consists of retailers and distributors to builders and contractors in the lumber and building materials vertical markets, primarily in the United States; and

•	Wholesale distribution (“WDN”), which consists of distributors in a range of markets including electrical supply, plumbing, heating and air conditioning, brick, stone and related materials, roofing, siding, insulation, industrial machinery and equipment, industrial supplies, and service establishment equipment vendors, primarily in the United States.
The following tables set forth, for the periods indicated, the Company’s revenue by vertical market within each Segment (in thousands). Prior to fiscal year 2004 we did not track revenues generated separately in the HWHC, LBM and WDN vertical markets. Instead, these revenues are presented in a combined vertical market consisting of the HWHC, LBM and WDN vertical markets, which we refer to as H/ L/ W.

	Year ended September 30,

	2002	2003	2004

Systems Revenues:
H/ L/ W	$38,689	$49,739	$65,873
Auto	20,763	18,969	16,083

Total Systems Revenues	$59,452	$68,708	$81,956

Product Support Revenues:
H/ L/ W	$39,594	$40,239	$41,477
Auto	48,161	45,531	37,716

Total Product Support Revenues	$87,755	$85,770	$79,193

Content and Data Services Revenues:
H/ L/ W	$13,337	$8,748	$6,152
Auto	49,260	50,805	51,193

Total Content and Data Services Revenues	$62,597	$59,553	$57,345

Other Revenues:
H/ L/ W	$7,725	$6,721	$6,380
Auto	1,176	794	932

Total Other Revenues	$8,901	$7,515	$7,312

Total Revenues:
H/ L/ W	$99,345	$105,447	$119,882
Auto	119,360	116,099	105,924

Total Revenues	$218,705	$221,546	$225,806

Geographic segments
A breakdown by geographic area of revenues and total assets is shown below (in thousands). The Americas geographic area covers the United States and Canada. The Europe geographic area covers the United Kingdom, Ireland and France.

	Year ended September 30, 2002

	Americas	Europe	Total

Revenues	$213,111	$5,594	$218,705
Total assets (at end of period)	$181,136	$4,651	$185,787

	Year ended September 30, 2003

	Americas	Europe	Total

Revenues	$215,458	$6,088	$221,546
Total assets (at end of period)	$198,583	$3,702	$202,285

	Year ended September 30, 2004

	Americas	Europe	Total

Revenues	$219,132	$6,674	$225,806
Total assets (at end of period)	$185,645	$3,260	$188,905

Note 15.      Unaudited quarterly results
The Company’s unaudited quarterly results (in thousands except per share) for the years ended September 30, 2003 and 2004 are presented below:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2003
Total revenues	$57,653	$56,060	$54,823	$53,010
Gross profit	30,082	28,290	26,671	24,726
Expenses related to debt refinancing	(268)	—	(6,045)	—
Net income (loss)	5,492	3,706	(1,425)	42
Net income (loss) attributable to common stock	(545)	(2,331)	(7,213)	42
Net income per share—basic	(0.02)	(0.07)	(0.24)	—
Net income per share—diluted	(0.02)	(0.07)	(0.24)	—
2004
Total revenues	$56,701	$55,301	$57,306	$56,498
Gross profit	29,789	29,401	29,342	27,501
Expenses related to debt financing	—	—	(524)	—
Gain on sale of assets	6,270	—	—	—
Net income	7,215	5,397	2,629	1,526
Net income per share—basic	0.16	0.12	0.06	0.04
Net income per share—diluted	0.11	0.08	0.04	0.02

Note 16.      Subsequent events
On March 30, 2005, the Company acquired approximately 96% of the common stock of Speedware Corporation Inc. (“Speedware”) in a transaction accounted for under the purchase method of accounting. The Company acquired the remaining common stock of Speedware on April 7, 2005. Speedware is a leading vendor of vertical market-focused enterprise software solutions. The Company paid $95.8 million in cash on March 30, 2005 for approximately 96% of Speedware’s common stock and paid $4.1 million in cash for the remaining 4% of Speedware’s common stock on April 7, 2005.
On March 30, 2005, the Company completed a private placement of $120 million aggregate principal amount of floating rate senior notes due April 1, 2010 (the “Floating Rate Senior Notes”). The Company used the proceeds from the offering of the Floating Rate Senior Notes to fund the total consideration paid in connection with the Company’s purchase of all of the issued and outstanding shares of common stock of Speedware.
The Floating Rate Senior Notes bear interest at a rate per annum equal to LIBOR, as defined in the indenture governing the Floating Rate Senior Notes, plus 600 basis points payable quarterly. The Floating Rate Senior Notes are redeemable in whole or in part at the option of the Company on or after April 1, 2006. The Company may also redeem up to 35% of the aggregate principal amount of the Floating Rate Senior Notes using the proceeds from certain public equity offerings completed before April 1, 2006. Upon the occurrence of a change in control, as defined in the indenture governing the Floating Rate Senior Notes, the Company will be required to make an offer to purchase the Floating Rate Senior Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. The terms of the Floating Rate Senior Notes restrict certain activities of the Company, the most significant of which include limitations on additional indebtedness, liens, guarantees, payment or declaration of dividends, sale of assets and transactions with affiliates.
In conjunction with the issuance of the Floating Rate Senior Notes, the Company amended its $15.0 million Credit Agreement (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement provides for letters of credit up to $5.0 million. The terms of the Amended and Restated Credit Agreement restrict certain activities of the Company, the most significant of which include limitations on additional indebtedness, liens, guarantees, payment or declaration of dividends, sale of assets, investments, capital expenditures, and transactions with affiliates. The Company must also meet certain tests relating to financial amounts and ratios defined in the Amended and Restated Credit Agreement.

Activant Solutions Holdings Inc. and Subsidiaries
Consolidated balance sheets

	September 30,	March 31,
(In thousands, except per share data)	2004	2005

	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$32,065	$58,417
Trade accounts receivable, net of allowance for doubtful accounts of $5,639 and $6,208 at September 30, 2004 and March 31, 2005, respectively	33,516	40,574
Inventories, net	2,668	4,953
Investment in leases, net	430	419
Deferred income taxes	430	961
Prepaid income taxes	5,338	4,155
Prepaid expenses and other current assets	2,758	5,742

Total current assets	77,205	115,221
Service parts, net	1,308	1,026
Property and equipment, net	4,945	5,518
Capitalized computer software costs, net	5,482	4,463
Databases, net	5,290	5,097
Goodwill	79,541	175,735
Other assets	15,134	32,209

Total assets	$188,905	$339,269

Liabilities and Stockholder’s Deficit:
Current liabilities:
Accounts payable	$9,026	$13,726
Payroll related accruals	14,175	12,415
Deferred revenue	15,418	22,140
Current portion of long-term debt	276	351
Accrued expenses and other current liabilities	9,761	19,945

Total current liabilities	48,656	68,577
Long-term debt	155,438	275,563
Deferred income taxes and other liabilities	4,831	4,868

Total liabilities	$208,925	$349,008
Commitments and contingencies	—	—
Minority interest	—	784
Stockholder’s deficit:
Class A Common Stock:
Par value $0.000125; authorized, issued and outstanding 25,000 shares at September 30, 2004 and March 31, 2005	3	3
Common Stock:
Par value $0.000125; authorized 100,000, issued and outstanding 19,220 shares at September 30, 2004 and March 31, 2005	2	2
Additional paid-in capital	86,850	86,850
Retained deficit	(106,354)	(97,182)
Accumulated other comprehensive income (loss):
Cumulative translation adjustment	(521)	(196)

Total stockholder’s deficit	(20,020)	(10,523)

Total liabilities and stockholder’s deficit	$188,905	$339,269

See accompanying notes.

Activant Solutions Holdings Inc. and Subsidiaries
Consolidated statements of operations and
comprehensive income

	Six months ended
	March 31,

(In thousands, except per share amounts)	2004	2005

	(Unaudited)
Revenues:
Systems	$40,867	$47,570
Services	71,135	71,517

Total revenues	112,002	119,087
Cost of revenues:
Systems	23,195	28,613
Services	29,610	27,891

Total cost of revenues	52,805	56,504

Gross profit	59,197	62,583
Operating expenses:
Sales and marketing	15,344	16,972
Product development	7,485	8,146
General and administrative	12,340	13,351

Total operating expenses	35,169	38,469

Operating income	24,028	24,114
Interest expense	(9,913)	(9,719)
Foreign exchange gain (loss)	(107)	110
Gain on sale of assets	6,270	—
Other income, net	294	453

Income before income taxes	20,572	14,958
Income tax expense	7,960	5,786

Net income	$12,612	$9,172

Comprehensive income:
Net income	$12,612	$9,172
Foreign currency translation adjustment	(252)	325

Comprehensive income	$12,360	$9,497

Net income per share:
Basic	$.29	$.21
Diluted	$.19	$.13
Weighted average number of shares:
Basic	44,220	44,220
Diluted	67,576	68,520

See accompanying notes.

Activant Solutions Holdings Inc. and Subsidiaries
Consolidated statements of cash flows

	Six months ended
	March 31,

(In thousands)	2004	2005

	(Unaudited)
Operating activities
Net income	$12,612	$9,172
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,751	2,538
Amortization	5,473	3,999
Deferred income taxes	781	—
Lease loss provision	(1,320)	(121)
Provision for doubtful accounts	2,390	1,247
Gain on sale of assets	(6,270)	—
Other, net	(176)	307
Changes in assets and liabilities (net of the effect of acquisition):
Trade accounts receivable	1,249	(1,779)
Inventories	283	(1,755)
Investment in leases	3,936	219
Prepaid expenses and other assets	4,076	1,446
Accounts payable	(1,443)	(388)
Deferred revenue	873	960
Accrued expenses and other liabilities	(4,875)	(3,841)

Net cash provided by operating activities	20,340	12,004
Investing activities
Purchases of property and equipment	(1,080)	(940)
Purchases of businesses, net of cash acquired	—	(95,813)
Capitalized computer software costs and databases	(2,934)	(2,393)
Purchases of service parts	(779)	(439)
Proceeds from sale of assets	7,212	—
Equity distributions from partnerships	58	135

Net cash provided by (used in) investing activities	2,477	(99,450)
Financing activities
Proceeds from debt facility	—	120,000
Debt issuance costs	—	(6,035)
Payment on long-term debt	(200)	(167)

Net cash (used in) provided by financing activities	(200)	113,798

Net change in cash and cash equivalents	22,617	26,352
Cash and cash equivalents, beginning of period	10,215	32,065

Cash and cash equivalents, end of period	$32,832	$58,417

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$8,650	$9,147
Income taxes	$4,069	$4,545

See accompanying notes.

Activant Solutions Holdings Inc. and Subsidiaries
Notes to consolidated financial statements
March 31, 2005
(Unaudited)
1.      Basis of presentation
The accompanying unaudited consolidated financial statements of Activant Solutions Holdings Inc. and its wholly owned subsidiaries (collectively referred to hereinafter as the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, contingencies and results of operations. While management has based their assumptions and estimates on the facts and circumstances existing at March 31, 2005, final amounts may differ from these estimates.
In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the results for the interim periods presented. Certain prior period amounts have been reclassified to conform to the current presentation. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto as of and for each of the three years in the period ended September 30, 2004 included elsewhere herein. The results of operations for interim periods are not necessarily indicative of actual results achieved for full fiscal years.
2.      Acquisitions
On March 30, 2005, the Company acquired approximately 96% of the common stock of Speedware Corporation Inc. (“Speedware”) in a transaction accounted for under the purchase method of accounting. The Company acquired the remaining common stock of Speedware on April 7, 2005. Speedware is a leading vendor of vertical market-focused enterprise software solutions.
The Company paid $95.8 million in cash on March 30, 2005 for approximately 96% of Speedware’s common stock and paid $4.1 million in cash for the remaining 4% of Speedware’s common stock on April 7, 2005. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at March 30, 2005. The Company is in the process of obtaining third-party valuations of certain tangible and intangible assets, and as a result the allocation of the purchase price is subject to change. The preliminary purchase price allocation is based upon management’s best estimates of the relative fair values of the identifiable assets acquired and liabilities assumed. The preliminary purchase price was allocated based on the fair value of net assets acquired as follows (in thousands):

Trade receivables	$6,526
Property and equipment	1,442
Other assets	4,525
Goodwill	96,194
Other intangible assets	11,300
Minority interest	(784)
Accounts payable and accrued expenses	(23,390)

Total purchase price	$95,813

The allocation of the purchase price to assets acquired and liabilities assumed is based on preliminary estimates and certain assumptions that the Company believes are reasonable under the circumstances. Acquired intangible assets consist primarily of customer contracts and customer lists with a weighted average estimated useful life of five years. The estimated annual future amortization expense related to the acquired intangible assets is to be approximately $2.3 million.
The Company’s financial statements do not include the results of operations of Speedware for the six months ended March 31, 2005. The following table presents the unaudited proforma combined results of operations of the Company with Speedware for the six months ended March 31, 2004 and 2005 after giving effect to certain proforma adjustments primarily related to the amortization of acquired intangible assets and interest expense on the Company’s newly issued floating rate senior notes due 2010. Included in the pro forma net income for the six months ended March 31, 2004 and 2005, is $1.2 million of employee costs that will not recur as a result of post acquisition restructuring activities. These unaudited proforma results are not necessarily indicative of the actual consolidated results of operations had the acquisition actually occurred on the first day of the respective periods or of future results of operations of the consolidated entities.

	Six months
	ended March 31,

(In thousands)	2004	2005

Revenues	$126,466	$148,018
Net income	$10,245	$8,973
Net income per share—basic	$.23	$.20

3.      Debt
The Company’s long-term debt consists of the following (in thousands):

	September 30,	March 31,
	2004	2005

10 1/2% senior notes due 2011, net of discount	$155,272	$155,400
Floating rate senior notes due 2010	—	120,000
Other	442	514

Total debt	155,714	275,914
Current portion	(276)	(351)

Long-term debt	$155,438	$275,563

On March 30, 2005, the Company completed a private placement of $120 million aggregate principal amount of floating rate senior notes due April 1, 2010 (the “Floating Rate Senior Notes”). The Company used the proceeds from the offering of the Floating Rate Senior Notes to fund the total consideration paid in connection with the Company’s purchase of all of the issued and outstanding shares of common stock of Speedware, as described in Note 2 above, and to pay transaction fees and expenses.
The Floating Rate Senior Notes bear interest at a rate per annum equal to LIBOR, as defined in the indenture governing the Floating Rate Senior Notes, plus 600 basis points payable quarterly. The Floating Rate Senior Notes are redeemable in whole or in part at the option of the Company on or after April 1, 2006. The Company may also redeem up to 35% of the aggregate principal amount of the Floating Rate Senior Notes using the proceeds from certain public equity offerings completed before April 1, 2006. Upon the occurrence of a change in control, as defined in the indenture governing the Floating Rate Senior Notes, the Company will be required to make an offer to purchase the Floating Rate Senior Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. The terms of the Floating Rate Senior Notes restrict certain activities of the Company, the most significant of which include limitations on additional indebtedness, liens, guarantees, payment or declaration of dividends, sale of assets and transactions with affiliates.
In conjunction with the issuance of the Floating Rate Senior Notes, the Company amended its $15.0 million Credit Agreement (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement provides for letters of credit up to $5.0 million. The terms of the Amended and Restated Credit Agreement restrict certain activities of the Company, the most significant of which include limitations on additional indebtedness, liens, guarantees, payment or declaration of dividends, sale of assets, investments, capital expenditures, and transactions with affiliates. The Company must also meet certain tests relating to financial amounts and ratios defined in the Amended and Restated Credit Agreement. As of March 31, 2005, the Company was in compliance with the covenants contained in the Amended and Restated Credit Agreement.
4.      Income taxes
The Company recorded income tax expense for the six months ended March 31, 2005 at an effective rate of 38.7%, which is based on the Company’s anticipated results for the full fiscal year. The Company’s income tax expense differs from the amount computed by applying the statutory rate to income before income taxes due to the impact of permanent differences, such as meals and entertainment expense.
5.      Equity incentive option plans
During the six months ended March 31, 2005, the Company approved the grant of 4,853,300 options to key employees under its amended and restated 2000 Stock Option Plan and 2001 Stock Option Plan at an exercise price of $2.25 per share.
The Company uses the intrinsic value method in accounting for employee stock options. Because the exercise price of the employee stock options was greater than or equal to the market price of the underlying stock, as determined by the Company’s Board of Directors, based upon current transactions and comparable companies, on the date of grant, no compensation expense was recognized.
The Company’s pro forma information, as if the fair value based method of SFAS No. 123 had been applied in measuring compensation cost for stock based awards, is as follows (in thousands except per share data):

	Six months ended
	March 31,

	2004	2005

Net income reported	$12,612	$9,172
Pro forma stock-based compensation expense, net of tax	122	344

Pro forma net income	$12,490	$8,828
Pro forma net income per share:
Basic	$.28	$.20
Diluted	$.18	$.13

Subsequent to March 31, 2005, we issued 200,000 options under the 2000 Option Plan at an exercise price of $3.50.
6.      Recently issued accounting pronouncements
In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151 “Inventory Costs, an amendment of ARB No. 43, Chapter 4” which is effective for fiscal years beginning after June 15, 2005. The pronouncement requires that excessive spoilage, double freight and re-handling costs be recognized as current period charges and that fixed production overhead charges included in the cost of inventory conversion be based upon normal production capacities. This is our current policy and therefore will not affect either our financial condition or the results of operations.
In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” (“SFAS 123R”) which supersedes Accounting Principle Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” SFAS No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”) and related implementation guidance. Under this pronouncement, share-based compensation to employees is required to be recognized as a charge to the statement of operations and such charge is to be measured according to the fair value of the stock options. In the absence of an observable market price for the stock awards, the fair value of the stock options would be based upon a valuation methodology that takes into consideration various factors, including the exercise price of the option, the expected term of the option, the current price of the underlying shares, the volatility of the company’s stock and the risk free interest rate. Our current policy is not to expense share-based compensation based upon the fair value method; however, we do disclose the affect of this item as currently required by SFAS 123. SFAS No. 123R allows for either prospective recognition of compensation expense or retrospective recognition, which may be back to the original issuance of SFAS No. 123 or only to the beginning of the year of adoption. The Company is currently evaluating these transition methods as well as the impacts of adoption of FAS 123R. The Company expects the adoption will have a significantly negative impact on its results of operations. The Company does not expect the adoption to significantly impact its overall financial position. The pronouncement will now be effective for fiscal years beginning after June 15, 2005 based on the new rule adopted by the SEC in April 2005. For the Company, we will adopt this pronouncement beginning in fiscal year 2006, which begins October 1, 2005.
7.      Segment reporting
In fiscal 2005, the Company began establishing a new organizational and reporting structure, whereby its reportable segments were changed in the second quarter of 2005. Commencing in the second quarter of 2005, the Company has organized the business around its products and services (“Segments”) as follows:

•	Systems, which is comprised primarily of proprietary software applications, third-party hardware and peripherals and implementation and training;

•	Product Support, which is comprised of daily operating support through our advice line, software updates, preventive and remedial on-site maintenance and depot repair services;

•	Content and Data Services, which is comprised primarily of databases, exchanges and other information services, including our electronic catalog in the automotive parts aftermarket; and

•	Other Services, which is comprised primarily of business products, such as forms and other paper products, and the revenues and earnings from our former leasing operations. Subsequent to June 2001, the Company outsourced all leasing operations to a third party and thus has not originated any new leases since that time.
Prior period segment information has been restated to conform to the current presentation. Each reportable Segment is managed separately on a revenue and gross profit basis. The Company does not allocate operating expenses, interest expense, other expenses or assets to each Segment, as this information is not used to measure the operating performance of the Segments. Organizationally, the functional operating areas that support all of the Company’s Segments, including systems integration, installation and training, product support, data services, product development and sales and marketing, are integrated under a common reporting and management structure to achieve operating efficiencies.

The following tables set forth, for the periods indicated, the Company’s revenues, cost of revenues, gross profit and gross profit as a percentage of revenue by Segment (in thousands):

	Six months ended March 31, 2004					Six months ended March 31, 2005

		Product	Content &				Product	Content &
	Systems	support	data services	Other	Total	Systems	support	data services	Other	Total

Revenues	$40,867	$39,726	$28,607	$2,802	$112,002	$47,570	$39,612	$28,746	$3,159	$119,087
Cost of revenues	23,195	18,502	9,131	1,977	52,805	28,613	17,986	7,815	2,090	56,504

Gross profit	$17,672	$21,224	$19,476	$825	$59,197	$18,957	$21,626	$20,931	$1,069	$62,583

Gross profit as a percentage of revenues	43.2%	53.4%	68.1%	29.4%	52.9%	39.9%	54.6%	72.8%	33.8%	52.6%

The Company sells its products and services to four distinct vertical markets as follows:

•	Automotive Parts Aftermarket (“Auto”), which includes customers involved in the manufacture, distribution, sale and installation of new and remanufactured parts used in the maintenance and repair of automobiles and light trucks, and includes manufacturers, warehouse distributors, parts stores, professional installers and several chains in North America and Europe;

•	Hardware and Home Centers (“HWHC”), which consists of independent hardware retailers, home improvement centers, paint, glass and wallpaper stores, agribusiness and retail nurseries and gardens, primarily in the United States;

•	Lumber and Building Materials (“LBM”), which consists of retailers and distributors to builders and contractors in the lumber and building materials vertical markets, primarily in the United States; and

•	Wholesale Distribution (“WDN”), which consists of distributors in a range of markets including electrical supply, plumbing, heating and air conditioning, brick, stone and related materials, roofing, siding, insulation, industrial machinery and equipment, industrial supplies, and service establishment equipment vendors primarily in the United States.

	Six months ended March 31, 2004					Six months ended March 31, 2005

			Content					Content
		Product	& data				Product	& data
	Systems	support	services	Other	Total	Systems	support	services	Other	Total

Auto	$9,015	$19,069	$25,801	$—	$53,885	$7,066	$17,804	$25,087	$—	$49,957
HWHC	19,215	13,579	1,659	1,513	35,966	24,520	14,502	2,245	1,905	43,172
LBM	11,291	6,262	296	1,114	18,963	14,422	6,469	417	1,073	22,381
WDN	1,346	816	851	175	3,188	1,562	837	997	181	3,577

Total	$40,867	$39,726	$28,607	$2,802	$112,002	$47,570	$39,612	$28,746	$3,159	$119,087

Geographic Segments
A breakdown by geographic area of revenues and total assets is shown below (in thousands). The Americas geographic area covers the United States and Canada. The Europe geographic area covers the United Kingdom, Ireland and France.

	Six months ended			Six months ended
	March 31, 2004			March 31, 2005

	Americas	Europe	Total	Americas	Europe	Total

Revenues	$108,808	$3,194	$112,002	$115,539	$3,548	$119,087
Total assets (at end of period)	$205,324	$3,464	$208,788	$336,344	$2,925	$339,269

8.     Earnings Per Share
Basic earnings per share is determined using the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined using the weighted average number of common shares and equivalents (representing the dilutive effects of stock options and warrants) outstanding during the period.
The Company has two classes of common stock, Common Stock and Class A Common Stock. Each security participates in the Company earnings equally. Under EITF No. 03-6, the Class A Common Stock is considered a participating security requiring the use of the two-class method for the computation of net income per share— basic. Net income per share— basic reflects the application of EITF No. 03-6 and was computed using the two-class method. The shares of Class A Common Stock are considered to be participating convertible securities since they are convertible into shares of Common Stock and participate equally in the income available with the shares of Common Stock. Net income per share-diluted has been computed using the if-converted method for the six months ended March 31, 2004 and 2005.

Basic and Diluted Earnings Per Share were computed based on the weighted-average number of shares of the Common Stock and the Class A Common Stock outstanding as follows (in thousands, except per share data):

	Six months ended
	March 31,

	2004	2005

Net income	$12,612	$7,815

Weighted average shares— common stock	19,220	19,220
Weighted average shares— Class A common stock	25,000	25,000

Weighted average shares— Basic	44,220	44,220

Weighted average shares— common stock	19,220	19,220
Assumed conversion of Class A common stock	46,322	46,322
Effect of dilutive potential common stock	2,034	2,978

Weighted average shares— diluted	67,576	68,520

Net income per share:
Basic	$0.29	$0.21
Diluted	$0.19	$0.13

Report of independent registered public accounting firm
To the Directors of Speedware Corporation Inc. and its subsidiaries:
We have audited the accompanying consolidated balance sheets of Speedware Corporation Inc. and its subsidiaries as at September 30, 2002, 2003 and 2004 and the consolidated statements of earnings, deficit and cash flows for each of the years in the three-year period then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion or the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our audit opinion.
In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Speedware Corporation Inc. and its subsidiaries as at September 30, 2002, 2003 and 2004 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2004 in accordance with Canadian generally accepted accounting principles.
Canadian generally accepted accounting principles vary in certain respects from accounting principles generally accepted in the United States. Information relating to the nature and effect of such differences is presented in note 21 to the consolidated financial statements.
/s/ KPMG LLP
Chartered Accountants
Montreal, Canada
November 23, 2004
(except as to note 20,
which is as of February 1, 2005)

Speedware Corporation Inc.
and subsidiaries
Consolidated balance sheets

	September 30,

(In Canadian dollars; in accordance with Canadian GAAP)	2002	2003	2004

Assets
Current assets:
Cash	$10,643,384	$11,963,967	$9,624,610
Marketable securities	—	485,391	—
Accounts receivable	1,803,582	3,622,791	11,687,998
Research tax credits receivable	300,000	201,000	201,000
Inventories	—	290,127	489,955
Prepaid expenses, deposits and supplies	186,759	1,456,381	2,137,907

	12,933,725	18,019,657	24,141,470
Long-term prepaid expenses	—	299,742	101,183
Non-refundable research tax credits	—	2,000,000	2,000,000
Future tax assets (note 13)	—	745,304	945,987
Property and equipment (note 3)	1,002,174	2,061,610	2,075,950
Intangible assets (note 4)	—	4,745,936	8,658,253
Goodwill (notes 2 and 5)	—	12,402,860	20,290,986

	$13,935,899	$40,275,109	$58,213,829

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$2,984,320	$6,203,150	$11,266,649
Balance of sale on business acquisitions (note 2)	—	—	1,597,403
Income taxes payable	—	—	1,489,950
Deferred revenue (note 7)	3,328,822	3,757,206	8,353,079
Current portion of obligations under capital leases (note 8)	121,839	122,769	162,130

	6,434,981	10,083,125	22,869,211
Long-term accrued liabilities (note 12)	658,338	166,488	—
Long-term deferred revenue (note 7)	130,611	405,098	130,492
Obligations under capital leases (note 8)	115,296	86,222	215,525
Shareholders’ equity:
Share capital (note 9)	27,894,173	44,437,733	45,527,768
Deficit	(21,297,500)	(14,903,557)	(9,828,054)
Cumulative translation adjustment	—	—	(701,113)

	6,596,673	29,534,176	34,998,601

Commitments (note 10)
Subsequent event (note 20)
	$13,935,899	$40,275,109	$58,213,829

On behalf of the Board:

(signed) Reid Drury, Chairman of the Board	(signed) Richard Vaughan, Director
See accompanying notes to consolidated financial statements.

Speedware Corporation Inc.
and subsidiaries
Consolidated statements of earnings

	Years ended September 30,

(In Canadian dollars; in accordance with Canadian GAAP)	2002	2003	2004

Revenues:
Revenue from services	$9,616,088	$20,151,671	$31,770,774
Revenue from software	4,812,458	4,481,750	9,052,105
Other revenue	—	1,016,595	3,541,312

	14,428,546	25,650,016	44,364,191
Operating expenses (income):
Cost of revenue from services	2,186,142	5,120,551	9,164,815
Cost of revenue from software	385,099	657,394	2,093,752
Selling, general and administrative	5,397,024	9,977,176	16,213,736
Foreign exchange	(116,710)	635,731	412,499
Research and development	3,010,925	4,702,451	7,693,769
Research tax credits earned (note 11)	(846,658)	(3,303,609)	(665,000)
Special charges (note 12)	653,094	—	—

	10,668,916	17,789,694	34,913,571

Earnings before amortization and financial and other	3,759,630	7,860,322	9,450,620
Amortization of property and equipment (note 17(a))	303,728	708,989	1,162,764
Amortization of intangible assets (note 17(a))	—	354,196	930,323
Financial and other (note 17(b))	81,328	(414,924)	(61,195)

Earnings before income taxes	3,374,574	7,212,061	7,418,728

Income taxes (note 13)
Current	—	822,000	2,028,347
Future	—	(3,882)	314,878

	—	818,118	2,343,225

Net earnings	$3,374,574	$6,393,943	$5,075,503

Earnings per share (note 14):
Basic	$0.27	$0.27	$0.17
Diluted	$0.26	$0.26	$0.15

See accompanying notes to consolidated financial statements.

Speedware Corporation Inc.
and subsidiaries
Consolidated statements of deficit

	Years ended September 30,

(In Canadian dollars; in accordance with Canadian GAAP)	2002	2003	2004

Deficit, beginning of year	$(24,672,074)	$(21,297,500)	$(14,903,557)
Net earnings	3,374,574	6,393,943	5,075,503

Deficit, end of year	$(21,297,500)	$(14,903,557)	$(9,828,054)

See accompanying notes to consolidated financial statements.

Speedware Corporation Inc.
and subsidiaries
Consolidated statements of cash flows

	Years ended September 30,

(In Canadian dollars; in accordance with Canadian GAAP)	2002	2003	2004

Cash flows from operating activities:
Net earnings	$3,374,574	$6,393,943	$5,075,503
Adjustment for items not involving cash:
Amortization of property and equipment	303,728	708,989	1,162,764
Amortization of intangible assets	—	354,196	930,323
Future income taxes	—	(3,882)	314,878
Non-refundable research tax credits	—	(2,000,000)	—
Loss (gain) on disposal of property and equipment	5,486	(1,587)	—
Gain on sale of marketable securities	—	(457,526)	(140,747)
Write-off of property and equipment	114,988	382,869	38,575
Change in operating assets and liabilities (note 17(c))	50,747	(2,476,677)	2,658,249

	3,849,523	2,900,325	10,039,545
Cash flows from financing activities:
Proceeds from issuance of common shares	5,049,156	17,558,825	1,090,035
Costs related to issuance of common shares	(119,206)	(1,015,265)	—
Net repayment of short-term borrowing	—	(140,437)	—
Repayment of obligations under capital leases	(203,306)	(156,639)	(141,684)

	4,726,644	16,246,484	948,351
Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(17,321,852)	(13,231,178)
Purchase of marketable securities	—	(1,612,829)	—
Purchase of property and equipment	(216,746)	(153,225)	(535,947)
Acquired software and license	—	(209,684)	(349,844)
Proceeds from sale of marketable securities	—	1,584,963	626,138
Proceeds from the sale of subsidiary	43,800	—	—
Proceeds from disposal of property and equipment	31,320	3,000	—

	(141,626)	(17,709,627)	(13,490,831)
Effect of foreign exchange rate changes on cash	(120,203)	(116,599)	163,578

Increase (decrease) in cash	8,314,338	1,320,583	(2,339,357)
Cash, beginning of year	2,329,046	10,643,384	11,963,967

Cash, end of year	$10,643,384	$11,963,967	$9,624,610

Supplemental cash flow information
Interest and income taxes paid:
Interest paid	$38,294	$28,252	$33,746
Income taxes paid	—	—	44,824
Non-cash items:
Purchase of equipment financed by capital leases	150,398	128,496	82,236
Balance of sale on business acquisitions	—	—	1,597,403

See accompanying notes to consolidated financial statements.

Speedware Corporation Inc.
Notes to consolidated financial statements for the
years ended September 30, 2002, 2003 and 2004
Speedware Corporation Inc. (the “Company”), incorporated under the Canada Business Corporations Act, is a vendor of business intelligence products, client/ server and Web-based technology for rapid application development. With the Company’s acquisition of Enterprise Computer Systems Inc. (ECS) and Prelude Systems Inc. (PSI), the Company’s offerings now include complete enterprise resource planning (ERP) solutions for the building materials and distribution markets.
1.      Significant accounting policies:
These consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in Canada. All information is presented in Canadian dollars, unless otherwise specified.
(a) Principles of consolidation:
The consolidated financial statements of the Company include the accounts of Speedware Corporation Inc. and its subsidiaries.
All inter-company balances and transactions have been eliminated on consolidation.
(b) Foreign exchange:
Monetary assets and liabilities denominated in foreign currencies have been translated into Canadian dollars at exchange rates in effect at the balance sheet dates. Non-monetary assets and liabilities have been translated at the rate of exchange in effect at the time the related transactions occurred. Revenue and expense items have been translated into Canadian dollars using average exchange rates for the year. Gains and losses on foreign exchange are recorded in the consolidated statements of earnings.
Foreign subsidiaries that are considered to be integrated foreign operations have been translated using the temporal method as described above with translation gains and losses included in the consolidated statements of earnings. Foreign subsidiaries that are considered to be self-sustaining operations have been translated using the current rate method. Under this method, all assets and liabilities of the subsidiary are translated into Canadian dollars at the exchange rate in effect at the balance sheet date. Revenue and expense items are translated into Canadian dollars at the average exchange rates for the periods during which the transactions occur. Foreign exchange gains and losses arising from the translation of the financial statements are included in cumulative translation adjustment, a separate component of shareholders’ equity.
(c) Cash equivalents:
Cash equivalents include highly liquid short-term investments that are readily convertible into known amounts of cash and generally have maturities within three months from their date of purchase. As at September 30, 2002, 2003 and 2004, the Company had no cash equivalents.

(d) Marketable securities:
Marketable securities are recorded at the lower of cost and market value.
(e) Inventories:
Inventories consist of computer and related equipment and forms and are stated at the lower of cost and net realizable value. Cost is determined by the first-in, first-out and specific identification methods.
(f) Research and development:
The Company expenses software development costs as incurred unless they meet the criteria for deferral and amortization under generally accepted accounting principles. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria, and are expensed as incurred.
For costs that are capitalized, the amortization is the greater of the amount calculated using either (i) the ratio that the appropriate product’s current gross revenues bear to the total of current and anticipated future gross revenues for that product or (ii) amortization over a four year period on a straight-line basis.
Research costs are expensed as incurred.
(g) Property and equipment:
Property and equipment are recorded at cost, net of investment tax credits. Assets under capital lease are stated at the present value of minimum lease payments. Amortization is provided using the following methods and annual rates:

Asset	Method	Rate

Computer software and equipment	Straight-line	3 years
Office equipment and fixtures	Declining balance	20%
Leasehold improvements	Straight-line	Term of the leases

(h) Goodwill and other intangible assets:
Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the fair value of the net identifiable assets acquired. Goodwill is not amortized, but is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. The fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the test is not required. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the impairment loss, if any. When the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item on the consolidated statement of earnings.

Intangible assets acquired in business combinations and intangible assets acquired individually or with a group of other assets, which have indefinite lives, are not amortized and are also tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. The impairment test compares the carrying amount of the intangible asset with its fair value, and an impairment loss is recognized on the consolidated statement of earnings for the excess, if any.
Intangible assets with definite lives are being amortized over their estimated useful lives on a straight-line basis over the following periods:

Customer contracts and customer relationships	48-84 months
Acquired technology	60 months
Acquired software	43 months
License	48 months

(i) Impairment of long-lived assets:
Effective October 1, 2003, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants (CICA) with respect to the impairment of long-lived assets. Long-lived assets, which include property and equipment and intangible assets with definite useful lives, are reviewed on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is generally measured by the comparison of the carrying amount of an asset to undiscounted net cash flows expected to be generated by that asset. If it is determined that the carrying amount of an asset may not be recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. There was no significant impact on the results of operations from the adoption of these recommendations.
(j) Revenue recognition and deferred revenue:
The Company’s revenues consist primarily of software license fees, hardware sales, professional services and revenues from hardware and software maintenance contracts. Revenue from software licenses is recognized at the point in time when persuasive evidence of an arrangement exists, the price is fixed, final delivery has occurred, and there is reasonable assurance of collection of the sale proceeds. If, after delivery of the software, there remain significant obligations to be fulfilled by the Company, then no revenue is recognized until those obligations are fulfilled or become insignificant. Delivery typically occurs on the date that the software is shipped to the customer. If a software fee is not contractually due until the occurrence of a future event, revenue is recognized when the event occurs and the fee becomes contractually due.
Hardware sales are recognized upon shipment to the customer but are presented on a net basis because the Company typically acts as an agent in these transactions. Net hardware sales are presented as “other revenue” on the consolidated statements of earnings.
Revenue from professional services is recognized as the services are performed. For long-term contracts for professional services, the Company uses the percentage of completion method in measuring revenue based on the degree of completion of the service under the contract.

Revenue from maintenance contracts is recognized into income over the period covered by the contract.
When more than one product or service is provided to a customer under one arrangement, the Company allocates revenue to each element of the arrangement based on the relative fair value of the elements. For arrangements with multiple elements, revenue is allocated to each element of a transaction based upon its fair value as determined in reliance on “vendor specific objective evidence”. Vendor specific objective evidence fair value for all elements of an arrangement is based upon the normal pricing practice for the products and services when sold separately.
Deferred revenue includes that portion of amounts invoiced on maintenance contracts for which services have not yet been rendered, customer deposits and unamortized lease inducements. Deposits billed upon executing a contract or billed incrementally based upon the completion of certain stages are deferred and recognized as revenue when the applicable revenue recognition criteria has been met. Lease inducements are being amortized over the remaining term of the leases as a credit against rent expense.
(k) Government incentives and investment tax credits:
Government assistance is recorded as a reduction of the related expense or the cost of the assets acquired. Government assistance is recorded in the accounts when reasonable assurance exists that the Company has complied with the terms and conditions of the approved grant program or, for tax credits, where there is reasonable assurance that they will be realized.
(l) Income taxes:
The Company applies the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on “temporary differences” (differences between the accounting basis and the tax basis of the assets and liabilities), and are measured using the currently enacted, or substantively enacted, tax rates and laws expected to apply when these differences reverse. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized.
(m) Stock-based compensation plan:
All stock-based payments to non-employees, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after October 1, 2002, are accounted for using the fair value method. For all other stock-based employee compensation awards, the Company uses the settlement method of accounting as permitted under the standard. Under this method, no compensation expense is recognized when stock options are issued to employees. Any consideration received from the plan participants upon exercise of stock options is credited to share capital.
The Company has disclosed the pro forma effect of accounting for all stock-based awards granted after September 30, 2002 using the fair value-based accounting method in note 14.
Effective October 1, 2004, the Company adopted the new recommendations of the CICA and accounts for stock-based employee compensation awards using the fair value method. Under this method, compensation expense is determined when stock options are granted to employees, and is amortized over the related vesting periods.
(n) Earnings per share:
Basic earnings per share are calculated using the weighted average number of common shares outstanding. Diluted earnings per share are calculated using the treasury stock method. This method is consistent with the basic earnings per share calculation except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of options and warrants, if dilutive. The number of additional shares is calculated by assuming that outstanding options and warrants were exercised and that the proceeds from such exercises are used to repurchase common shares at the average market price during the reporting period.
(o) Guarantees:
In the normal course of business, the Company enters into various agreements that may contain features that meet the definition of a guarantee. A guarantee is defined to be a contract (including an indemnity) that contingently requires the Company to make payments to a third party based on (i) changes in an underlying interest rate, foreign exchange rate, equity or commodity instrument, index or other variable that is related to an asset, a liability or an equity security of the guaranteed party, (ii) failure of another party to perform under an obligating agreement, or (iii) failure of another party to pay its indebtedness when due. A liability is recorded when the Company considers probable that a payment relating to a guarantee has to be made to the other party of the contract or agreement.
(p) Use of estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of management estimates include estimating the useful lives of property and equipment and intangible assets, allocating the purchase price of business combinations to the net assets acquired, as well as assessing the recoverability of research tax credits, future tax assets, goodwill and other intangible assets. The reported amounts and note disclosures reflect the most probable set of economic conditions and planned courses of action. Financial results as determined by actual events could differ from those estimates.
2.      Business acquisitions:
(a) Enterprise resource planning assets of eXegeSys Systems Inc.:
On August 26, 2004, the Company acquired the enterprise resource planning assets of eXegeSys Systems, Inc. of Salt Lake City, Utah, for a total cash consideration of $2.5 million (US$1.9 million), including acquisition costs, subject to certain post-closing adjustments. This acquisition was accounted for using the purchase method and the results of operations of this business have been consolidated with those of the Company since the date of acquisition.
The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at date of acquisition. The purchase price allocation is based upon management’s best estimate of the relative fair values of the identifiable assets acquired and liabilities assumed. The Company is in the process of finalizing the valuation of the net assets acquired, including the determination of post-closing adjustments and other intangible assets; thus, the allocation of the purchase price is subject to final modifications.

	US$	Cdn$

Fair value of net assets acquired:
Cash	$398,388	$520,973
Accounts receivable	254,076	332,255
Prepaid expenses	11,416	14,928
Property and equipment	5,768	7,543
Customer contracts	507,491	663,645
Acquired technology	1,163,544	1,521,566
Accounts payable and accrued liabilities	(149,041)	(194,901)
Deferred revenue	(290,818)	(380,302)

Fair value of net assets acquired	$1,900,824	$2,485,707

Consideration:
Cash, including acquisition costs of $60,493 (US$46,259)	$1,627,445	$2,128,210
Balance of sale	273,379	357,497

	$1,900,824	$2,485,707

(b) Prelude Systems Inc.:
On July 19, 2004, the Company acquired all of the outstanding shares of PSI, a Dallas, Texas-based provider of enterprise software solutions to the distribution market, for a total consideration of $14.6 million (US$11.0 million). Under the terms of the agreement, the Company will also pay an additional cash consideration of up to $5.1 million (US$4 million) one year after closing if PSI achieves certain revenue and profitability targets. The contingent consideration under the share purchase agreement will be accounted for as additional goodwill when the contingency is resolved. The Company has provided a general and continuing security interest in the acquired PSI shares to the selling shareholders as collateral for its obligation to settle the contingent consideration. This acquisition was accounted for using the purchase method and the results of operations of PSI have been consolidated with those of the Company since the date of acquisition.
The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at date of acquisition. The purchase price allocation is based upon management’s best estimate of the relative fair values of the identifiable assets acquired and liabilities assumed. The Company is in the process of finalizing the valuation of the net assets acquired, including the determination of post-closing adjustments and other intangible assets; thus, the allocation of the purchase price is subject to final modifications.

	US$	Cdn$

Fair value of net assets acquired:
Cash	$1,242,882	$1,645,824
Accounts receivable	3,659,581	4,846,017
Inventories	26,453	35,029
Future income tax assets	389,338	515,562
Prepaid expenses	257,593	341,105
Property and equipment	495,603	656,277
Customer contracts and customer relationships	1,825,966	2,417,944
Accounts payable and accrued liabilities	(2,100,346)	(2,781,278)
Deferred revenue	(1,148,057)	(1,520,257)
Capital lease obligations	(180,476)	(238,986)

	4,468,537	5,917,237
Goodwill	6,545,224	8,667,185

Fair value of net assets	$11,013,761	$14,584,422

Consideration:
Cash, including acquisition costs of $344,590 (US$260,225)	$10,020,968	$13,269,765
Balance of sale	992,793	1,314,657

	$11,013,761	$14,584,422

(c) Enterprise Computer Systems Inc.:
Effective April 17, 2003, the Company acquired 100% of the common shares of ECS, an ERP software solution provider for the building materials market, based in Greenville, South Carolina, for a total cash consideration of $17.3 million (US$11.8 million). This acquisition was accounted for using the purchase method and the results of operations of ECS have been consolidated with those of the Company since the date of acquisition.

Details of the acquisition are as follows:

	US$	Cdn$

Fair value of net assets acquired:
Accounts receivable	$2,042,458	$3,010,583
Inventories	177,712	261,947
Prepaid expenses	1,170,491	1,725,304
Property and equipment	1,270,254	1,872,354
Customer contracts and customer relationships	3,317,807	4,890,448
Future income tax assets	503,000	741,422
Bank indebtedness	(101,085)	(148,999)
Accounts payable and accrued liabilities	(3,621,883)	(5,338,656)
Deferred revenue	(1,421,581)	(2,095,411)

	3,337,173	4,918,992
Goodwill	8,414,423	12,402,860

Fair value of net assets acquired for cash	$11,751,596	$17,321,852

3.      Property and equipment:

		Accumulated
2002	Cost	amortization	Net book value

Computer software and equipment	$1,247,547	$897,649	$349,898
Office equipment and fixtures	1,052,200	892,271	159,929
Leasehold improvements	214,000	79,744	134,256
Investment tax credits	(289,986)	(286,811)	(3,175)
Computer software and equipment under capital lease	637,312	276,046	361,266

	$2,861,073	$1,858,899	$1,002,174

		Accumulated
2003	Cost	amortization	Net book value

Computer software and equipment	$4,945,492	$3,612,778	$1,332,713
Office equipment and fixtures	1,804,843	1,504,778	300,066
Leasehold improvements	424,829	198,978	225,851
Investment tax credits	(289,986)	(287,922)	(2,064)
Computer software and equipment under capital lease	285,666	142,685	142,981
Office equipment and fixtures under capital lease	79,795	17,732	62,063

	$7,250,639	$5,189,029	$2,061,610

		Accumulated
2004	Cost	amortization	Net book value

Computer software and equipment	$5,269,771	$4,092,486	$1,177,285
Office equipment and fixtures	2,215,319	1,706,206	509,113
Leasehold improvements	477,413	329,527	147,886
Investment tax credits	(289,986)	(289,033)	(953)
Computer software and equipment under capital lease	330,675	259,012	71,663
Office equipment and fixtures under capital lease	361,276	190,320	170,956

	$8,364,468	$6,288,518	$2,075,950

Amortization includes amortization of equipment under capital leases of $132,331 in 2004 (2003—$137,421; 2002—$114,360).
In 2004, the Company wrote-off property and equipment with a net book value of $38,575 (2003—$382,869; 2002—$114,988).
4.      Intangible assets:

		Accumulated
2003	Cost	amortization	Net book value

Customer contracts and relationships	$4,890,448	$349,320	$4,541,128
Acquired software	209,684	4,876	204,808

	$5,100,132	$354,196	$4,745,936

In August 2003, the Company acquired the AMXW migration software from Neartek Inc. for a cash consideration of $209,684 (US$150,000). This product allows customers to migrate from existing legacy platforms to open system environments.

		Accumulated
2004	Cost	amortization	Net book value

Customer contracts and relationships	$7,857,732	$1,170,910	$6,686,822
Acquired technology	1,521,566	31,699	1,489,867
Acquired software	209,684	63,388	146,296
License	349,844	14,576	335,268

	$9,938,826	$1,280,573	$8,658,253

In July 2004, the Company acquired from OpenMFG LLC a perpetual license to the unrestricted use of the OpenMFG product, including client and server source code materials, database schemas and testing and supporting databases. The total cash consideration for the acquisition, including acquisition costs, was $349,844 (US$262,646).
The net book value of the customer contracts and relationships is net of foreign exchange adjustments of $110,359.

5.      Goodwill:
Goodwill relates to the following reporting units:

	2002	2003	2004

ECS	$—	$12,402,860	$12,033,555
PSI	—	—	8,257,431

	$—	$12,402,860	$20,290,986

Changes in the goodwill balances were as follows:

	2002	2003	2004

Balance, beginning of year	$—	$—	$12,402,860
Acquisition of ECS	—	12,402,860	—
Acquisition of PSI	—	—	8,667,185
Fair value adjustments—ECS	—	—	(369,305)
Change due to foreign exchange	—	—	(409,754)

	$—	$12,402,860	$20,290,986

During the year ended September 30, 2004, the Company reduced the cost of the ECS acquisition by $369,305 for certain liabilities assumed at date of acquisition that were not expended by the Company.
6.      Credit facilities:
The Company has a demand operating facility for up to $1.5 million based on qualifying accounts receivable and bears interest at a rate of prime plus 1.5%. The facility is secured by a general security agreement granting the lender a first charge on the major assets and undertakings of the Company. The Company had no amounts outstanding under its credit facility as at September 30, 2002, 2003 and 2004.
ECS has a demand operating facility for up to US$3 million based on qualifying accounts receivable and bears interest at a rate that is the greater of 5.50% or US prime plus 1.50%. The facility is secured by a general security agreement granting the lender a first charge on the assets of ECS. As at September 30, 2003 and 2004, ECS had no amounts outstanding under its credit facility.
PSI has a demand operating facility for up to US$2 million based on qualifying accounts receivable and bears interest at a rate of US prime plus 2.25%. The facility is secured by a general security agreement granting the lender a first charge on the assets of PSI. As at September 30, 2004, PSI had no amounts outstanding under its credit facility.

7.      Long-term deferred revenue:
Long-term deferred revenue includes the following:

	2002	2003	2004

Deferred revenue	$3,250,455	$4,021,322	$8,427,178
Unamortized lease inducements	208,978	140,982	56,393

	$3,459,433	$4,162,304	$8,483,571
Less current portion of:
Deferred revenue	(3,250,455)	(3,672,617)	(8,296,686)
Unamortized lease inducements	(78,367)	(84,589)	(56,393)

	(3,328,822)	(3,757,206)	(8,353,079)

	$130,611	$405,098	$130,492

8.      Obligations under capital leases:

	2002	2003	2004

2003	$141,393	$—	$—
2004	88,883	137,793	—
2005	34,313	83,758	190,222
2006	—	13,748	120,213
2007	—	—	82,651
2008	—	—	35,119

Total minimum lease payments	264,589	235,299	428,205
Less amount representing interest at rates ranging from 5% to 13%	27,454	26,308	50,550

Present value of net minimum capital lease payments	237,135	208,991	377,655
Less current portion of obligations under capital leases	(121,839)	(122,769)	(162,130)

	$115,296	$86,222	$215,525

Interest of $29,614 (2003—$28,252; 2002—$38,924) relating to capital lease obligations has been included in “financial and other” in the consolidated statements of earnings.
9.      Share capital:
(a) Authorized:
An unlimited number of voting common shares.
An unlimited number of non-voting preferred shares issuable in series.

(b) Issued and outstanding:

	2002		2003		2004

	Number of		Number of		Number of
	shares	Amount	shares	Amount	shares	Amount

Common shares, issued and outstanding:
Balance, beginning of year	8,863,377	$22,964,223	17,260,552	$27,894,173	29,836,948	$44,437,733
Common shares issued on private placement, net of share issue costs of 2002—$119,206 2003—$1,015,265; 2004—nil	8,333,333	4,880,794	12,500,000	16,484,735	224,611	660,850
Common shares issued on options exercised	63,842	49,156	76,396	58,825	553,824	429,185

	17,260,552	$27,894,173	29,836,948	$44,437,733	30,615,383	$45,527,768

On April 24, 2002, the Company issued 8,333,333 units (“the Units”) for aggregate proceeds of $5 million. Each Unit consisted of one common share and one-half of one common share purchase warrant. The warrants, which have a four year term, entitle the holders to acquire in equal tranches one common share at prices of $1.00, $1.50, and $2.00, resulting in maximum subscription proceeds to the Company of $6.25 million if fully exercised.
On March 20, 2003, the Company completed a private placement for gross proceeds of $17.5 million. The funds were held in escrow pending the completion of the acquisition described in note 2(c). Upon closing of the transaction on April 17, 2003, the funds were released and the Company issued 12.5 million common shares.
On July 26, 2004, the Company issued 224,611 common shares under a private placement agreement for gross proceeds of $660,850 (US$500,000).
(c) Employee stock option plan:
The Company has a Stock Option Plan (the “plan”) under which options may be granted to certain directors, officers, employees and service providers to purchase common shares at a price fixed by the Board of Directors of the plan, but which is not less than the current market price of the Company’s shares at the time the option is granted. In general, options vest over a three year period from the date of grant and expire five years after the grant date. During fiscal 2004, the shareholders of the Company approved an amendment to the plan to increase the number of shares available for options from 1,773,675 to 3,673,675. The maximum number of shares available for issuance to any one individual is to be no more than 5% of the issued and outstanding shares of the Company. Option agreements under the plan, which must be approved by the Board of Directors, include non-competition and confidentiality provisions in favor of the Company.

Changes in outstanding options for the past three fiscal years are as follows:

	2002		2003		2004

	Common	Weighted	Common	Weighted	Common	Weighted
	shares under	average price	shares under	average price	shares under	average price
	options	per share	options	per share	options	per share

Options outstanding at beginning of year	944,880	$0.97	1,101,553	$0.71	1,595,492	$1.17
Cancelled or expired	(224,152)	1.61	(10,999)	0.77	—	—
Exercised	(63,842)	0.77	(76,396)	0.77	(553,824)	0.78
Granted	444,667	0.63	581,334	1.97	814,500	2.63

Options outstanding at end of year	1,101,553	$0.71	1,595,492	$1.17	1,856,168	$1.93

Options exercisable at end of year	746,923	$0.74	997,417	$0.72	643,225	$0.99

Options outstanding at September 30, 2004 are exercisable at the following prices:

		Weighted average	Number
	Exercise	remaining	exercisable as of
	price per	contractual life	September 30,
Number outstanding as of September 30, 2004	share	in years	2004

400,000	$0.60	2.36	400,000
40,667	0.77	0.74	40,667
24,667	1.05	0.56	24,667
43,334	1.36	1.15	27,223
380,000	1.88	3.60	110,834
293,500	2.20	4.04	—
153,000	2.40	3.83	39,834
396,000	2.85	4.96	—
125,000	2.95	4.81	—

1,856,168	$1.93	3.63	643,225

(d) Warrants:
Warrants outstanding at September 30, 2004 are as follows:

	Exercise
	price per
Number outstanding as of September 30, 2004	warrant	Expiry

1,388,889	$1.00	April 24, 2006
1,388,889	1.50	April 24, 2006
1,388,889	2.00	April 24, 2006

4,166,667	$1.50

10.      Commitments:
(a) Operating leases:
The Company is committed to minimum annual payments under operating leases for office space and office equipment approximately as follows:

2005	$1,700,000
2006	1,425,000
2007	1,125,000
2008	254,000
2009	247,000
2010	144,000

$4,895,000

(b) Royalty commitment:
The Company is committed to pay royalties under an asset purchase agreement with Neartek Inc. (see note 4) based on the revenues generated by the software acquired. For the period until March 31, 2004, a royalty of 25% is due on software sales and 10% is due on support revenue in excess of US$100,000. From the period of April 1, 2004, to March 31, 2007, a royalty of 10% is due on software sales and 10% is due on support revenues in excess of US$100,000. For the year ended September 30, 2004, royalties paid and payable under the agreement were $105,609 (2003—nil).
In addition, under the agreement with OpenMFG LLC (see note 4), the Company is committed to pay a percentage of revenues received from certain customers during the period to July 2006.
(c) Guarantees:
The Company has pledged the shares of PSI as collateral for its obligation to settle the contingent consideration under the share purchase agreement described in note 2(b).
11.      Research tax credits:
Research tax credits earned consists of the following:

	2002	2003	2004

Quebec wage credits:
Current	$300,000	$201,000	$200,000
Recognition of tax credits from prior years	546,658	280,609	—
Federal:
Tax credits utilized in the current year to reduce income taxes payable	—	822,000	279,000
Recognition of tax credits from prior years	—	2,000,000	186,000

	$846,658	$3,303,609	$665,000

In 2004, the Company recorded previously unrecognized research tax credits relating to prior taxation years in the amount of $186,000 (2003—$280,609 and $2,000,000; 2002—$546,658).

The Company determined that there was reasonable assurance that these credits would be realized in accordance with the Company’s accounting policy detailed in note 1(k).
12.      Special charges:
(a) The Company recorded a restructuring charge in fiscal 2002 in the amount of $653,094, which consisted primarily of severance payments, lease exit and related costs. As at September 30, 2004, there was no remaining provision associated with this charge included in accounts payable and accrued liabilities on the consolidated balance sheets (2003—nil; 2002—$101,000).
(b) During fiscal 2001, the Company recorded a charge related primarily to the write-down of certain leasehold improvements and other property, the provision for lease costs relating to leased property that is no longer being used by the Company, and the reversal of the excess amount accrued for the settlement of the California sales tax issue. As at September 30, 2004, the remaining provision associated with this charge amounted to $166,488 (2003—$416,233; 2002—$768,812), of which nil (2003—$166,488; 2002—$480,508) is included in long-term accrued liabilities and $166,488 (2003—$249,745; 2002—$288,304) is included in accounts payable and accrued liabilities on the consolidated balance sheets.
(c) In fiscal 1998, the Company recorded a charge of $2,936,009, relating primarily to long-term severance payments in connection with costs associated with restructuring the Company’s operations. As at September 30, 2004, the remaining provision associated with this charge amounted to nil (2003—$177,831; 2002—$400,053), of which nil (2003—$177,831; 2002—$222,221) is included in accounts payable and accrued liabilities and nil (2003—nil; 2002—$177,830) is included in long-term accrued liabilities on the consolidated balance sheets.
13.      Income taxes:
(a) The income tax provision reported differs from the amount computed by applying the combined Canadian federal and provincial rate to earnings before income taxes. The reasons for the difference and the related tax effects are as follows:

	2002	2003	2004

Earnings before income taxes	$3,374,574	$7,212,061	$7,418,728
Expected rate	35.6%	33.6%	31.6%

Expected tax	1,201,348	2,423,252	2,344,318
Adjustments:
Reduction due to utilization of losses carried forward and other unclaimed deductions	(1,201,348)	(132,573)	(151,182)
Difference in tax rates in different jurisdictions	—	20,853	223,061
Foreign exchange	—	468,373	(480,410)
Change in valuation allowance	—	(1,592,405)	632,211
Effect of permanent and other differences	—	(369,382)	(224,773)

Income tax expense	$—	$818,118	$2,343,225

(b) Future income taxes reflect the net effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s future tax position at September 30 are as follows:

	2003	2004

Future tax assets:
Loss carryforwards	$4,640,000	$4,510,000
Research and development expenditures	2,548,000	2,309,000
Restructuring and other reserves	608,000	1,007,000
Intangible assets	251,000	—
Share issue costs	275,000	204,000
Foreign exchange	103,000	409,000
Other	104,000	—

	8,529,000	8,439,000
Less: valuation allowance	(6,248,696)	(5,725,013)

	2,280,304	2,713,987

Future tax liabilities:
Property and equipment	123,000	64,000
Intangible assets	—	480,000
Research tax credits	898,000	785,000
Prepaid expenses	514,000	439,000

	1,535,000	1,768,000

Net future tax asset	$745,304	$945,987

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will not be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income and tax planning strategies.
The Company recorded a future income tax asset in the amount of approximately $1.3 million as an identifiable asset in allocating the cost of the PSI purchase at date of acquisition for previously unrecognized loss carryforwards that were more likely than not of being realized as a result of the acquisition.
(c) The Company has accumulated non-capital losses for income tax purposes, principally in its foreign subsidiaries, of approximately $9,876,000 available to reduce taxable income of future years for which no benefit has been recognized in the accounts. Certain losses are subject to annual limitations in reducing foreign taxable income. These losses expire as follows:

2006	$741,000
2007	329,000
2010	924,000
2011	814,000
2018	4,006,000
2019	1,193,000
Indefinitely	1,869,000

$9,876,000

(d) The Company has accumulated scientific research and experimental development expenditures of $9,000,000 in Canada available to reduce future federal taxable income for which no benefit has been recognized in the accounts.
14.      Earnings per share:
(a) Basic and diluted earnings per share:
The reconciliation between basic and diluted earnings per share is as follows:

	2002	2003	2004

Basic:
Basic weighted average number of common shares outstanding	12,525,347	23,528,399	30,255,315

Basic earnings per share	$0.27	$0.27	$0.17

Diluted:
Basic weighted average number of common shares outstanding	12,525,347	23,528,399	30,255,315
Add impact of stock options and warrants	446,033	1,511,753	2,646,897

Diluted common shares	12,971,380	25,040,152	32,902,212

Diluted earnings per share	$0.26	$0.26	$0.15

(b) Stock-based compensation:
As per CICA Handbook Section 3870, pro forma information regarding net earnings and earnings per share is required and has been determined as if the Company had accounted for its employee stock options granted after October 1, 2002, under the fair value method. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	2003	2004

Risk-free interest rate	4.71%	3.72%
Expected volatility	51.11%	35.47%
Expected life in years	3.83	4.00
Expected dividend yield	nil	nil

Dividend yield was excluded from the calculation since it is the present policy of the Company to retain all earnings to finance operations.
For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options’ vesting periods. Had the fair value method been used to account for the employee options granted during the period, net earnings and earnings per share would have been:

	2003	2004

Reported net earnings	$6,393,943	$5,075,503
Pro forma adjustments to compensation expense	(63,000)	(215,100)

Pro forma net earnings	$6,330,943	$4,860,403

	2003	2004

Pro forma earnings per share
Basic	$0.27	$0.16
Diluted	$0.25	$0.15

The following table summarizes the weighted average grant-date fair value per share of options granted during the year ended September 30:

	2003	2004

Number of options granted (issued at market)	581,334	814,500
Weighted average grant-date fair value per share	$0.84	$0.86

15.      Segmented and related information:
(a) Business segments:
The Company has three reportable segments: Enterprise Application Solutions (EAS), Speedware Development and Analytics Tools (DAT) and Corporate. The EAS segment offers complete enterprise resource planning solutions specifically targeted to the building materials and distribution markets. The DAT segment offers industry-specific business intelligence solutions, application development technology and HP e3000 migration solutions. The Corporate segment is responsible for the Company’s financial and corporate direction, and also includes general expenses which cannot be directly attributed to a specific segment.
Financial information relating to business segments is as follows:

2002	EAS	DAT	Corporate	Total

Revenues	$—	$14,428,546	$—	$14,428,546
Interest revenue	—	30,388	—	30,388
Interest expense	—	46,944	—	46,944
Amortization of property and equipment	—	303,728	—	303,728
Net earnings (loss)	—	4,213,328	(838,754)	3,374,574
Total assets	—	7,957,498	5,978,401	13,935,899
Capital expenditures	—	367,144	—	367,144

2003	EAS	DAT	Corporate	Total

Revenues	$13,395,300	$12,254,716	$—	$25,650,016
Interest revenue	—	63,855	31,745	68,600
Interest expense	32,275	44,512	—	76,787
Other income	—	—	457,526	457,526
Amortization of property and equipment	395,641	313,348	—	708,989
Amortization of intangible assets	349,320	4,876	—	354,196
Net earnings (loss)	1,254,589	5,921,189	(781,835)	6,393,943
Total assets	23,852,714	15,075,349	1,347,046	40,275,109
Capital expenditures	66,899	214,822	—	281,721
Business and other acquisitions	17,321,852	209,684	—	17,531,536

2004	EAS	DAT	Corporate	Total

Revenues	$33,367,057	$10,997,134	$—	$44,364,191
Interest revenue	1,293	76,612	20,828	98,733
Interest expense	15,268	18,478	—	33,746
Other income	—	—	140,747	140,747
Amortization of property and equipment	853,370	309,394	—	1,162,764
Amortization of intangible assets	811,710	118,613	—	930,323
Net earnings (loss)	3,914,049	2,836,629	(1,675,175)	5,075,503
Total assets	43,042,314	15,138,194	33,321	58,213,829
Capital expenditures	405,365	212,818	—	618,183
Business and other acquisitions	14,584,422	2,835,551	—	17,419,973

(b) Geographic information:

	2002	2003	2004

Revenues:
Canada	$2,979,932	$2,323,614	$1,463,910
United States	9,803,184	20,701,936	40,465,248
Europe	1,645,430	2,624,466	1,992,435
Other	—	—	442,598

	$14,428,546	$25,650,016	$44,364,191

Property, equipment, goodwill and intangible assets:
Canada	$983,832	$718,897	$911,541
United States	—	18,488,925	30,113,648
Europe	18,342	2,584	—

	$1,002,174	$19,210,406	$31,025,189

(c) Information about major customers:
No one customer represented greater than 10% of total revenues for 2002, 2003 or 2004.
16.      Related party transactions:
Included in “selling, general and administrative” expenses on the consolidated statements of earnings are consulting services and incentive payments to shareholders in the amount of $384,331 (2003—$228,148; 2002—$20,833), of which $166,026 is included in accounts payable and accrued liabilities at September 30, 2004. The transactions are recorded at the exchange amount, which is the consideration agreed to by the parties.
17.      Supplementary information:
(a) Amortization consists of the following:

	2002	2003	2004

Amortization of property and equipment	$303,728	$708,989	$1,162,764
Amortization of customer contracts and customer relationships	—	349,320	825,536
Amortization of acquired technology	—	—	31,699
Amortization of acquired software	—	4,876	58,512
Amortization of license	—	—	14,576

	$303,728	$1,063,185	$2,093,087

(b) Financial and other consists of the following:

	2002	2003	2004

Gain on sale of marketable securities	$—	$(457,526)	$(140,747)
Interest revenue	(30,388)	(68,600)	(98,733)
Interest expense	46,944	76,787	33,746
Bank charges	32,141	28,211	92,884
Other	32,631	6,204	51,655

	$81,328	$(414,924)	$(61,195)

(c) Change in operating assets and liabilities:

	2002	2003	2004

Accounts receivable	$1,052,721	$772,969	$(3,296,185)
Research tax credits receivable	733,356	99,000	—
Inventories	—	(13,211)	(193,348)
Prepaid expenses, deposits and supplies	51,739	320,530	(454,243)
Long-term prepaid expenses	—	(308,376)	187,836
Accounts payable and accrued liabilities	(803,831)	(1,730,166)	2,523,446
Income taxes payable	—	—	1,480,428
Deferred revenue	(427,278)	(1,410,105)	2,838,292
Long-term deferred revenue	(82,239)	284,532	(261,489)
Long-term accrued liabilities	(473,721)	(491,850)	(166,488)

	$50,747	$(2,476,677)	$2,658,249

(d) The amount of allowance for doubtful accounts included in accounts receivable is as follows:

2002	$638,404
2003	1,170,971
2004	901,166

18.      Financial instruments:
(a) Foreign currency risk management:
A substantial portion of the Company’s revenues is denominated in currencies other than Canadian dollars. This results in financial risk due to fluctuations in the value of the Canadian dollar relative to those foreign currencies. For the most part, this exposure is reduced to the extent that the Company incurs payroll and other operating expenses in the local currencies of the countries in which the Company has operations. The Company does not use derivative financial instruments to reduce its foreign exchange exposure. Fluctuations in payments made for the Company’s products and services could cause unanticipated fluctuations in the Company’s operating results.
(b) Credit risk:
Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, marketable securities and accounts receivable.
Cash and marketable securities are maintained with high-credit quality financial institutions.
Concentration of credit risk with respect to accounts receivable is limited due to the Company’s credit evaluation process, the large number of customers comprising the Company’s customer base and their dispersion among many different industries and geographical locations.
In the normal course of business, the Company evaluates the financial condition of its customers on a continuing basis and reviews the credit worthiness of all new customers.

Allowances are maintained for potential credit losses consistent with the credit risk, historical trends, general economic conditions and other information.
(c) Fair value disclosures:
Fair value estimates are made as of a specific point in time using available information about the financial instrument. These estimates are subjective in nature and often cannot be determined with precision.
The carrying values of the Company’s short-term financial assets and liabilities, including marketable securities, approximate their fair values due to the relatively short periods to maturity of these instruments. The carrying values of the obligations under capital lease approximate fair value.
(d) Interest rate risk:
The Company is not exposed to significant interest rate risk because its financial instruments bear interest at a fixed rate.

Cash and cash equivalents	Fixed interest rate
Obligations under capital leases	Fixed interest rate

19.      Comparative figures:
Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current year.
20.      Subsequent event:
Under the terms of an agreement signed January 24, 2005, a subsidiary of Activant Solutions Inc. (Activant), a Texas-based ERP solutions provider, will, subject to certain conditions, make a tender offer to purchase all of the issued and outstanding common shares of the Company, including all common shares issuable upon exercise of currently outstanding options and warrants, for CA$3.91 per share in cash. The offer, which is subject to customary closing conditions, including the tendering of at least 66 2/3% of the common shares outstanding on a fully diluted basis, is expected to close by March 31, 2005.
21.      US GAAP reconciliation:
Under the terms of the agreement with Activant, the Company is required to deliver financial statements to Activant reconciling the Company’s financial statements to accounting principles generally accepted in the United States. The reconciliation is as follows:
The consolidated financial statements of the Company are expressed in Canadian dollars and are prepared in accordance with Canadian generally accepted accounting principles (GAAP),

which conform, in all material respects, with those generally accepted in the United States except as described below:
Consolidated statements of earnings:

	2002	2003	2004

Net earnings in accordance with Canadian GAAP	$3,374,574	$6,393,943	$5,075,503
Adjustments for:
Stock-based compensation (a)	(91,103)	(208,151)	(215,394)

Net earnings in accordance with US GAAP	$3,283,471	$6,185,792	$4,860,109

Earnings per share—US GAAP
Basic	$0.26	$0.26	$0.16
Diluted	$0.25	$0.25	$0.15

Consolidated statements of comprehensive income:

	2002	2003	2004

Net earnings in accordance with US GAAP	$3,283,471	$6,185,792	$4,860,109
Adjustments for:
Cumulative translation adjustments (b)	—	—	(701,113)
Unrealized loss on available for sale securities, net of taxes of $2,097 (c)	—	(10,614)	10,614

Comprehensive income in accordance with US GAAP	$3,283,471	$6,175,178	$4,169,610

Consolidated statements of shareholders’ equity:

	2002	2003	2004

Shareholders’ equity in accordance with Canadian GAAP	$6,596,673	$29,534,176	$34,998,601
Adjustments for:
Stock-based compensation (a)	—	—	—
Accumulated other comprehensive income (c)	—	(10,614)	—

Shareholder’s equity in accordance with US GAAP	$6,596,673	$29,523,562	$34,998,601

(a) Stock-based compensation:
The Company uses the settlement method to account for stock-based compensation as permitted by Canadian GAAP. Under this method, no compensation expense is recorded when stock options are granted to employees. Under US GAAP, as prescribed by APB Opinion No. 25, the intrinsic value based method may be used. Under this method, no compensation expense is recorded as long as the exercise price was not less than market price on the date of grant. However, the Company repriced certain outstanding stock options during fiscal 2001. Under US GAAP, these options would have to be accounted for as variable from the date of the change to the date they are exercised, cancelled or expire.

The change in net earnings for the compensation expense each year results in a credit to additional paid-in capital. Consequently, these adjustments offset one another in the reconciliation of shareholders’ equity.
(b) Foreign currency translation adjustments:
Comprehensive income consists of net earnings and all other changes in shareholders’ equity that do not result from transactions with shareholders. This amount consists of foreign currency translation adjustments which result from the process of translating the financial statements of foreign subsidiaries.
(c) Unrealized loss on available for sale securities:
Under Canadian GAAP, marketable securities are accounted for at the lower of cost and market. Under US GAAP, these securities are classified as “available for sale” and are carried at market value with unrealized gains or losses reflected as a separate component of shareholders’ equity and included in comprehensive income.

Speedware Corporation Inc.
and subsidiaries
Consolidated balance sheets

	September 30	March 31
(US dollars in thousands) (In accordance with Canadian GAAP)	2004	2005

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,629	$16,228
Accounts receivable	9,264	6,526
Research tax credits receivable	159	224
Inventories	388	530
Prepaid expenses and deposits	1,695	1,875

	19,135	25,383
Long-term prepaid expenses	80	63
Non-refundable research tax credits	1,585	1,302
Future tax assets	750	531
Property and equipment	1,646	1,517
Intangible assets	6,863	6,216
Goodwill (note 2)	16,084	19,084

	$46,143	$54,096

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$8,931	$5,089
Balance of sale on acquisitions (note 2)	1,266	3,993
Income taxes payable	1,181	855
Deferred revenue	6,621	5,698
Current portion of obligations under capital leases	129	107

	18,128	15,742
Long-term deferred revenue	103	64
Obligations under capital leases	171	131

Shareholders’ equity:
Share capital (note 4(b))	29,835	38,864
Additional paid in capital (note 4(e))	—	—
Deficit	(5,212)	(3,823)
Cumulative translation adjustment (note 1(a))	3,118	3,118

	27,741	38,159

	$46,143	$54,096

See accompanying notes to the unaudited consolidated financial statements.

Speedware Corporation Inc.
and subsidiaries
Consolidated statements of earnings

	For the six
	month periods
	ended March 31
(US dollars in thousands, except per share amounts)
(In accordance with Canadian GAAP)	2004	2005

	(Unaudited)
Revenues:
Revenues from services	$10,424	$17,557
Revenues from software	2,860	6,725
Other	1,180	1,756

	14,464	26,038
Operating expenses (income):
Cost of revenue from services	2,902	5,852
Cost of revenue from software	665	1,588
Selling, general and administrative	5,428	8,167
Research and development	2,575	4,293
Research tax credits earned	(184)	(57)
Foreign exchange	28	(68)
Acquisition-related costs (note 7(a))	—	2,114
Amortization of property and equipment	416	361
Amortization of intangible assets	287	733
Financial charges (income)	(112)	25

	12,005	23,008

Earnings before income taxes	2,459	3,030
Income taxes:
Current	571	1,202
Future	148	228

	719	1,430

Net earnings	$1,740	$1,600
Earnings per share (note 5):
Basic	$0.06	$0.05
Diluted	$0.05	$0.05

See accompanying notes to the unaudited consolidated financial statements.

Speedware Corporation Inc.
and subsidiaries
Consolidated statements of deficit

	For the six month
	periods ended
	March 31

(US dollars in thousands) (In accordance with Canadian GAAP)	2004	2005

	(Unaudited)
Deficit, beginning of period:
As previously reported	$(9,047)	$(5,212)
Adjustment to reflect change in accounting policy for stock-based compensation (note 1(b))	—	(211)

Deficit, beginning of period	(9,047)	(5,423)
Net earnings	1,740	1,600

Deficit, end of period	$(7,307)	$(3,823)

See accompanying notes to the unaudited consolidated financial statements.

Speedware Corporation Inc.
and subsidiaries
Consolidated statements of cash flows

	For the six month
	periods ended
	March 31
(US dollars in thousands)
(In accordance with Canadian GAAP)	2004	2005

	(Unaudited)
Cash flows from operating activities:
Net earnings	$1,740	$1,600
Adjustments for items not involving cash:
Amortization of property and equipment	416	361
Amortization of intangible assets	287	733
Future income taxes	148	228
Non-refundable research tax credits	–	347
Stock-based compensation	–	740
Gain on sale of marketable securities	(107)	—
Change in operating assets and liabilities (note 7(b))	(257)	(2,955)

	2,227	1,054
Cash flows from financing activities:
Proceeds from issuance of common shares	240	8,078
Repayment of obligations under capital leases	(51)	(65)

	189	8,013
Cash flows from investing activities:
Payment of balance of sale on acquisition	–	(273)
Purchase of property and equipment	(169)	(233)
Proceeds from sale of marketable securities	476	—

	307	(506)
Effect of foreign exchange rate changes	315	38

Increase in cash and cash equivalents	3,038	8,599
Cash and cash equivalents, beginning of period	8,860	7,629

Cash and cash equivalents, end of period	$11,898	$16,228

Supplemental cash flow information:
Interest paid	$9	$15
Income taxes paid	–	$1,315

See accompanying notes to the unaudited consolidated financial statements.

Speedware Corporation Inc.
Notes to consolidated financial statements
March 31, 2005 (in US dollars)
(Unaudited)
Speedware Corporation Inc. (the “Company”) is incorporated under the Canada Business Corporations Act. The Company is a software company providing solutions and tools through its four operating divisions. ECS and PSI, known collectively as the Enterprise Application Solutions (EAS) segment, provide complete ERP solutions to the building materials and distributions markets respectively. The Company’s Development and Analytics Tools (DAT) segment consists of the Productivity Tools division (previously referred to as Speedware Ltd.) providing customers with application development and business intelligence tools and services, and OpenERP Solutions developing next generation open source ERP solutions for small to medium-size manufacturers.
These financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. The unaudited balance sheet as at March 31, 2005 and the unaudited statements of operations, deficit and cash flows for the six month periods ended March 31, 2004 and 2005 reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented. The results of operations for any interim period are not necessarily indicative of the results for the full year. The interim financial statements follow the same accounting policies and methods of application as described in note 1 to the annual financial statements for the year ended September 30, 2004, except as described in note 1 below. The interim financial statements do not include all disclosures required for annual financial statement purposes and should be read in conjunction with the most recent audited annual financial statements as at and for the year ended September 30, 2004.
On March 30, 2005, Activant Solutions Inc. (“Activant”), through its wholly owned subsidiary, Activant Solutions Acquisitions Ltd. (“Acquisitionco”), acquired pursuant to a takeover bid, 96.45% of the Company’s issued and outstanding shares. In April 2005, Activant, through Acquisitionco, exercised its statutory rights under the Canada Business Corporations Act to compulsorily acquire all of the remaining common shares that were not deposited under the takeover bid. Following the compulsory acquisition, Activant will apply to de-list the Company’s common shares from the Toronto Stock Exchange. In addition, in April 2005, the Company was amalgamated with Acquisitionco.
On April 20, 2005, PSI and ECS entered into two agreements whereby they agreed to assume the covenants, agreements and undertakings of a guarantor under debt agreements entered into by Activant, which provides for the issuance for an aggregate $277 million aggregate principal amount of senior notes, of which $120 million bear interest at floating rates and are due 2010 and $157 million bear interest at 10 1/2% and are due 2011. In addition, PSI and ECS entered into an assumption agreement to another debt agreement entered into by Activant whereby they assigned and transferred to an administrative agent a security interest in all collateral owned by them and assumed all obligations and liabilities of a guarantor under the debt agreement.

1.      Changes in accounting policies
(a) Change in functional and reporting currency
As a result of a significant portion of its revenues, expenses, assets and liabilities being denominated in US dollars, as well as the majority of its operations being in the US, the Company adopted the US dollar as its functional and reporting currency effective October 1, 2004, the beginning of fiscal 2005. All assets and liabilities as at September 30, 2004, have been translated into US dollars using the exchange rate in effect on September 30, 2004. For comparative purposes, historical financial statements have been restated into US dollars as if the Company had adopted the US dollar as its reporting currency for those periods.
The change in functional currency for the prior periods resulted in a currency translation adjustment of $3.1 million as at September 30, 2004, which is reflected in the cumulative translation adjustment account, a separate component of shareholders’ equity.
(b) Stock-based compensation
In November 2003, the Canadian Institute of Chartered Accountants (CICA) revised Handbook Section 3870, Stock-based Compensation and other Stock-based Payments, with respect to the accounting for stock-based compensation and other stock-based payments. The revised recommendations require that beginning October 1, 2004, the fair value-based method be used to account for all transactions whereby goods and services are received in exchange for stock-based compensation and other stock-based payments. The revised standard no longer permits the use of the settlement method for stock-based employee compensation awards. Under the settlement method, any consideration paid by employees on the exercise of stock options is credited to share capital and no compensation expense is recognized. Under the fair value-based method, compensation cost is measured at fair value at the date of grant and is expensed over the award’s vesting periods.
In accordance with one of the transitional options permitted under this standard, the Company has retroactively applied the fair value based method to all employee stock options granted on or after October 1, 2002, without restatement of prior periods. The cumulative effect of this change in accounting policy of $211,298 has been recorded as an increase to the opening deficit and additional paid-in capital at October 1, 2004.
2.      Amendment to the PSI share purchase agreement
Concurrent with the Activant takeover bid, the Company amended the share purchase agreement to acquire Prelude Systems Inc. (“PSI”) concluded July 19, 2004, which provided for the payment of an additional cash consideration of up to $4 million one year after closing of the transaction if PSI achieved certain revenue and profitability targets. On March 30, 2005, the agreement was amended such that the Company has assured the payment of $3 million to the PSI selling shareholders regardless of financial performance. This amount is now payable in equal installments (i) immediately following completion of the takeover bid, (ii) June 30, 2005, and (iii) September 30, 2005. The remaining $1 million of contingent consideration remains subject to financial performance and becomes payable after December 31, 2005. The final two payments of the contingent consideration will be held in escrow pending determination of certain indemnification claims under the PSI share purchase agreement.
The Company recorded the additional contingent consideration of $3 million that is now guaranteed as an increase to goodwill and the balance of sale on acquisitions at March 31, 2005 since the amount is no longer contingent on financial performance and is determinable beyond a reasonable doubt.

Changes in goodwill and balance of sale on acquisitions during the period ended March 31, 2005 were as follows:

		Balance of sale
(Dollars in thousands)	Goodwill	on acquisition

Balance, September 30, 2004	$16,084	$1,266
Payment of balance of sale on acquisition of eXegeSys Systems Inc.	—	(273)
Additional consideration payable on PSI acquisition	3,000	3,000

Balance, March 31, 2005	$19,084	$3,993

At March 31, 2005, all of the balance of sale on acquisitions relates to the PSI acquisition. In April 2005, the Company paid $1,993,000 of the balance of sale related to the PSI acquisition.
3.      Credit facilities
The Company has a demand operating facility for up to CA$1.5 million based on qualifying accounts receivable and bears interest at a rate of Canadian prime plus 1.5%. The facility is secured by a general security agreement granting the lender a first charge on the major assets and undertakings of the Company, not including ECS. The Company had no amounts outstanding under this credit facility as at March 31, 2005 and as at September 30, 2004.
ECS has a demand operating facility for up to $3 million based on qualifying accounts receivable and bears interest at a rate that is the greater of 5.50% or US prime plus 1.50%. The facility is secured by a general security agreement granting the lender a first charge on the assets of ECS and is fully guaranteed by the Company. ECS had no amounts outstanding under this credit facility as at March 31, 2005 and as at September 30, 2004.
PSI has a demand operating facility for up to $2 million based on qualifying accounts receivable and bears interest at a rate of US prime plus 2.25%. The facility is secured by a general security agreement granting the lender a first charge on the assets of PSI. PSI had no amounts outstanding under this credit facility as at March 31, 2005 and as at September 30, 2004.
4.      Share capital
(a) Authorized
An unlimited number of voting common shares.
An unlimited number of non-voting preferred shares issuable in series.
(b) Issued and outstanding

	As at September 30	As at March 31
(Dollars in thousands)	2004	2005

30,615,383 common shares at September 30, 2004; 36,639,551 common shares as at March 31, 2005	$29,835	$38,864

Changes in the issued and outstanding common shares for the period ended March 31, 2005, were as follows:

	Common shares

(Dollars in thousands)	Number	Dollars

Balance, September 30, 2004	30,615,383	$29,835
Exercise of stock options:
For cash	1,857,501	2,988
Ascribed value from additional paid in capital	—	951
Exercise of warrants for cash	4,166,667	5,090

Balance, March 31, 2005	36,639,551	$38,864

(c) Employee stock option plan
The Company has a stock option plan under which options may be granted to certain directors, officers, employees and service providers to purchase up to 3,673,675 common shares of the Company at a price fixed by the administrator of the plan, but which is not less than the current market price of the Company’s shares at the time the option is granted. In general, options vest over a three-year period from the date of grant and expire five years after the date of grant. The maximum number of shares available for issuance to any one individual is to be no more than 5% of the issued and outstanding shares of the Company. Option agreements under the plan, which must be approved by the Board of Directors, include non-competition and confidentiality provisions in favor of the Company.
Changes in outstanding options for the period are as follows:

		Weighted average
	Number	exercise price

Options outstanding, October 1, 2004	1,856,168	$1.61
Adjustment	1,333	—
Exercised	(1,857,501)	1.61

Options outstanding, March 31, 2005	—	$—

Options exercisable, March 31, 2005	—	$—

(d) Warrants
During the period ended March 31, 2005, 4,166,667 warrants were exercised for aggregate proceeds of $5,090,000. At March 31, 2005, no warrants remained outstanding.

(e) Additional paid in capital
Changes in additional paid in capital during the period ended March 31, 2005 were as follows:

For the six month period
ended March 31, 2005
(Dollars in thousands)

Balance, September 30, 2004	$—
Adjustment to reflect change in accounting policy on October 1, 2004, for stock-based compensation	211
Stock-based compensation expense	740
Ascribed value reclassified to share capital upon exercise of stock options	(951)

Balance, March 31, 2005	$—

5.      Earnings per share
(a) Basic and diluted earnings per share
The reconciliation between basic and diluted earnings per share is as follows:

	For the six month periods
	ended March 31

	2004	2005

Basic:
Basic weighted average number of common shares outstanding	30,087,829	30,670,657

Basic earnings per share	$0.06	$0.05

Diluted:
Basic weighted average number of common shares outstanding	30,087,829	30,670,657
Impact of stock options and warrants	2,517,444	2,967,144

Diluted weighted average number of common shares	32,605,273	33,637,801

Diluted earnings per share	$0.05	$0.05

(b) Stock-based compensation
During the six month period ended March 31, 2005, the Company recorded total stock-based compensation expense of $740,175 related to stock options granted after October 1, 2002, in accordance with the change in accounting policy described in note 1. Stock-based compensation in the period represents the amortization of compensation expense related to options granted after October 1, 2002, over their vesting periods. As a result of the Activant takeover bid, all of these options became immediately vested and all the related compensation expense was recognized in the period ended March 31, 2005.

Had the fair value method been used to account for stock-based compensation expense for the six month period ended March 31, 2004, pro forma net earnings and pro forma earnings per share would have been:

For the six month
period ended
March 31
(Dollars in thousands)	2004

Reported net earnings	$1,740
Pro forma adjustments to compensation expense	(70)

Pro forma net earnings	$1,670

Pro forma earnings per share
Basic	$0.06
Diluted	$0.05

The following table summarizes the weighted average grant-date fair value per share of options granted during the six month periods ended March 31, 2004 and 2005, for which the exercise price per option is equal to or less than the market price per share:

	For the six month
	periods ended
	March 31,

	2004	2005

Number of options	293,500	—
Weighted average grant-date fair value per share	$0.52	$—

The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	For the six month
	periods ended
	March 31

	2004	2005

Risk free interest rate	3.52%	—
Expected volatility	34.74%	—
Expected life in years	4.00	—
Expected dividend yield	nil	—

Dividend yield was excluded from the calculation since it is the present policy of the Company to retain all earnings to finance operations.
6.      Segmented and related information
(a) Business segments
The Company has three reportable segments: Enterprise Application Solutions (EAS), Speedware Development and Analytics Tools (DAT) and Corporate. The EAS segment offers complete enterprise resource planning solutions targeted to the building materials market through ECS and to the distribution market through PSI. The DAT segment offers business intelligence and application development technology tools and services and HP e3000 migration solutions through its Productivity Tools division (previously referred to as Speedware Ltd.), as well as developing next generation open source ERP solutions for small to medium sized manufacturers through the OpenERP Solutions division. The Corporate segment is responsible for the Company’s financial and corporate direction, and also includes general expenses which cannot be directly attributed to a specific segment.
Financial information relating to each business segment is as follows:

	For the six month period ended
	March 31, 2004

(Dollars in thousands)	EAS	DAT	Corporate	Total

Revenues	$10,797	$3,667	$—	$14,464
Interest revenue	—	16	—	16
Interest expense	2	7	—	9
Other income	—	—	107	107
Amortization of property and equipment	311	105	—	416
Amortization of intangible assets	265	22	—	287
Net earnings (loss)	1,483	790	(533)	1,740
Capital expenditures	64	105	—	169
Total assets (as at Sept 30, 2004)	34,116	11,999	28	46,143

	For the six month period ended
	March 31, 2005

(Dollars in thousands)	EAS	DAT	Corporate	Total

Revenues	$20,268	$5,770	$—	$26,038
Interest revenue	16	17	—	33
Interest expense	13	2	—	15
Amortization of property and equipment	273	88	—	361
Amortization of intangible assets	450	283	—	733
Net earnings (loss)	3,352	1,254	(3,006)	1,600
Capital expenditures	187	46	—	233
Total assets	37,078	8,819	8,199	54,096

(b) Geographic information

	For the six
	month periods
	ended March 31

(Dollars in thousands)	2004	2005

Revenues:
Canada	$600	$831
United States	12,981	24,451
Europe	751	616
Other	132	140

	$14,464	$26,038

	As of September 30	As of March 31
	2004	2005

Property, equipment, goodwill and intangible assets:
Canada	$724	$633
United States	23,869	26,184

	$24,593	$26,817

7.      Supplementary information
(a) Acquisition related costs:
In connection with the Activant takeover bid, the Company incurred acquisition-related costs of $2,114,000, consisting primarily of severance to former executives and professional fees, that were expensed in the period ended March 31, 2005.
(b) Change in operating assets and liabilities:

	For the six
	month periods
	ended March 31

(Dollars in thousands)	2004	2005

Accounts receivable	$(187)	$2,885
Research tax credits receivable	(76)	(57)
Inventories	23	(142)
Prepaid expenses	(266)	(170)
Long-term prepaid expenses	149	17
Accounts payable and accrued liabilities	(631)	(3,993)
Income taxes payable	463	(326)
Deferred revenue	539	(1,130)
Long-term deferred revenue	(176)	(39)
Long-term accrued liabilities	(95)	—

	$(257)	$(2,955)

8.      Reconciliation to US GAAP
The consolidated financial statements of the Company are expressed in US dollars and are prepared in accordance with Canadian generally accepted accounting principles (GAAP), which conform, in all material respects, with those generally accepted in the United States except as described below:
Consolidated statements of earnings:

	For the six
	month periods
	ended March 31

(Dollars in thousands)	2004	2005

Net earnings in accordance with Canadian GAAP	$1,740	$1,600
Adjustments for:
Stock-based compensation, intrinsic value method (a)	(163)	—
Stock-based compensation, fair value method (b)	—	740

Net earnings in accordance with US GAAP	$1,577	$2,340

Earnings per share— US GAAP
Basic	$0.05	$0.08
Diluted	$0.05	$0.07

Consolidated statements of comprehensive income:

	For the six
	month periods
	ended March 31

(Dollars in thousands)	2004	2005

Net earnings in accordance with US GAAP	$1,577	$2,340
Adjustments for:
Cumulative translation adjustments (c)	—	—
Unrealized gain on available for sale securities (d)	9	—

Comprehensive income in accordance with US GAAP	$1,586	$2,340

Consolidated statements of shareholders’ equity:

	As of	As of
(Dollars in thousands)	September 30 2004	March 31 2005

Shareholders’ equity in accordance with Canadian GAAP	$27,741	$38,159
Adjustments for:
Stock-based compensation, intrinsic value method (a)	—	—
Stock-based compensation, fair value method (b)	—	—

Shareholders’ equity in accordance with US GAAP	$27,741	$38,159

(a) Stock-based compensation, intrinsic value method:
Prior to October 1, 2004, the Company used the settlement method to account for stock-based compensation as permitted by Canadian GAAP. Under this method, no compensation expense is recorded when stock options are granted to employees. Under US GAAP, as prescribed by APB Opinion No. 25, the intrinsic value based method may be used. Under this method, no compensation expense is recorded as long as the exercise price was not less than market price on the date of grant. However, the Company repriced certain outstanding stock options during fiscal 2001. Under US GAAP, these options would have to be accounted for as variable from the date of the change to the date they are exercised, cancelled or expire.
The change in net earnings for the compensation expense each year results in a credit to additional paid-in capital. Consequently, these adjustments offset one another in the reconciliation of shareholders’ equity.
(b) Stock-based compensation, fair value method:
Effective October 1, 2004, under Canadian GAAP, the Company uses the fair value-based method to account for all transactions whereby goods and services are received in exchange for stock-based compensation and other stock-based payments. Under this method, compensation cost is measured at fair value at the date of grant and is expensed over the award’s vesting periods. Under US GAAP, as prescribed by APB Opinion No. 25, the intrinsic value based method may be used. Under this method, no compensation expense is recorded as long as the exercise price was not less than market price on the date of grant.
The adjustment to opening deficit to recognize the cumulative effect of this change in accounting policies resulted in a credit to additional paid-in capital. These adjustments offset one another in the reconciliation of shareholders’ equity. Similarly, the change in net earnings for the compensation expense each year results in a credit to additional paid-in capital and these adjustments also offset one another in the reconciliation of shareholders’ equity.
(c) Foreign currency translation adjustments:
Comprehensive income consists of net earnings and all other changes in shareholders’ equity that do not result from transactions with shareholders. Although the balance sheet includes a cumulative translation account, this results from the restatement of prior periods’ financial statements as a result of the change in reporting currency described in note 1(a). As this amount does not result from the process of translating the financial statements of foreign subsidiaries, it is not included as a reconciling item.
(d) Available for sale securities:
Under Canadian GAAP, marketable securities are accounted for at the lower of cost and market. Under US GAAP, these securities are classified as “available for sale” and are carried at market value with unrealized gains or losses reflected as a separate component of shareholders’ equity and included in comprehensive income.
9.      Comparative figures
Certain of the comparative figures from the prior year have been reclassified to conform to the presentation adopted in the current year.

                                     shares
Common stock
Prospectus
Joint book-running managers

JPMorgan	Deutsche Bank Securities
                      , 2005
Until                     , 2005 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

Part II
Information not required in prospectus
Item 13.      Other expenses of issuance and distribution.
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Activant Solutions Holdings Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

SEC registration fee	$
NASD filing fee	$
Exchange listing fee*	$
Transfer agent and registrar fees and expenses*	$
Printing and engraving fees and expenses*	$
Legal fees and expenses*	$
Accounting fees and expenses*	$
Miscellaneous*	$

Total	$

* To be completed by amendment
Item 14.      Indemnification of directors and officers.
Delaware
The DGCL authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The registrant’s certificate of incorporation, as amended, limits the liability of the registrant’s directors to the registrant or its stockholders to the fullest extent permitted by the Delaware statute as in effect from time to time. Specifically, the registrant’s directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.
The registrant’s certificate of incorporation, as amended, provides that it shall indemnify its officers and directors and former officers and directors to the fullest extent permitted by the DGCL. Pursuant to the provisions of Section 145 of the DGCL, the registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the registrant, by reason of the fact that he is or was a director, officer, employee or agent of the registrant, against any and all expenses, judgments, fines and amounts paid in actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest or not opposed to the best interest of the registrant, and with respect to any criminal action or proceeding, had no reasonably cause to believe his conduct was unlawful.
The power to indemnify applies to actions brought by or in the right of the registrant as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.
The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlled precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
All of our directors and officers will be covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such. In addition, prior to the consummation of this offering, to the extent not already entered into, we will enter into indemnification agreements with each of our directors and named executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the DGCL.
Registration Rights Agreement
Under the new Registration Rights Agreement to be entered into as of the closing date of the offering, the registrant will indemnify any stockholder party thereto that demands or participates, and any underwriter that participates, in a registration pursuant to the terms of the Registration Rights Agreement, as well as each of their respective officers, directors and control person, from and against any losses, claims, damages or liabilities, joint or several, to which such indemnified persons may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement of material fact contained therein, or arise out of or are based on the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.
Item 15.      Recent sales of unregistered securities.
On November 12, 2004, the registrant issued an aggregate of 5,499 shares of its common stock upon the exercise of options by an employee who exercised options at exercise prices of $1.00 and $2.50 per share. Such issuances were exempt from the registration requirements of the Securities Act under Section 4(2) or under Rule 701 thereunder.
Item 16.      Exhibits and financial statement schedules.
(a) Exhibits. The following exhibits are filed as part of this Registration Statement, or incorporated herein by reference:

Exhibit
Number		Description

1.1	—	Form of Underwriting Agreement**
3.1	—	Form of Second Amended and Restated Certificate of Incorporation of Activant Solutions Holdings Inc.**
3.2	—	Form of Amended and Restated Bylaws of Activant Solutions Holdings Inc.**
4.1	—	Indenture dated as of June 27, 2003, by and between Activant Solutions Inc. and Wells Fargo Bank Minnesota, N.A., as trustee governing the Senior Notes(10)
4.2	—	First Supplemental Indenture dated as of April 20, 2005, among Activant Solutions Inc., Prelude Systems, Inc., Enterprise Computer Systems, Inc. and Wells Fargo Bank, National Association, as trustee governing the Senior Notes(21)
4.3	—	Indenture dated as of March 30, 2005, by and among Activant Solutions and Wells Fargo Bank, N.A., as trustee governing the Floating Rate Notes(16)
4.4	—	First Supplemental Indenture dated as of April 20, 2005, among Activant Solutions Inc., Prelude Systems, Inc., Enterprise Computer Systems, Inc. and Wells Fargo Bank, National Association, as trustee governing the Floating Rate Notes(21)
4.5	—	Purchase Agreement dated as of March 10, 2005, by and between Activant Solutions Inc. and J.P. Morgan Securities Inc. relating to the sale of the Floating Rate Notes(16)
4.6	—	Exchange and Registration Rights Agreement dated as of March 30, 2005, by and between Activant Solutions Inc. and J.P. Morgan Securities Inc. relating to the sale of the Floating Rate Notes(16)
4.7	—	Form of stock certificate for common stock**
4.8	—	Form of Registration Rights Agreement to be entered into among Activant Solutions Holdings Inc. and certain security holders**
5.1	—	Opinion of Weil, Gotshal & Manges LLP as to the securities registered hereby**
10.1	—	Stockholders Agreement, dated as of May 26, 1999, among Activant Solutions Inc., Activant Solutions Holdings Inc. and the stockholders signatory thereto(4)
10.2	—	Monitoring and Oversight Agreement, dated as of February 27, 1997, among Activant Solutions Holdings Inc., Activant Solutions Inc., and Hicks, Muse & Co. Partners, L.P.(1)
10.3	—	Financial Advisory Agreement, dated as of February 27, 1997, among Activant Solutions Holdings Inc., Activant Solutions Inc., and Hicks, Muse & Co. Partners, L.P.(1)
10.4	—	Executive Employment Agreement, dated July 1, 2002, among Activant Solutions Inc., Activant Solutions Holdings Inc. and Michael A. Aviles(13)
10.5	—	Stock Option Agreement, dated June 14, 1999, between Activant Solutions Holdings Inc. and Michael A. Aviles(4)
10.6	—	Stock Option Agreement, dated February 16, 2000, between Activant Solutions Holdings Inc. and Michael A. Aviles(7)
10.7	—	Executive Employment Agreement dated August 22, 2001, between Activant Solutions Inc. and Greg Petersen(8)
10.8	—	Amendment to Executive Employment Agreement dated February 1, 2005, between Activant Solutions Inc. and Greg Petersen(17)

Exhibit
Number		Description

10.9	—	Executive Employment Agreement, dated October 27, 1999, between Activant Solutions Inc. and Pervez Qureshi(13)
10.10	—	Amendment to Executive Employment Agreement dated February 1, 2005, between Activant Solutions Inc. and Pervez Qureshi(17)
10.11	—	Executive Employment Agreement dated February 1, 2005, between Activant Solutions Inc. and Mary Beth Loesch(17)
10.12	—	Executive Employment Agreement dated December 15, 2004, among Activant Solutions Inc., Activant Solutions Holdings Inc. and A. Laurence Jones(18)
10.13	—	Stock Option Agreement dated December 15, 2004, between Activant Solutions Holdings Inc. and A. Laurence Jones(18)
10.14	—	Activant Solutions Holdings Inc. 1998 Stock Option Plan, as amended(3)
10.15	—	First Amendment to Activant Solutions Holdings Inc. 1998 Stock Option Plan(14)
10.16	—	Form of Non-Qualified Stock Option Agreement for Eligible Employees to 1998 Stock Option Plan(2)
10.17	—	2001 Broad-Based Stock Option Plan(6)
10.18	—	First Amendment to 2001 Broad-Based Stock Option Plan(14)
10.19	—	Second Amended and Restated 2000 Stock Option Plan for Key Employees(18)
10.20	—	Third Amended and Restated Credit Agreement, dated June 27, 2003, by and among Activant Solutions Inc., the lenders party thereto and JP Morgan Chase Bank, as administrative agent(10)
10.21	—	First Amendment to Third Amended and Restated Credit Agreement, dated as of March 30, 2005, by and among Activant Solutions Inc., the lenders party thereto and JP Morgan Chase Bank, as administrative agent(22)
10.22	—	Indemnification Agreement dated February 17, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Michael Aviles(13)
10.23	—	Indemnification Agreement dated February 19, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and A. Laurence Jones(13)
10.24	—	Indemnification Agreement dated February 14, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Greg Petersen(13)
10.25	—	Indemnification Agreement dated March 3, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and James R. Porter(13)
10.26	—	Indemnification Agreement dated February 14, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Richard R. Rew II(13)
10.27	—	Indemnification Agreement dated February 14, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Christopher Speltz(13)
10.28	—	Indemnification Agreement dated June 1, 2004, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Pervez Qureshi(19)
10.29	—	Indemnification Agreement dated February 1, 2005, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Mary Beth Loesch(17)
10.30	—	Activant Executive Severance Plan(17)
10.31	—	Amended and Restated Activant Severance Plan for Select Employees(17)
10.32	—	Form of Incentive Stock Option Agreement (with 280G provision) to 2000 Stock Option Plan(17)
10.33	—	Form of Incentive Stock Option Agreement (without 280G provision) to 2000 Stock Option Plan(17)
10.34	—	Form of Non-Qualified Stock Option Agreement to 2000 Stock Option Plan(17)

Exhibit
Number		Description

10.35	—	Support Agreement dated January 24, 2005, among Activant Solutions Inc., Activant Solutions Acquisitionco Ltd. and Speedware Corporation Inc.(20)
10.36	—	Lock-Up Agreement dated January 24, 2005, among Activant Solutions Inc., Activant Solutions Acquisitionco Ltd. and certain shareholders of Speedware Corporation Inc.(20)
10.37	—	Form of Credit Agreement to be entered into among Activant Solutions Holdings Inc. and certain financial institutions as the Lenders**
10.38	—	Form of 2005 equity incentive plan to be adopted by Activant Solutions Holdings Inc.**
14.1	—	Activant Solutions Inc. Code of Ethics for Senior Financial Management(13)
21.1	—	Subsidiaries*
23.1	—	Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)**
23.2	—	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*
23.3	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm*
24.1	—	Power of Attorney for Activant Solutions Holdings Inc. (included on its signature page to this Registration Statement)*

* Filed herewith.
** To be filed by amendment.
(1) Incorporated by reference to the Registration Statement on Form S-1 of Activant Solutions Inc. (File No. 333-49389) filed on April 3, 1998.
(2) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 1998.
(3) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended June 30, 1999.
(4) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 1999.
(5) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2000.
(6) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2001.
(7) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended June 30, 2001.
(8) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 2001.
(9) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2003.
(10) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated July 2, 2003.
(11) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated October 14, 2003.
(12) Incorporated by reference to Amendment No. 1 to Registration Statement on Form S-4 of Activant Solutions Inc. (File No. 333-108852) filed on October 16, 2003.
(13) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 2003.
(14) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004.
(15) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended June 30, 2003.
(16) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated March 30, 2005.
(17) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated February 1, 2005.
(18) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 2004.
(19) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended June 30, 2004.
(20) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated January 24, 2005.

(21) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated April 22, 2005.
(22) Incorporated by reference to Activant Solutions Inc.’s Report on Form 10-Q for the six months ended March 31, 2005.
(b) Financial statement schedules.
Activant Solutions Holdings, Inc.
Schedule II— Valuation and qualifying accounts

		Additions
	Balance at	charged to
Description	beginning of	costs and		Balance at end of
(In thousands)	period	expenses	Deductions	period

Year ended September 30, 2002:
Allowance for doubtful accounts	$4,353	$8,643	$6,245	$6,751
Inventory valuation	471	2,382	1,740	1,113
Allowance for losses in investment in leases	1,413	3,052	3,011	1,454
Year ended September 30, 2003:
Allowance for doubtful accounts	$6,751	$8,057	$7,060	$7,748
Inventory valuation	1,113	386	551	948
Allowance for losses in investment in leases	1,454	385	939	900
Year ended September 30, 2004:
Allowance for doubtful accounts	$7,748	$3,019	$5,128	$5,639
Inventory valuation	948	399	627	720
Allowance for losses in investment in leases	900	—	561	339

Item 17.      Undertakings.
1.     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
2.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
3.     The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liabilities under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared to be effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

ACTIVANT SOLUTIONS HOLDINGS INC.

By:	/s/ Greg Petersen

Greg Petersen
Senior Vice President and
Chief Financial Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of A. Laurence Jones and Greg Petersen, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.
This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
Pursuant to the requirements of the Securities Act of 1933, as amended, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Laurence Jones A. Laurence Jones	President, Chief Executive Officer, and Director	June 2, 2005

/s/ Greg Petersen Greg Petersen	Senior Vice President and Chief Financial Officer	June 2, 2005

/s/ Christopher Speltz Christopher Speltz	Vice President of Finance, Treasurer and Assistant Secretary	June 2, 2005

S-1

Signature	Title	Date

/s/ Jack D. Furst Jack D. Furst	Director	June 2, 2005

/s/ Jason Downie Jason Downie	Director	June 2, 2005

/s/ James R. Porter James R. Porter	Director	June 2, 2005

/s/ Peter S. Brodsky Peter S. Brodsky	Director	June 2, 2005

S-2

Exhibit index

Exhibit
Number		Description

1.1	—	Form of Underwriting Agreement**
3.1	—	Form of Second Amended and Restated Certificate of Incorporation of Activant Solutions Holdings Inc.**
3.2	—	Form of Amended and Restated Bylaws of Activant Solutions Holdings Inc.**
4.1	—	Indenture dated as of June 27, 2003, by and between Activant Solutions Inc. and Wells Fargo Bank Minnesota, N.A., as trustee governing the Senior Notes(10)
4.2	—	First Supplemental Indenture dated as of April 20, 2005, among Activant Solutions Inc., Prelude Systems, Inc., Enterprise Computer Systems, Inc. and Wells Fargo Bank, National Association, as trustee governing the Senior Notes(21)
4.3	—	Indenture dated as of March 30, 2005, by and among Activant Solutions and Wells Fargo Bank, N.A., as trustee governing the Floating Rate Notes(16)
4.4	—	First Supplemental Indenture dated as of April 20, 2005, among Activant Solutions Inc., Prelude Systems, Inc., Enterprise Computer Systems, Inc. and Wells Fargo Bank, National Association, as trustee governing the Floating Rate Notes(21)
4.5	—	Purchase Agreement dated as of March 10, 2005, by and between Activant Solutions Inc. and J.P. Morgan Securities Inc. relating to the sale of the Floating Rate Notes(16)
4.6	—	Exchange and Registration Rights Agreement dated as of March 30, 2005, by and between Activant Solutions Inc. and J.P. Morgan Securities Inc. relating to the sale of the Floating Rate Notes(16)
4.7	—	Form of stock certificate for common stock**
4.8	—	Form of Registration Rights Agreement to be entered into among Activant Solutions Holdings Inc. and certain security holders**
5.1	—	Opinion of Weil, Gotshal & Manges LLP as to the securities registered hereby**
10.1	—	Stockholders Agreement, dated as of May 26, 1999, among Activant Solutions Inc., Activant Solutions Holdings Inc. and the stockholders signatory thereto(4)
10.2	—	Monitoring and Oversight Agreement, dated as of February 27, 1997, among Activant Solutions Holdings Inc., Activant Solutions Inc., and Hicks, Muse & Co. Partners, L.P.(1)
10.3	—	Financial Advisory Agreement, dated as of February 27, 1997, among Activant Solutions Holdings Inc., Activant Solutions Inc., and Hicks, Muse & Co. Partners, L.P.(1)
10.4	—	Executive Employment Agreement, dated July 1, 2002, among Activant Solutions Inc., Activant Solutions Holdings Inc. and Michael A. Aviles(13)
10.5	—	Stock Option Agreement, dated June 14, 1999, between Activant Solutions Holdings Inc. and Michael A. Aviles(4)
10.6	—	Stock Option Agreement, dated February 16, 2000, between Activant Solutions Holdings Inc. and Michael A. Aviles(7)
10.7	—	Executive Employment Agreement dated August 22, 2001, between Activant Solutions Inc. and Greg Petersen(8)
10.8	—	Amendment to Executive Employment Agreement dated February 1, 2005, between Activant Solutions Inc. and Greg Petersen(17)
10.9	—	Executive Employment Agreement, dated October 27, 1999, between Activant Solutions Inc. and Pervez Qureshi(13)
10.10	—	Amendment to Executive Employment Agreement dated February 1, 2005, between Activant Solutions Inc. and Pervez Qureshi(17)
10.11	—	Executive Employment Agreement dated February 1, 2005, between Activant Solutions Inc. and Mary Beth Loesch(17)

Exhibit
Number		Description

10.12	—	Executive Employment Agreement dated December 15, 2004, among Activant Solutions Inc., Activant Solutions Holdings Inc. and A. Laurence Jones(18)
10.13	—	Stock Option Agreement dated December 15, 2004, between Activant Solutions Holdings Inc. and A. Laurence Jones(18)
10.14	—	Activant Solutions Holdings Inc. 1998 Stock Option Plan, as amended(3)
10.15	—	First Amendment to Activant Solutions Holdings Inc. 1998 Stock Option Plan(14)
10.16	—	Form of Non-Qualified Stock Option Agreement for Eligible Employees to 1998 Stock Option Plan(2)
10.17	—	2001 Broad-Based Stock Option Plan(6)
10.18	—	First Amendment to 2001 Broad-Based Stock Option Plan(14)
10.19	—	Second Amended and Restated 2000 Stock Option Plan for Key Employees(18)
10.20	—	Third Amended and Restated Credit Agreement, dated June 27, 2003, by and among Activant Solutions Inc., the lenders party thereto and JP Morgan Chase Bank, as administrative agent(10)
10.21	—	First Amendment to Third Amended and Restated Credit Agreement, dated as of March 30, 2005, by and among Activant Solutions Inc., the lenders party thereto and JP Morgan Chase Bank, as administrative agent(22)
10.22	—	Indemnification Agreement dated February 17, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Michael Aviles(13)
10.23	—	Indemnification Agreement dated February 19, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and A. Laurence Jones(13)
10.24	—	Indemnification Agreement dated February 14, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Greg Petersen(13)
10.25	—	Indemnification Agreement dated March 3, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and James R. Porter(13)
10.26	—	Indemnification Agreement dated February 14, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Richard R. Rew II(13)
10.27	—	Indemnification Agreement dated February 14, 2003, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Christopher Speltz(13)
10.28	—	Indemnification Agreement dated June 1, 2004, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Pervez Qureshi(19)
10.29	—	Indemnification Agreement dated February 1, 2005, among Activant Solutions Holdings Inc., Activant Solutions Inc. and Mary Beth Loesch(17)
10.30	—	Activant Executive Severance Plan(17)
10.31	—	Amended and Restated Activant Severance Plan for Select Employees(17)
10.32	—	Form of Incentive Stock Option Agreement (with 280G provision) to 2000 Stock Option Plan(17)
10.33	—	Form of Incentive Stock Option Agreement (without 280G provision) to 2000 Stock Option Plan(17)
10.34	—	Form of Non-Qualified Stock Option Agreement to 2000 Stock Option Plan(17)
10.35	—	Support Agreement dated January 24, 2005, among Activant Solutions Inc., Activant Solutions Acquisitionco Ltd. and Speedware Corporation Inc.(20)
10.36	—	Lock-Up Agreement dated January 24, 2005, among Activant Solutions Inc., Activant Solutions Acquisitionco Ltd. and certain shareholders of Speedware Corporation Inc.(20)
10.37	—	Form of Credit Agreement to be entered into among Activant Solutions Holdings Inc. and certain financial institutions as the Lenders**

Exhibit
Number		Description

10.38	—	Form of 2005 equity incentive plan to be adopted by Activant Solutions Holdings Inc.**
14.1	—	Activant Solutions Inc. Code of Ethics for Senior Financial Management(13)
21.1	—	Subsidiaries*
23.1	—	Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)**
23.2	—	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*
23.3	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm*
24.1	—	Power of Attorney for Activant Solutions Holdings Inc. (included on its signature page to this Registration Statement)*

*  Filed herewith.
** To be filed by amendment.
(1) Incorporated by reference to the Registration Statement on Form S-1 of Activant Solutions Inc. (File No. 333-49389) filed on April 3, 1998.
(2) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 1998.
(3) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended June 30, 1999.
(4) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 1999.
(5) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2000.
(6) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2001.
(7) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended June 30, 2001.
(8) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 2001.
(9) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2003.
(10) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated July 2, 2003.
(11) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated October 14, 2003.
(12) Incorporated by reference to Amendment No. 1 to Registration Statement on Form S-4 of Activant Solutions Inc. (File No. 333-108852) filed on October 16, 2003.
(13) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 2003.
(14) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004.
(15) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended June 30, 2003.
(16) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated March 30, 2005.
(17) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated February 1, 2005.
(18) Incorporated by reference to Activant Solutions Inc.’s Annual Report on Form 10-K for the year ended September 30, 2004.
(19) Incorporated by reference to Activant Solutions Inc.’s Quarterly Report on Form 10-Q for the three months ended June 30, 2004.
(20) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated January 24, 2005.
(21) Incorporated by reference to Activant Solutions Inc.’s Report on Form 8-K dated April 22, 2005.
(22) Incorporated by reference to Activant Solutions Inc.’s Report on Form 10-Q for the six months ended March 31, 2005.